UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
 ________________________________________

CELSIUS HOLDINGS, INC.
(Exact Name of Small Business Issuer in its Charter)

Nevada	2086	20-2745790
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

140 NE 4th Avenue, Suite C Delray Beach, FL 33483 (561) 276-2239 (Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)	Jan Norelid, CFO 140 NE 4th Avenue, Suite C Delray Beach, FL 33483 (561) 276-2239 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Roger L. Shaffer, Esq.
Baritz & Colman, LLP
1075 Broken Sound Parkway, NW, Suite 102
Boca Raton, Florida 33487
(561) 864-5100 (Telephone)
 (561) 864-5101 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ..|_|

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value	167,150,000	$0.39	$11,915,000	$664.86
Total	167,150,000	$0.39	$11.915.000	$664.86

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from share splits, shares dividends or similar events.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, for the maximum offering price per share, based on the closing price of $0.39 on the OTC Bulletin Board on October 8, 2009

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the aggregate offering price if all shares were converted and offered at their respective conversion price at the time of conversion.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ________, 2009

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

CELSIUS HOLDINGS, INC.

167,150,000 SHARES OF COMMON STOCK

This Prospectus relates to the sale of up to 167,150,000 shares of the common stock, par value $0.001 per share, of Celsius Holdings, Inc., of which  (a) 96,000,000 shares are issuable by the Company to CDS Ventures of South Florida, LLC, a Florida limited liability company (“CDS”) upon conversion of Series B Preferred Stock to be sold by CDS; (b) 65,000,000 shares are issuable by the Company to CDS upon conversion of convertible debt to be sold by CDS;  and (c) 6,150,000 shares are issuable by the Company to Lucille Santini (“Santini”) upon conversion of convertible debt to be sold by to be sold by Santini (CDS and Santini are each a “Selling Stockholder” and collectively referred to as the “Selling Stockholders”).

Please refer to “Selling Stockholders” beginning on page 14.

The shares are being registered to permit the Selling Stockholders to sell from time to time in the public market. The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive proceeds from the sale of our shares by the Selling Stockholders. We have agreed to pay the expenses of preparing this prospectus and the related registration expenses.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “CSUH”.  On October 8, 2009, the closing price as reported was $0.39.

We are a Nevada corporation incorporated on April 26, 2005.  Our principal executive offices are located at 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483, and our telephone number is (561) 276-2239.

Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:  ____________, 2008

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell those securities in any jurisdiction where the offer and sale is not permitted. The information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “we,” “us,” and “our” refer to Celsius Holdings, Inc., a Nevada corporation, and/or our wholly owned subsidiaries, Celsius Inc. and Celsius Netshipments, Inc., as the case may be.

Business

Celsius Holdings, Inc (the “Company”) is in the business of producing, distributing and marketing functional beverages. We are a Nevada corporation.  We operate in the United States through our wholly-owned subsidiaries, Celsius Inc. and Celsius Netshipments, Inc.  Celsius, Inc. acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007 (the “Merger Agreement”).  Celsius, Inc. is in the business of developing and marketing functional beverages in the functional beverage category of the beverage industry.  Celsius® was Elite’s first commercially available product. Celsius is a calorie burning beverage. Celsius is currently available in five sparkling flavors: cola, ginger ale, lemon/lime, orange and wild berry and two green teas with the flavor of peach/mango and raspberry/acai. We have also developed Celsius in powder form and sell the active ingredients in an On-the-go packet. Celsius Netshipments, Inc., incorporated in Florida on March 29, 2007, is in the business of selling Celsius, Inc.’s products via the internet.

We have suffered losses from operations, have a stockholders’ deficit, and have a negative working capital. Our auditors have raised substantial doubt that we will be able to continue as a going concern. The Company entered into separate financing agreements with CDS Ventures of South Florida, LLC, a Florida limited liability company (“CDS”) on December 12, 2008 and September 8, 2009, to provide additional funds needed for working capital and marketing expenses.

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 276-2239 and our website is http:// www.celsius.com. Through a link on our website we provide free access to our Code of Business Conduct and Ethics for our directors, officers and employees, available on our website, and we will post on our website any waivers of, or amendments to, such code of ethics.  We intend to make certain charters of the committees of our Board of Directors (the “Board”) available on our website in the future. Our website and the information contained therein or linked thereto do not constitute part of and are not incorporated by reference into this Prospectus.

The Offering

CDS, a Selling Stockholder under this Prospectus, is offering for sale up to 96,000,000 shares of our Common Stock hereto.  On December 12, 2008, we entered into a securities purchase agreement (the “Purchase Agreement”) with CDS.  Under the Purchase Agreement, CDS purchased 2,000 shares of Series B Preferred Stock (the “Preferred B Shares”), evidenced by a certificate of designation filed with the Nevada Secretary of State (the “Certificate of Designation”) and the right to purchase up to an additional 2,000 shares of Preferred B Shares (the “Additional Shares”), for an aggregate purchase price of $2,000,000 (two million dollars).  CDS exercised its right to purchase the Additional Shares and purchased 1,000 Preferred B Shares on April 7, 2009 and 1,000 Preferred B Shares on May 1, 2009, each for $1,000,000 (one million dollars). The aggregate purchase of 4,000 Preferred B shares had an aggregate purchase price of $4,000,000 (four million dollars) (“the Purchase Price”).  CDS has the right to convert the Preferred B Shares to Common Stock at any time. The conversion price is $0.05 (five cents) per share of common stock from the date on which the Certificate of Designation is effective with the Nevada Secretary of State until December 31, 2010.  Thereafter, the conversion price shall be the greater of (i) 90% of the Market Price on the conversion date and (ii) $0.05 (five cents) as appropriately adjusted for stock splits, stock dividends and similar events. Market price means the average of the ten daily volume weighted average prices for the 10 trading days immediately preceding the applicable date of determination.

CDS is also offering for sale up to 65,000,000 shares of our Common Stock hereto.  On September 8, 2009, we entered into a convertible loan agreement (the “Loan Agreement”) with CDS.  Under the Loan Agreement CDS will lend the Company up to $6,500,000 (six million five hundred thousand dollars), with disbursements to the Company limited as follows: (i) Two Million Dollars ($2,000,000) during the month of September 2009; (ii) Two Million Dollars ($2,000,000) during October 2009; Two Million Dollars ($2,000,000) during November 2009; and (iii) Five Hundred Thousand ($500,000) in December 2009. Provided, however, that no disbursement shall be made in an amount less than Five Hundred Thousand Dollars ($500,000). Any amounts not requested for disbursement in one calendar month can be carried over to a subsequent month and disbursed in addition to the maximum of such subsequent month.  The loan is due on September 8, 2012 and carries a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR. The loan can at any time be converted to shares of our Common Stock at the Conversion Price. The “Conversion Price” shall be: (A) from September 8, 2009 through and including December 31, 2011, equal to the lesser of (i) $0.40 per share, or (ii) the Market Price; or (B) after December 31, 2011 the greater of  (i) $0.40 per share, or (ii) the Market Price, as appropriately adjusted for in either case stock splits, stock dividends and similar events; provided that, the conversion price shall never be less than $0.10 (ten cents) regardless of the Market Price on the conversion date.

 Lucille Santini (“Santini”), a Selling Stockholder under this Prospectus, is offering for sale up to 6,150,000 shares of our Common Stock hereto.  On September 8, 2009, we entered into a convertible loan agreement (the “Refinance Agreement”) with Ms. Santini.  Under the Refinance Agreement the Company issued a convertible note for $615,000 and a cash payment of $3,699, in exchange for a note issued by the Company on July 19, 2009, with a principal amount of $620,885and accrued interest thereon. The loan is due on September 8, 2012 and carries a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR. The loan can at any time be converted to shares of our Common Stock at the Conversion Price. The “Conversion Price” shall be: (A) from September 8, 2009 through and including December 31, 2011, equal to the lesser of (i) $0.40 per share, or (ii) the Market Price; or (B) after December 31, 2011 the greater of  (i) $0.40 per share, or (ii) the Market Price, as appropriately adjusted for in either case stock splits, stock dividends and similar events; provided that, the conversion price shall never be less than $0.10 (ten cents) regardless of the Market Price on the conversion date.

In connection with the Purchase Agreement, Loan Agreement and Refinance Agreement, we entered into registration rights agreements with CDS and Santini. Pursuant to each registration rights agreement, we are obligated to file a registration statement with the SEC covering the shares of Common Stock underlying the Purchase Agreement, Loan Agreement and Refinance Agreement respectively.

Common Stock Offered	167,150,000 shares by the Selling Stockholders
Offering Price	Market price
Common Stock Currently Outstanding	152,615,242 shares as of October 2, 2009
Use of Proceeds	We will not receive any proceeds of the shares offered by the Selling Stockholders. See “Use of Proceeds”.
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.
Over-the-Counter Bulletin Board Symbol	CSUH.OB

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data from December 31, 2008 are derived from our audited financial statements included in the Company’s Annual Report on Form 10-K as filed with the SEC on March 9, 2009. The unaudited statement of operations and balance sheet data for the six months ended June 30, 2009 and 2008, was derived from our Quarterly Report on Form 10-Q.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)
STATEMENTS OF OPERATIONS
Revenue	$2,137,473	$1,533,491	$2,589,887	$1,644,780
Total Operating Expenses	3,479,020	2,441,748	5,676,695	4,155,197
Net Loss	(2,617,924)	(2,098,263)	(5,261,600)	(3,725,841)

	As of June 30, 2009	As of December 31, 2008	As of December 31, 2007
	(Unaudited)
BALANCE SHEETS DATA

Cash	$311,032	$1,040,633	$257,482
Total Assets	2,371,265	2,202,769	2,533,130
Total Liabilities	2,762,083	2,191,542	4,137,882
Stockholders’ (Deficiency) Equity	(390,818)	11,227	(1,604,752)

WHERE YOU CAN FIND US

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561)276-2239 and our website is http://www.celsius.com.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our Common Stock. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

The Company was incorporated in the State of Nevada on April 26, 2005 under the name “Vector Ventures Corp.” The Company changed its name to “Celsius Holdings, Inc.” on December 26, 2006. We are a holding company and carry on no operating business except through our direct wholly-owned subsidiaries, Celsius, Inc. and Celsius Netshipments, Inc. Celsius, Inc. was incorporated in Nevada on January 18, 2007, and merged with Elite on January 26, 2007, which was incorporated in Florida on April 22, 2004. Celsius Netshipments, Inc. was incorporated in Florida on March 29, 2007.

It is difficult to evaluate our business future and prospects as we are a young company with a limited operating history. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees.

We have yet to establish any history of profitable operations. We have continuously incurred operating losses from our inception. We have incurred an operating loss during the first six months ending June 30, 2009 of $2.6 million. As a result, at June 30, 2009 we had an accumulated deficit of $14.0 million. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our current product Celsius® and any future products we develop. No assurances can be given when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we may not be able to continue operations.

At June 30, 2009, we had a working capital deficit of $187,000. The independent auditor’s report for the year ended December 31, 2008, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern We have an operating cash flow deficit of $2.9 million for the six-month period ending June 30, 2009 and an operating cash flow deficit of $4.8 million and $2.6 million, for the twelve month periods ended December 31, 2008 and 2007, respectively. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

The sale of our Common Stock to Golden Gate Investors, LLC, CD Financial, LLC, CDS Ventures of South Florida, LLC and Lucille Santini may cause dilution and the sale of the shares of Common Stock acquired by Golden Gate Investors, LLC, CD Financial, LLC, CDS Ventures of South Florida, LLC or Lucille Santini could cause the price of our Common Stock to decline.

In connection with issuing a convertible debenture to Golden Gate Investors, LLC (“GGI”), we have issued 18.0 million shares to GGI between June 16, 2008 and May 21, 2009, as partial conversion of the debenture. If requested by GGI, we may have to issue approximately one million shares to GGI based on the current conversion price and outstanding amount of the debenture. We are not obligated to convert the debenture, if the price of our shares is below $0.20.

On June 10, 2008, the total amount of $750,000 in notes payable to CD Financial, LLC (“CDF”) was converted to 11,184,016 shares of Common Stock.

We have sold a total of 6,000 Preferred A and B shares to CDS Ventures of South Florida, LLC (“CDS”), and they have received a total of 92 shares in dividends. CDS can convert its Preferred A and B shares into a maximum of 106 million shares of Common Stock. CDS has the right to purchase an additional 1,000 Series A Preferred Shares, which may be converted into a maximum of 12.5 million shares of Common Stock.

On September 8, 2009, we entered into a convertible loan agreement (the “Loan Agreement”) with CDS.  In connection with such Loan Agreement, CDS can convert the note in to a maximum of 65,000,000 shares of Common Stock.

On September 8, 2009, we entered into we entered into a convertible loan agreement (the “Refinance Agreement 2”) with Lucille Santini.  In connection with such Refinance Agreement, Ms. Santini can convert the note into a maximum of 6,150,000 shares of Common Stock.

We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters, which could force us to discontinue operations.

We recorded net losses every quarter of operation since the Company’s inception. We had an accumulated deficit of $14.0 million as of June 30, 2009. We could incur net losses for the foreseeable future as we expand our business. We will need to generate additional revenue from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to increase revenue, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis and we could be forced to discontinue our operations.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

 Our success depends, in large part, on our ability to protect our current and future brands and products and to defend our intellectual property rights. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us. We believe that our competitors, many of whom are more established, and have greater financial and personnel resources than we do, may be able to replicate our processes, brands, flavors, or unique market segment products in a manner that could circumvent our protective safeguards. Therefore, we cannot give you any assurance that our confidential business information will remain proprietary.

We rely in part on wholesale distributors and in part on direct delivery to retailers for the success of our business, the loss or poor performance of which may materially and adversely affect our business.

We sell our products in part to wholesalers for resale to retail outlets, and also directly to retail outlets.  Retail outlets, also referred to as retailers; include grocery stores, convenience stores, nutritional and drug stores. The replacement or poor performance of the Company's major customers and or the Company's inability to collect accounts receivable from the Company's major customers could materially and adversely affect the Company's results of operations and financial condition. Distribution channels for beverage products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of the Company's products offer products which compete directly with the Company's products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of the Company's competitors. In the future, the Company's wholesalers and retailers may not continue to purchase the Company's products or provide the Company's products with adequate levels of promotional support.

We may incur material losses as a result of product recall and product liability.

 We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us, or a widespread product recall, could have a material adverse effect on our business, financial condition and results of operations. The government may adopt regulations that could increase our costs or our liabilities. The amount of the insurance we carry is limited, and that insurance is subject to certain exclusions and may or may not be adequate.

We may not be able to develop successful new products, which could impede our growth and cause us to sustain future losses.

Part of our strategy is to increase our sales through the development of new products. We cannot assure you that we will be able to develop, market, and distribute future products that will enjoy market acceptance. The failure to develop new products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition.

Our lack of product diversification and inability to timely introduce new or alternative products could cause us to cease operations.

Our business is centered on healthier functional beverages. The risks associated with focusing on a limited product line are substantial. If consumers do not accept our products or if there is a general decline in market demand for, or any significant decrease in, the consumption of nutritional beverages, we are not financially or operationally capable of introducing alternative products within a short time frame. As a result, such lack of acceptance or market demand decline could cause us to cease operations.

Our directors and executive officers beneficially own a substantial amount of our Common Stock, and therefore other stockholders will not be able to direct our Company.

The majority of our shares and the voting control of the Company is held by a relatively small group of stockholders, who are also our directors and executive officers. Accordingly, these persons, as a group, will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of Common Stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of the fiduciary duties of these directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We are dependent on our key executives, the loss of which may have a material adverse effect on our Company.

Our future success will depend substantially upon the abilities of, and personal relationships developed by, Stephen C. Haley, our Chief Executive Officer, President, Chairman of the Board and majority stockholder, Jan Norelid our Chief Financial Officer, and Mrs. Irina Lorenzi, our Innovations VP. The loss of Messrs. Haley, Norelid or Mrs. Lorenzi’s services could materially adversely affect our business and our prospects for the future. We do not have key person insurance on the lives of such individuals. Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel in the functional beverage industry is intense and we may not be able to retain our key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse affect upon our business, results of operations and financial condition.

Our Common Stock is deemed a low-priced "Penny" stock, therefore an investment in our Common Stock should be considered high risk and subject to marketability restrictions.

Since our Common Stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment. Until the trading price of the Common Stock rises above $5.00 per share, if ever, trading in our Common Stock is subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;

•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and,
•	In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell our Common Stock and may affect the ability of holders to sell their Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

The foregoing list is not exhaustive. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, the reader is cautioned not to place undue reliance on our forward-looking statements.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders.  In connection with the sale of Preferred B Shares pursuant to the Purchase Agreement with CDS, we received cash payments totaling $4,000,000.  All proceeds from CDS we received for sale of the Preferred B shares have been used for working capital and marketing expense.   As of the date of this Prospectus, we have we have borrowed $2,000,000 under the Loan Agreement and will be able to borrow additional $4,500,000 under the same Loan Agreement.  Proceeds from our borrowings under the Loan Agreement will be used for working capital and marketing expenses. The proceeds from the Refinance Agreement with Ms. Santini were received in 2004 and 2005.  We will not receive any proceeds from the sale of the common stock being offered by the Selling Shareholders under this prospectus.

DETERMINATION OF OFFERING PRICE

Each Selling Stockholder will determine at what price they may sell the offered shares, and such sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

THE CDS PREFERRED B SHARE TRANSACTION
General

On December 12, 2008, we entered into the Purchase Agreement with CDS. Pursuant to the Purchase Agreement we issued 2,000 Preferred B Shares, as well as a warrant to purchase additional 2,000 Preferred B Shares, for a cash payment of $2.0 million. The Preferred B Shares can be converted into Common Stock at any time. Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the Common Stock for the prior 10 trading days. Pursuant to the Purchase Agreement, we entered into a registration rights agreement under which we agreed to file a registration statement for the Common Stock issuable upon conversion of Preferred B Shares. The Preferred B Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred B Shares. We issued 11 Preferred B Shares in dividends during the first quarter of 2009. The Preferred B Shares mature on December 31, 2013 and are only redeemable in shares of our Common Stock. The full agreement can be reviewed in the Company’s Form 8-K filed with the SEC on December 17, 2008.

On March 31, 2009, CDS exercised its right to purchase additional 2,000 Preferred B Shares and executed a subscription agreement for $2.0 million. The monies for the subscription were paid on April 7 and May 1, 2009.

Certain covenants of the Preferred B Shares restrict the Company from entering into additional debt arrangements or permitting liens to be filed against the Company’s assets, without approval from the holder of the Preferred B Shares. There is a mandatory redemption in cash, if the Company breaches certain covenants of the agreements. The holders have liquidation preference in case of the Company’s liquidation. The Company can at any time on or after January 1, 2011, redeem the Preferred B Shares, by paying in cash 104% of the aggregate liquidation preference. The early redemption can only take place after a sixty day notice period, during which period CDS can convert the Preferred Stock for Common Stock using the then applicable conversion price.

The Company has the intention to fulfill the transaction as it has sufficient shares available to issue all the necessary shares for this transaction.

Valuation of the Preferred Stock:

Date	Series A	Underlying	Market price	Total market
	Preferred Stock	common stock	on such date	value
December 12, 2008	2,000	40,000,000	$ 0.04	$ 1,600,000
April 7, 2009	1,000	20,000,000	$ 0.13	$ 1,300,000
May 1, 2009	1,000	20,000,000	$ 0.13	$ 1,300,000

Payments made or potentially required to be made to the Selling Stockholders in connection with the CDS Preferred B Shares Transaction:

Type of payment	Total Payments made	Total Potential Payments
Interest payments	$0	$0
Finder’s fee or commissions	$0	$0
Potential Dividends 1)	$8,800	$1,562,108
Potential Liquidated damages 2)	$0	not possible to estimate

Net proceeds from the sale of Preferred Stock and total Potential Payments to be made in the first year following the sale of the Preferred Stock

Net proceeds from the sale of Preferred Stock received	$4,000,000
Finder’s fee or commissions	$0
Potential Dividends 1)	$320,000
Potential Liquidated damages 2)	$200,000

1)
Annual dividends of 10% are payable in additional Preferred B Shares. The actual dividends value is calculated based on the closing price of the Common Stock on March 12, 2009 when the dividend shares were issued and the potential dividends are estimated for the period from the date of the CDS Preferred B Shares Transaction until maturity, a potential amount of dividend shares of 1,953 Preferred B Shares, converted at $0.05 and with a market price of $0.04.

2)
If the registration statement has not been declared effective by the SEC 180 days after the first filing date, then for every pro-rated 30 day period thereafter the Company is required to pay liquidated damages in the amount of one percent of the purchase price of the Preferred B Shares, until the registration statement has been declared effective, or until the registrable shares are freely saleable. The registrations rights agreement in executed connection with the Purchase Agreement was amended on October 1, 2009 to change the required filing date to the same filing date set forth in the registration rights agreement executed in connection with the Loan Agreement.

Total possible profit the Selling Shareholders could realize as a result of the conversion discount for the securities underlying the Preferred Stock:

	12/8/2008	4/7/2009	5/1/2009	Total
Market price of the Company’s Common Stock
on the date of the CDS Preferred B Shares Transaction	$0.04	$0.13	$0.13
Lowest possible conversion price	$0.05	$0.05	$0.05
Maximum possible underlying shares	40,000,000	20,000,000	20,000,000	80,000,000
Purchase price for Series A Preferred Stock	$2,000,000	$1,000,000	$1,000,000	$4,000,000
Market price for underlying shares	$1,600,000	$1,300,000	$1,300,000	$4,200,000
Total possible (premium) discount to market price	$(400,000)	$300,000	$300,000	$200,000

Total possible profit the Selling Shareholders could realize as a result of the conversion discount for the securities underlying the Warrants issued in connection with the first CDS Preferred B Shares Transaction:

Market price of the Company’s Common Stock on the date of the first CDS Preferred B Shares Transaction	$0.04
Lowest possible conversion price 1)	$0.05
Maximum possible underlying shares	40,000,000
Market price for underlying shares	$1,600,000
Total possible premium to market price	$(400,000)

1)
Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the common stock for the prior 10 trading days.

The cost of financing can be shown as follows:
	Initial investment of Preferred Stock	Initial investment of Preferred Stock and exercise of Warrants
Gross proceeds paid	$2,000,000	$2,000,000
Exercise of warrant	-	4,000,000
All required payments by issuer	0	0
Resulting net proceeds	$2,000,000	$4,000,000
Combined possible (loss)/profit as a result of conversion discounts related to the Preferred and Warrant based on market price on day of purchase	$(400,000)	$200,000
Potential future dividends	$809,966	$1,562,108
Total of discount and dividends	$409,966	$1,762,108
Total of discount and dividends as a % of net proceeds	20.5%	44.1%
Average discount and dividends over the term of the convertible securities	4.1%	8.8%

THE CDS LOAN TRANSACTION

General

On September 8, 2009, we entered into a convertible loan agreement (the “Loan Agreement”) with CDS.  Under the Loan Agreement CDS will lend the Company up to $6,500,000 (six million five hundred thousand dollars), with disbursements to the Company limited as follows: (i) Two Million Dollars ($2,000,000) during the month of September 2009; (ii) Two Million Dollars ($2,000,000) during October 2009; Two Million Dollars ($2,000,000) during November 2009; and (iii) Five Hundred Thousand ($500,000) in December 2009. Provided, however, that no disbursement shall be made in an amount less than Five Hundred Thousand Dollars ($500,000). Any amounts not requested for disbursement in one calendar month can be carried over to a subsequent month and disbursed in addition to the maximum of such subsequent month.  The loan is due on September 8, 2012 and carries a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR (the “Note Rate”). Commencing on September 8, 2010 and continuing each three (3)-month period hereafter, we will make payments of all accrued but unpaid interest only on the unpaid principal amount at the Note Rate. The loan can at any time be converted to shares of our Common Stock at the Conversion Price. The “Conversion Price” shall be: (A) from September 8, 2009 through and including December 31, 2011, equal to the lesser of (i) $0.40 per share, or (ii) the Market Price; or (B) after December 31, 2011 the greater of  (i) $0.40 per share, or (ii) the Market Price, as appropriately adjusted for in either case stock splits, stock dividends and similar events; provided that, the conversion price shall never be less than $0.10 (ten cents) regardless of the Market Price on the conversion date. Maximum number of shares to be issued based on the lowest Conversion Price possible is 65,000,000 Common Stock.

Payments made or potentially required to be made to the Selling Stockholders in connection with the CDS Loan Transaction:

Type of payment	Total Payments made	Total Potential Payments
Interest payments	$0	$642,799
Finder’s fee or commissions	$0	$0
Potential Dividends 1)	$0	$0
Potential Liquidated damages 2)	$0	not possible to estimate

Net proceeds from the Loan Transaction and total Potential Payments to be made in the first year following the full disbursement of the $6.5 million loan.

Net proceeds from the sale of Preferred Stock received	$6,500,000
Finder’s fee or commissions	$0
Potential Interest 1)	$214,266
Potential Liquidated damages 2)	$325,000

1)
Interest payable on the note is a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR (the “Note Rate”). The one month LIBOR on September 8, 2009 was 0.025125%.

2)
If the registration statement has not been declared effective by the SEC 180 days after the first filing date, then for every pro-rated 30 day period thereafter the Company is required to pay liquidated damages in the amount of one percent of the purchase price of the note, until the registration statement has been declared effective, or until the registrable shares are freely saleable.

Total possible profit the Selling Shareholders could realize as a result of the conversion discount for the convertible loan:

9/8/2009
Market price of the Company’s Common Stock on September 8, 2009	$0.52
Conversion Price based on the Market price on September 8, 2009	$0.40
Total underlying shares based on Conversion Price on September 8, 2009	16,250,000
Maximum loan amount	$6,500,000
Market price for underlying shares	$8,450,000
Total possible discount to market price	$1,950,000

The cost of financing can be shown as follows:
Total loan
Total loan to be disbursed	$6,500,000
All required payments by issuer	0
Resulting net proceeds	$6,500,000
Combined possible profit as a result of conversion discounts related to the Conversion Price based on market price on day of purchase	$1,950,000
Potential future interest payment	$642,799
Total of discount and interest	$2,542,799
Total of discount and interest as a % of net proceeds	13.3%
Average discount and interest over the term of the convertible securities	8.8%

Effect of Performance of the Purchase Agreement and Loan Agreement on Our Stockholders

The maximum number of Common Stock to be issued pursuant to the Purchase Agreement and Loan Agreement to CDS is 141,500,000. This number of Common Stock is being registered in this offering and is expected to be freely tradable.  The sale by CDS of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile.

Registration Rights Agreements

In connection with the Purchase Agreement and the Loan Agreement, we entered into separate registration rights agreements with CDS pursuant to which we were obligated to file a registration statement with the SEC covering 120% of the shares of Common Stock underlying the Purchase Agreement and the maximum amount of shares of Common stock issuable under the Loan Agreement, 65,000,000. In addition, we are obligated to use our best efforts to have the registration statement or amendment declared effective by the SEC at the earliest possible date and reasonable best efforts to keep the registration statement effective until the all such shares held by CDS are freely saleable pursuant to Rule 144(k) of the Securities Act of 1933, as amended. The registrations rights agreement executed in connection to the Purchase Agreement was amended on October 1, 2009 to change the required filing date to the same filing date set forth in the registration rights agreement executed in connection with the Loan Agreement.

Prior transactions with CDS or affiliates of CDS

We issued to CD Financial, LLC (“CDF”) a convertible note for $250,000 on December 18, 2007, and an additional note on April 4, 2008 for $500,000. Both notes were converted into a total of 11,184,016 shares of the Company’s Common Stock on June 10, 2008. The conversion price was equal to the 75% of the average of volume weighted average prices of the Common Stock during the 5 trading days prior to conversion.

Date of transaction	6/10/2008
Number of common stock outstanding on 6/10/2008	120,575,558
Shares owned by non-affiliated owners on 6/10/2008	72,424,666
Number of shares issued to CD Financial	11,184,016
Number of issued shares in % of shares owned by non-affiliated persons or the selling shareholders	15.4%
Market price per share on June 9, 2006	$0.109

We sold to CDS 2,000 Series A Preferred Stock (“Preferred A Shares”) on August 8, 2008 and a warrant to purchase 1,000 additional shares for a price of $1,000 per share, for $1,500,000 in cash and the cancellation of a note for $500,000 issued to CDF. Until December 31, 2010, the conversion price is $0.08, after which the conversion price is the greater of $0.08 or 90% of the volume weighted average price of the common stock for the prior 10 trading days.

Date of transaction	8/8/2008
Number of common stock outstanding on 8/8/2008	135,304,392
Shares owned by non-affiliated owners on 8/8/2008	75,970,034
Number of potential shares to be issued to CDS, excluding dividends in form of additional Preferred A Shares	37,500,000
Number of potentially issued shares in % of shares owned by non-affiliated persons or the selling shareholders	33.0%
Market price per share on August 7, 2008	$0.10

Non-affiliated owners and previously registered shares by the Selling Shareholders on the date of the transaction, and total number of shares to be registered in this transaction

Date of transaction	9/8/2009
Shares owned by non-affiliated owners	93,139,568
Number of shares registered for resale by the selling shareholders or affiliates in prior registration statements	42,434,016
Number of shares registered for resale by the selling shareholders or affiliates continued to be held 1)	37,196,516
Number of shares sold in registered for resale transactions by the selling shareholders or affiliates	0
Number of shares registered for resale on behalf of the selling shareholders in the current transaction	161,000,000

1)	The number of shares consists of 11,184,016 of Common Stock held and 2,081 Preferred A Shares held, which are convertible into a maximum of 26,012,500 shares of Common Stock.

Board representation

CDS can nominate two representatives to join the Company’s board of directors.

THE SANTINI LOAN TRANSACTION
General

On September 8, 2009, we entered into a convertible loan agreement (the “Refinance Agreement”) with Lucille Santini.  We received advances from Santini at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The advances carried interest at a rate variable with the prime rate.  In July, 2008, the debt was refinanced, with interest at prime rate flat and monthly amortization of $5,000. A balloon payment of approximately $606,000 was due in January 2010. In July, 2009, the debt was refinanced again, with interest at prime rate flat and monthly amortization of $11,500. A balloon payment of approximately $451,600 was due in January 2011. This note together with a cash payment of $3,699 was exchanged for a new note due on September 8, 2012. This note carries a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR (the “Note Rate”). Commencing on September 8, 2010 and continuing each three (3)-month period hereafter, we will make payments of all accrued but unpaid interest only on the unpaid principal amount at the Note Rate. The loan can at any time be converted to shares of our Common Stock at the Conversion Price. The “Conversion Price” shall be: (A) from September 8, 2009 through and including December 31, 2011, equal to the lesser of (i) $0.40 per share, or (ii) the Market Price; or (B) after December 31, 2011 the greater of  (i) $0.40 per share, or (ii) the Market Price, as appropriately adjusted for in either case stock splits, stock dividends and similar events; provided that, the conversion price shall never be less than $0.10 (ten cents) regardless of the Market Price on the conversion date. Maximum number of shares to be issued based on the lowest Conversion Price possible is 6,150,000 Common Stock.

Payments made or potentially required to be made to the Selling Stockholders in connection with the Santini Loan Transaction:

Type of payment	Total Payments made	Total Potential Payments
Interest payments	$0	$60,819
Finder’s fee or commissions	$0	$0
Potential Dividends 1)	$0	$0
Potential Liquidated damages 2)	$0	not possible to estimate

Net proceeds from the Santini Loan Transaction and total Potential Payments to be made in the first year following the restructure of the prior note due to Santini

Amount refinanced	$615,000
Finder’s fee or commissions	$0
Potential Interest 1)	$20,273
Potential Liquidated damages 2)	$30,750

1)
Interest payable on the note is a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR (the “Note Rate”). The one month LIBOR on September 8, 2009 was 0.025125%.

2)
If the registration statement has not been declared effective by the SEC 180 days after the first filing date, then for every pro-rated 30 day period thereafter the Company is required to pay liquidated damages in the amount of one percent of the purchase price of the note, until the registration statement has been declared effective, or until the registrable shares are freely saleable.

Total possible profit the Selling Shareholders could realize as a result of the conversion discount for the convertible loan:

9/8/2009
Market price of the Company’s Common Stock on September 8, 2009	$0.52
Conversion Price based on the Market price on September 8, 2009	$0.40
Total underlying shares based on Conversion Price on September 8, 2009	1,537,500
Loan amount	$615,000
Market price for underlying shares	$799,500
Total possible discount to market price	$184,500

The cost of financing can be shown as follows:
Total loan
Total loan to be disbursed	$615,000
All required payments by issuer	0
Resulting net proceeds	$615,000
Combined possible profit as a result of conversion discounts related to the Conversion Price based on market price on day of purchase	$184,500
Potential future interest payment	$60,819
Total of discount and interest	$245,319
Total of discount and interest as a % of net proceeds	39.9%
Average discount and interest over the term of the convertible securities	13.3%

Effect of Performance of the Santini Loan Agreement on Our Stockholders

The maximum number of Common Stock to be issued to Santini pursuant to the Refinance Agreement is 6,150,000. This number of Common Stock is being registered in this offering and is expected to be freely tradable.  The sale by Santini of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile.

Registration Rights Agreement

In connection with the Refinance Agreement, we entered into a registration rights agreement with Santini pursuant to which we were obligated to file a registration statement with the SEC covering the shares of Common Stock underlying the Refinance Agreement. In addition, we are obligated to use our best efforts to have the registration statement or amendment declared effective by the SEC at the earliest possible date and reasonable best efforts to keep the registration statement effective until the all such shares held by Santini are freely saleable pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

Prior transactions with Santini

We issued to Santini during 2004 and 2005 26,744,926 of Common Stock for cash payments totaling $400,000. Santini was a founder of our Company.

Non-affiliated owners and previously registered shares by the Selling Shareholders on the date of the transaction, and total number of shares to be registered in this transaction

Date of transaction	9/8/2009
Shares owned by non-affiliated owners	93,139,568
Number of shares registered for resale by the selling shareholders or affiliates in prior registration statements, excluding dividends in form of additional Preferred A Shares	0
Number of shares registered for resale by the selling shareholders or affiliates continued to be held	0
Number of shares sold in registered for resale transactions by the selling shareholders or affiliates	0
Number of shares registered for resale on behalf of the selling shareholders in the current transaction	6,150,000

SELLING SHAREHOLDERS

Beneficial ownership

The following table presents information regarding our Selling Stockholders who intend to sell up to 167,150,000 shares of our Common Stock.  A description Selling Stockholders’ relationship to the Company and how the Selling Stockholders acquired or will acquire shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholders	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares To Be Sold In The Offering	Percentage of Outstanding Shares Beneficially Owned After The Offering

CDS Ventures of South Florida, LLC	111,232,500	(2)	42.2%	85,220,000	14.1%
Lucille Santini	19,682,426	(3)	12.8%	1,537,500	11.8%
Totals:	142,098,942		53.5%	86,757,500	20.9%

(1) Applicable percentage of ownership is based on 152,615,242 shares of our Common Stock outstanding as of October 2, 2009, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of October 2, 2009 for the Selling Stockholders.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Note that affiliates are subject to Rule 144 and insider trading regulations, percentage computation is for form purposes only.

 (2) CDS ownership consists as of the date hereof of 2,081 Preferred A Shares that can be converted into 26,012,500 shares of Common Stock, 4,011 Preferred B Shares that can be converted into 80,220,000 shares of Common Stock and $2,000,000 of convertible debt outstanding under the Loan Agreement that can be converted into 5,000,000 shares of Common Stock at the current Conversion Price of $0.40 per share of Common Stock.

The Preferred B Shares accrue dividend of 10 percent per annum. Pursuant to the Purchase Agreement, the Company is registering additional 20% of the 80 million Common Stock issuable upon conversion of the Preferred B Shares, to account for future possible dividend shares of Preferred B Shares. We have included in this table as shares to be sold in the offering only actual dividends issued as of the date hereof.

 (3) Santini ownership consists of 18,144,926 shares of Common Stock held, and a convertible note of $615,000 which is convertible into a maximum of 6,150,000 shares of Common Stock.  We have in the table above included 1,537,500, which is the amount of shares the full amount of the loan would be convertible into at the current Conversion Price of $0.40 per share of Common Stock.

The number of shares to be registered is calculated as follows:

CDS Ventures of South Florida, LLC	Underlying shares to Preferred B Shares	80,000,000
CDS Ventures of South Florida, LLC	Underlying shares to dividend shares	16,000,000
CDS Ventures of South Florida, LLC	Underlying shares to Loan Agreement	65,000,000
Lucille Santini	Underlying shares to Refinance Agreement	6,150,000
Totals:		167,150,000

The following information contains a description of the Selling Stockholders’ relationship to us and how the Selling Stockholders acquired the shares to be sold in this offering is detailed below. None of the Selling Stockholders have held a position or office, or had any other material relationship, with us, except as follows:

CDS Ventures of South Florida, LLC.   On December 12, 2008, we entered into the Purchase Agreement with CDS. Pursuant to the Purchase Agreement we issued 2,000 Preferred B Shares, as well as a warrant to purchase additional 2,000 Preferred B Shares, for a cash payment of $2.0 million. The Preferred B Shares issued under the Purchase Agreement can be converted into our common stock at any time. Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. Pursuant to the Purchase Agreement, we entered into a registration rights agreement under which we agreed to file a registration statement for the common stock issuable upon conversion of Preferred B Shares. The Preferred B Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred B Shares. We issued 11 Preferred B Shares in dividends during the first quarter of 2009. The Preferred B Shares mature on December 31, 2013 and are only redeemable in shares of our Common Stock. The full agreement can be reviewed in the Company’s Form 8-K filed with the SEC on December 17, 2008.

On March 31, 2009, CDS exercised its right to purchase additional 2,000 Preferred B Shares and executed a subscription agreement for $2.0 million. The monies for the subscription were paid on April 7 and May 1, 2009.

On September 8, 2009, we entered into the Loan Agreement with CDS.  Under the Loan Agreement CDS will lend the Company up to $6,500,000 (six million five hundred thousand dollars), with disbursements to the Company limited as follows: (i) Two Million Dollars ($2,000,000) during the month of September 2009; (ii) Two Million Dollars ($2,000,000) during October 2009; Two Million Dollars ($2,000,000) during November 2009; and (iii) Five Hundred Thousand ($500,000) in December 2009. Provided, however, that no disbursement shall be made in an amount less than Five Hundred Thousand Dollars ($500,000). Any amounts not requested for disbursement in one calendar month can be carried over to a subsequent month and disbursed in addition to the maximum of such subsequent month.  The loan is due on September 8, 2012 and carries a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR (the “Note Rate”). Commencing on September 8, 2010 and continuing each three (3)-month period hereafter, we will make payments of all accrued but unpaid interest only on the unpaid principal amount at the Note Rate. The loan can at any time be converted to shares of our Common Stock at the Conversion Price. The “Conversion Price” shall be: (A) from September 8, 2009 through and including December 31, 2011, equal to the lesser of (i) $0.40 per share, or (ii) the Market Price; or (B) after December 31, 2011 the greater of  (i) $0.40 per share, or (ii) the Market Price, as appropriately adjusted for in either case stock splits, stock dividends and similar events; provided that, the conversion price shall never be less than $0.10 (ten cents) regardless of the Market Price on the conversion date. Maximum number of shares to be issued based on the lowest Conversion Price possible is 65,000,000 Common Stock.

Mr. Carl DeSantis, one of the principals of CDS, is deemed to be beneficial owners of 98 percent of the shares of Common Stock owned by CDS.  Messrs. Carl DeSantis and William Milmoe have shared voting and disposition power over the shares being offered under this Prospectus.  See the Section herein entitled “The CDS Preferred B Shares Transaction” for more information on the Purchase Agreement and on the Selling Stockholders.

Mr. Carl DeSantis, the principal of CDF, is deemed to be beneficial owners of all of the shares of Common Stock owned by CDF.  Messrs. Carl DeSantis and William Milmoe have shared voting and disposition power over the shares being offered under this Prospectus.

On August 31, 2009, we entered into a lease agreement with CDR Plaza, Ltd, a company controlled by Mr. DeSantis, for office space. It is a 6 month lease with monthly payments $4,000.

Lucille Santini.  On September 8, 2009, we entered into a refinance agreement with Lucille Santini (the “Refinance Agreement”).  We received advances from Santini at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The advances carried interest at a rate variable with the prime rate.  In July, 2008, the debt was refinanced, with interest at prime rate flat and monthly amortization of $5,000. A balloon payment of approximately $606,000 was due in January 2010. In July, 2009, the debt was refinanced again, with interest at prime rate flat and monthly amortization of $11,500. A balloon payment of approximately $451,600 was due in January 2011. This note together with a cash payment of $3,699 was exchanged for a new note due on September 8, 2012. This note carries a variable interest rate equal to three hundred (300) basis points over the one (1) month LIBOR (the “Note Rate”). Commencing on September 8, 2010 and continuing each three (3)-month period hereafter, we will make payments of all accrued but unpaid interest only on the unpaid principal amount at the Note Rate. The loan can at any time be converted to shares of our Common Stock at the Conversion Price. The “Conversion Price” shall be: (A) from September 8, 2009 through and including December 31, 2011, equal to the lesser of (i) $0.40 per share, or (ii) the Market Price; or (B) after December 31, 2011 the greater of  (i) $0.40 per share, or (ii) the Market Price, as appropriately adjusted for in either case stock splits, stock dividends and similar events; provided that, the conversion price shall never be less than $0.10 (ten cents) regardless of the Market Price on the conversion date. Maximum number of shares to be issued based on the lowest Conversion Price possible is 6,150,000 Common Stock.

According to information from the Selling Shareholders, neither they nor any affiliate of the Selling Stockholders currently have, or in the past have had, a short position in the Common Stock of the Company.

Prior and Future Relationships with the Selling Shareholders

In the past three years, the Company, or its predecessors, has not had any prior relationships or arrangements with the Selling Stockholders or any of their affiliates or any person with whom any selling shareholder has a contractual relationship or any predecessors of those persons, except as previously disclosed in this prospectus.  There are no relationships or arrangements to be performed in the future between the Company and the Selling Shareholders or any of their affiliates or any person with whom any selling shareholder has a contractual relationship regarding the CDS Preferred B Shares Transaction other than those related to the CDS Preferred B Shares Transaction as disclosed in this prospectus.

PLAN OF DISTRIBUTION
Resales by Selling Stockholders

We are registering the resale of the shares on behalf of the Selling Stockholders. The Selling Stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

The term “Selling Stockholders” includes donees, i.e., persons who receive shares from a Selling Stockholder after the date of this prospectus by gift. The term also includes pledgee, i.e., persons who, upon contractual default by a Selling Stockholder, may seize shares which such Selling Stockholder pledged to such person. If a Selling Stockholder notifies us that a donee or pledge intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

We will pay all costs, expenses, and fees in connection with the registration of the shares. The Selling Stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of sale transactions

The Selling Stockholders may sell the shares in one or more types of transactions (which may include block transactions):

•	in the over-the-counter market, when our common stock is quoted on the Over-The Counter Bulletin Board;

•	in negotiated transactions;

•	through put or call option transactions;

•	through short sales; or

•	any combination of such methods of sale.

The Selling Stockholders may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have informed us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sale of the shares. The Selling Stockholders have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through broker-dealers

The Selling Stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Any such broker-dealer may act either as an agent of a Selling Stockholder, or as a principal for the broker-dealer’s own account. Any such broker-dealer may receive compensation in the form of discounts, concessions, or commissions from a Selling Stockholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed underwriting compensation

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus delivery requirements

Because they may be deemed underwriters, any Selling Stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

State requirements

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales under Rule 144

The Selling Stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act. To do so, the Selling Stockholders must meet the criteria and conform to the requirements of Rule 144 currently in effect.

Distribution arrangements with broker-dealers

If a Selling Stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

•	a block trade;

•	special offering;

•	exchange distribution or secondary distribution; or

•	a purchase by a broker or dealer,

we will then file, if required, a post-effective amendment to this prospectus.

The post-effective amendment will disclose:

•	the name of the Selling Stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the price at which such shares were sold;
•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
•	that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and
•	any other facts material to the transaction.

The Securities and Exchange Commission may deem the Selling Stockholder and any underwriters, broker-dealers or agents that participate in the distribution of the common shares to be “underwriters” within the meaning of the Securities Act. The Securities and Exchange Commission may deem any profits on the resale of our common shares and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder has purchased the common shares in the ordinary course of its business, and at the time the Selling Stockholder purchased the common shares, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

Under the Securities Exchange Act of 1934, any person engaged in the distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for five business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common shares by the selling stockholder or any such other person.

 This offering will terminate on the date that all shares offered by this Prospectus have been sold by the Selling Stockholders.

 DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock at a par value of $0.001 per share and 50,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

 Common Stock

As of October 2, 2009, there were 152,615,242 shares of the Company’s Common Stock are issued and outstanding and held by approximately 8,500 stockholders. The prospectus relates to the sale of 167,150,000 shares of our Common Stock.

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

The Company is authorized to issue up to 50,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). Dividends on the Preferred Stock may be declared from time to time by the Board. The Preferred Shares are entitled to a preference over holders of the Company’s Common Stock equal to the par value of the shares of Preferred Stock held, plus any unpaid dividends declared. As of October 2, 2009, 2,081 Preferred A Shares had been issued and 4,011Preferred B Shares, each with a face value of $1,000.

Each share of Preferred A and B Shares has the same voting rights as the shares of Common Stock into which it may be converted determined in accordance with the conversion price then in effect.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

The Preferred A and B Shares accrue dividends on the stated share value at an annual rate of ten percent.  Dividends on the Preferred A and B shares are payable annually on the last business day of each fiscal year of the Company in additional shares of Preferred A and B Shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Baritz & Colman LLP, no expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements for the years ended December 31, 2008 and 2007, consisting of our balance sheets as of December 31, 2008 and 2007, statements of operations, statements of changes in stockholders’ deficit and statements of cash flows for the years ended December 31, 2008 and 2007, included in this Prospectus and the registration statement have been audited by Sherb & Co., LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

 ORGANIZATION WITHIN LAST FIVE YEARS

Celsius Holdings, Inc. (f/k/a Vector Ventures Corp.) (the “Company”) was incorporated under the laws of the State of Nevada on April 26, 2005. The Company was formed to engage in the acquisition, exploration and development of natural resource properties. On December 26, 2006 the Company amended its Articles of Incorporation to change its name from Vector Ventures Corp. as well as increase the authorized shares to 350 million, $0.001 par value common shares and 50 million, $0.001 par value preferred shares.

Celsius Holdings, Inc. operates in United States through its wholly-owned subsidiaries, Celsius Inc., which acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007, and Celsius Netshipments, Inc. Celsius, Inc. was incorporated in Nevada on January 18, 2007, and merged with Elite FX, Inc. (“Elite”) on January 26, 2007 (the “Merger”), which was incorporated in Florida on April 22, 2004. Celsius, Inc. is in the business of developing and marketing healthier beverages in the functional beverage category of the beverage industry. Celsius was Elite’s first commercially available product. Celsius is a beverage that burns calories. Celsius is currently available in five sparkling flavors: cola, ginger ale, lemon/lime, orange and wild berry, and two non-carbonated green teas: peach/mango and raspberry/acai. Celsius is also available in powder form in On-the-go packets. Celsius Netshipments, Inc., incorporated in Florida on March 29, 2007, distributes the Celsius beverage via the internet.

Prior to January 26, 2007, the Company was in the exploration stage with its activities limited to capital formation, organization, development of its business plan and acquisition of mining claims. On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation (“Elite”), and Steve Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued 70,912,246 shares of its common stock to the stockholders of Elite, including 1,337,246 shares of common stock issued as compensation, as full consideration for the shares of Elite;

•	warrants to Investa Capital Partners Inc. to purchase 3,557,812 shares of common stock of the Company for $500,000, the warrants were exercised in February 2007;
•	1,391,500 shares of its common stock as partial consideration of termination of a consulting agreement and assignment of certain trademark rights to the name “Celsius”;
•	options to purchase 10,647,025 shares of common stock of the Company in substitution for the options currently outstanding in Elite;
•
1,300,000 shares of its common stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company.

Celsius Holdings, Inc’s majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of common stock of the Company held by him shortly after the close of the Merger Agreement.

As a result of the Merger Agreement, Mr. Kostovski resigned as chief executive officer, chief financial officer, president, secretary, and treasurer of the Company and appointed Mr. Stephen C. Haley as Chief Executive Officer, President, and Chairman of the Board and Mr. Jan Norelid, Mr. Richard McGee and Ms. Janice Haley was appointed Chief Financial Officer, Chief Operating Officer, and Vice President of Marketing of the Company, respectively, effective as of the closing of the Merger, January 26, 2007.

Mr. Kostovski also resigned as a director of the Company and appointed Messrs. Stephen C. Haley, Jan Norelid, James Cast, and Greg Horn as the new directors of the Company.

For financial accounting purposes, the Merger was treated as a recapitalization of Celsius Holdings, Inc with the former stockholders of Celsius Holdings, Inc retaining approximately 24.6% of the outstanding stock. This transaction has been accounted for as a reverse acquisition and accordingly the transaction has been treated as a recapitalization of Elite, with Elite as the accounting acquirer. The historical financial statements are a continuation of the financial statements of the accounting acquirer, and any difference of the capital structure of the merged entity as compared to the accounting acquirer’s historical capital structure is due to the recapitalization of the acquired entity.

After the merger with Elite FX the Company changed its business to become a manufacturer of beverages. The calorie burning beverage Celsius® is the first brand of the Company.

On February 9, 2007 Investa Capital Corp. exercised its warrants to purchase 3,557,812 shares of Common Stock for an aggregate consideration of $500,000 in cash.

DESCRIPTION OF BUSINESS

Formation

The Company was incorporated in the State of Nevada on April 26, 2005 under the name “Vector Ventures Corp.” The Company changed its name to “Celsius Holdings, Inc.” on December 26, 2006.

On December 26, 2006, the Company completed a 4 for 1 forward split of its issued and outstanding share capital.

We are a holding company and carry on no operating business except through our direct wholly owned subsidiaries, Celsius, Inc. and Celsius Netshipments, Inc. Celsius, Inc. was incorporated in Nevada on January 18, 2007, and merged with Elite on January 26, 2007, which was incorporated in Florida on April 22, 2004.  Celsius Netshipments, Inc was incorporated in Florida on March 29, 2007. We expect Celsius and Celsius Netshipments will generate substantially all of our operating revenue and expenses.

The Company has not been involved in any bankruptcy, receivership or similar proceeding nor has there been any material reclassification or merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of business.

Historical Information

The Company was formed as an exploration stage company, meaning we were formed to engage in the search for mineral deposits (reserves) which are not in either the development or production stage.  We issued 2,000,000 units (8,000,000 post split units) to thirty-five (35) unrelated Stockholders for cash valued at $0.05 per unit pursuant to our SB-2 offering which closed on March 30, 2006. Each unit consisted of four shares and eight (8) share purchase warrants after taking into account the forward split of the Company completed on December 26, 2006. Each share purchase warrant is valid for a period of two years from the date of the Prospectus, expiring on January 20, 2008 and is exercisable at a price of $0.025 per share taking into account the forward split.  All warrants issued have since been exercised as of January 26, 2007.

Once we obtained funding under our March 30, 2006 SB-2 offering we began Phase I exploration on our one property in the Company's portfolio, the One Gun Project, consisting of 9 unit mineral claims having a total surface area of approximately 473 acres. On October 23, 2006 we received the results of the initial campaign and though these were generally poor, the Dollar Ext Zone was located and good geological information was gained.

Given there was a strong  possibility that the One Gun Project claims do not contain any reserves we began to look at other potential mineral properties to explore or other possible business opportunities.  The Company began seriously looking at other opportunities in the fall of 2006 which resulted in us arranging capital through a loan to make a bridge loan to Elite in November 2006.

On January 24, 2006, we entered into the Merger Agreement and plan of reorganization with Celsius, Inc, Elite and Stephen C. Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite pursuant to which Elite was merged into Celsius, Inc. and became a wholly-owned subsidiary of the Company on January 26, 2007.

As of closing the Merger Agreement, we have changed our business to the business of Elite and have ceased to be an exploration stage company.

Current Business of our Company

We operate in the United States through our wholly-owned subsidiaries, Celsius Inc., which acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007, and Celsius Netshipments, Inc. Celsius, Inc. is in the business of developing and marketing healthier functional beverages in the functional beverage category of the beverage industry. Celsius was Elite’s first commercially available product. Celsius is a calorie burning beverage. Celsius is currently available in five sparkling flavors: cola, ginger ale, lemon/lime, orange and wild berry, and in two non-carbonated green teas with flavors of peach/mango and raspberry/acai. Celsius is also available in powder form in On-The-Go packets. Celsius Netshipments, Inc., incorporated in Florida on March 29, 2007, distributes the Celsius beverage via the internet. Our focus is on increasing sales of our existing products.

A major objective for the Celsius brand is to create a new beverage category, calorie burners, we utilize a multi-channel route-to-market strategy. This includes distributing through direct-store-delivery distributors and wholesalers to some channels of trade (convenience, grocery, health clubs, etc) as well as shipping direct-to-retailer for others (drug, mass, etc.).

We have currently signed up distributors in many of the larger markets in the US (Atlanta, Florida, Michigan, New England, Ohio, Texas, etc).

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 276-2239 and our website is http://www.celsius.com. The information contained on our web sites do not constitute part of, nor is it incorporated by reference into this Prospectus.

Industry Overview

The functional beverage market includes a wide variety of beverages with one or more added ingredients to satisfy a physical or functional need, which often carries a unique and sophisticated imagery and a premium price tag. The five fastest-growing segments of the functional beverage market include: herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice.

Our Products

In 2005, Elite introduced Celsius to the beverage marketplace and it is our first product. Multiple clinical studies have shown that a single 12 ounce serving raises metabolism over a 3 to 4 hour period. Quantitatively, the energy expenditure was on average over 100 calories from a single serving.

It is our belief that clinical studies proving product claims will become more important as more and more beverages are marketed with functional claims. Celsius was one of the first beverages to be launched along with a clinical study. Celsius is also one of very few that has clinical research on the actual product. Some beverage companies that do mention studies backing their claims are actually referencing independent studies conducted on one or more of the ingredients in the product. We believe that it is important and will become more important to have studies on the actual product.

Two different research organizations have statistically proven the Celsius calorie burning capability in four clinical studies. This product line, which is referred to as our “core brand”, competes in the “functional beverage” segment of the beverage marketplace with distinctive flavors and packaging. This segment includes herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice. By raising metabolism for the extended period of three to four hours, Celsius provides a negative calorie effect (burn more than you consume) as well as energy.

We currently offer Celsius in five sparkling flavors: cola, ginger ale, lemon/lime, orange and wild berry, and in two non-carbonated green teas flavors: peach/mango and raspberry/acai. We have developed and own the formula for this product including the flavoring. The formulation and flavors for these products are produced under contract by concentrate suppliers. We have also started to market a Celsius On-the-go packet, that contains the active ingredients of the Celsius beverage and it is mixed with water to make a beverage.

Celsius is currently packaged in distinctive twelve ounce sleek cans that are in vivid colors in abstract patterns to create a strong on-shelf impact. The cans are sold in single units or in packages of four. The graphics and clinically tested product are important elements to Celsius and help justify the premium pricing of $1.79 to $2.19 per can.

Clinical Studies

We have funded four U.S. based clinical studies for Celsius. Each conducted by research organizations and each studied the total Celsius formula. The first study was conducted by the Ohio Research Group of Exercise Science and Sports Nutrition. The second, third and fourth studies were conducted by the Applied Biochemistry & Molecular Physiology Laboratory of the University of Oklahoma. We entered into a contract with the University of Oklahoma to pay for part of the cost of the clinical study. In addition, we provided Celsius beverage for the studies and paid for the placebo beverage used in the studies. None of our officers or directors are in any way affiliated with either of the two research organizations.

The first study was conducted by the Ohio Research Group of Exercise Science and Sports Nutrition. The Ohio Research Group of Exercise Science & Sports Nutrition is a multidisciplinary clinical research team dedicated to exploring the relationship between exercise, nutrition, dietary supplements and health, www.ohioresearchgroup.com. This placebo-controlled, double-blind cross-over study compared the effects of Celsius and the placebo on metabolic rate. Twenty-two participants were randomly assigned to ingest a twelve ounce serving of Celsius and on a separate day a serving of twelve ounces of Diet Coke®. All subjects completed both trials using a randomized, counterbalanced design. Randomized means that subjects were selected for each group randomly to ensure that the different treatments were statistically equivalent. Counterbalancing means that individuals in one group drank the placebo on the first day and drank Celsius on the second day. The other group did the opposite. Counterbalancing is a design method that is used to control ‘order effects’. In other words, to make sure the order that subjects were served, does not impact the results and analysis.

Metabolic rate (via indirect calorimetry, measurements taken from breaths into and out of calorimeter) and substrate oxidation (via respiratory exchange ratios) were measured at baseline (pre-ingestion) and for 10 minutes at the end of each hour for 3 hours post-ingestion. The results showed an average increase of metabolism of twelve percent over the three hour period, compared to statistically insignificant change for the control group. Metabolic rate, or metabolism, is the rate at which the body expends energy. This is also referred to as the “caloric burn rate”. Indirect calorimetry calculates heat that living organisms produce from their production of carbon dioxide. It is called “indirect” because the caloric burn rate is calculated from a measurement of oxygen uptake. Direct calorimetry would involve the subject being placed inside the calorimeter for the measurement to determine the heat being produced. Respiratory Exchange Ratio is the ratio oxygen taken in a breath compared to the carbon dioxide breathed out in one breath or exchange. Measuring this ratio can be used for estimating which substrate (fuel such as carbohydrate or fat) is being metabolized or ‘oxidized’ to supply the body with energy.

The second study was conducted by the Applied Biochemistry & Molecular Physiology Laboratory of University of Oklahoma. This blinded, placebo-controlled study was conducted on a total of sixty men and women of normal weight. An equal number of participants were separated into two groups to compare one serving (12oz) of Celsius to a placebo of the same amount. According to the study, those subjects consuming Celsius burned significantly more calories versus those consuming the placebo, over a three hour period. The study confirmed that over the three hour period, subjects consuming a single serving of Celsius burned sixty-five percent more calories than those consuming the placebo beverage and burned an average of more than one hundred calories compared to placebo. These results were statistically significant.

The third study, also conducted by the Applied Biochemistry & Molecular Physiology Laboratory of University of Oklahoma, extended our second study with the same group of sixty individuals and protocol for 28 days and showed the same statistical significance of increased calorie burn (minimal attenuation). While the University of Oklahoma study did extend for 28 days, more testing would be needed for long term analysis of the Celsius calorie burning effects. Also, these studies were on relatively small numbers of subjects, they have statistically significant results. Additional studies on a larger number and wider range of body compositions can be considered to further the analysis.

Our fourth study, also conducted by the Applied Biochemistry & Molecular Physiology Laboratory of University of Oklahoma, combined Celsius with exercise. This 10-week placebo-controlled, randomized and blinded study was conducted on a total of 37 subjects. Participants were randomly assigned into one of two groups: Group 1 consumed one serving of Celsius per day, and Group 2 consumed one serving of an identically flavored and labeled placebo beverage. Both groups participated in 10 weeks of combined aerobic and weight training, following the American College of Sports Medicine guidelines of training for previously sedentary adults. The results showed that consuming a single serving of Celsius prior to exercising may enhance the positive adaptations of exercise on body composition, cardiorespiratory fitness and endurance performance. According to the preliminary findings, subjects consuming a single serving of Celsius lost significantly more fat mass and gained significantly more muscle mass than those subjects consuming the placebo - a 93.75% greater loss in fat and 50% greater gain in muscle mass, respectively. The study also confirmed that subjects consuming Celsius significantly improved measures of cardiorespiratory fitness and the ability to delay the onset of fatigue when exercising to exhaustion.

Manufacture and Supply of Our Products

Our beverage products are produced by beverage co-packers. A co-packer is a manufacturing plant that provides the service of filling bottles or cans for the brand owner. We believe the benefit of using co-packers is we do not have to invest in the production facility and can focus our resources on brand development, sales and marketing. It also allows us produce in multiple locations strategically placed throughout the country. Currently our products are produced in Memphis, Tennessee, and Cold Spring, Minnesota.  We have two other plants authorized in Indiana and North Carolina. We usually produce about 34,000 cases (24 units per case) of Celsius in a production run. We supply most of the ingredients and all packaging materials. The co-pack facility assembles our products and charges us a fee, by the case. We follow a “fill as needed” manufacturing model to the best of our ability and we have no significant backlog of orders. The shelf life of the Celsius is specified as 16 to19 months.

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. The ingredients in the Celsius Beverage include Green Tea (EGCG), Ginger (from the root), Caffeine, B-Vitamins, Vitamin C, Taurine, Guarana, Chromium, Calcium, Glucuronolactone and Sucralose, and Celsius is packaged using a supplements facts panel. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of protection against a major supply constriction or calamity.

Our On-The-Go packets are packed by a facility in Texas specialized in packing shots, packets and sticks. Currently our sales volume of packets is insignificant. As we grow the existing facility is capable to substantially increase the production of our packets. There are many other packing sites in the country. The On-The-Go packet contains the active ingredients of a Celsius beverage, therefore we use the same or similar raw materials in the preparation, most of them purchased by us and shipped to the contract packer.

We believe that if we grow, we will be able to keep up with increased production demands. We believe that our current co-packing arrangement has the capacity to handle increased business we may face in the next twelve (12) months. To the extent that any significant increase in business requires us to supplement or substitute our current co-packers, we believe that there are readily available alternatives, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products. In addition, we do not believe that growth will result in any significant difficulty or delay in obtaining raw materials, ingredients or finished product.

Our Primary Markets

We target a niche in the soft drink industry known as functional beverages. The soft drink industry generally characterizes beverages as being made with nutritional and mineral additives, with upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations.

Celsius is ultimately sold across many retail segments or channels. We group the grocery, convenience, drug, mass and club channel into one group as major channels. We classify health clubs, spas, gyms etc as our Health and Fitness channel. We are expanding our distribution into each channel. We reach these channels through sales to direct-store-delivery (“DSD”) distributors or brokers, who in turn sell to different channels or through direct-to-retailer (“DTR”) sales. We cannot accurately estimate how much is sold in each channel, because the sales information comes through our DSD distributors’ sales information, and each one may or may not utilize the same sales channel classification as we do.

Distribution, Sales and Marketing

Our predecessor Elite initiated a grassroots marketing strategy to launch Celsius in 2005.  This marketing strategy leveraged the significant media interest in the results of the clinical trial which confirmed the product’s functional benefit.  Celsius was subsequently unveiled at the International Society for Sports Nutrition (ISSN) annual scientific symposium in June of 2005.  Media interest in the category-creating positioning and clinical proof generated national coverage. Over 200 TV news stations aired over 800 segments highlighting Celsius, as well as articles in a multitude of news papers and magazines and their websites.

Once initial distribution was achieved in the southeastern United States, a branding agency was retained to develop a comprehensive integrated marketing communications program for use in regional and national roll-out.  These materials included Point of Sale graphics, billboards, print advertising layouts, coupon graphics, radio scripts and other creative components. Over time the point of sale materials have evolved and changed with input from employees and outside consultants. All of these are not used in every market but provide a good foundation of promotional materials as we do launch in a specific area or with a specific distributor.

During 2009, we have increased our marketing efforts through more radio advertising and participation in many more grass roots events. In September 2009, we launched a new marketing campaign consisting of TV, radio, print and outdoor signage advertising. We have yet to see the effects of this new marketing campaign, as it is very early and it is very hard to measure the exact effects of specific advertising.

Celsius and the Beverage Supply Chain

Consumers buy their beverages in various ways. Most beverages are purchased at retailers which can be segmented by type of store such as grocery, drug, convenience/gas, mass and club. Some health focused beverages can be purchased in gyms, health clubs and spas. Some beverages are purchased from vending machines and some consumers order beverages over the internet to be delivered to their homes or offices.

Celsius is a brand that can sell through all of these channels and we are doing so now in the US. We intend to grow our volumes through each channel through various means. We classify the channels into four sub-groups, Major Channel (grocery, drub, convenience, club and mass), Health & Fitness (gyms, health clubs, etc), Vending and Internet Sales. If we grow our distribution network, we believe the largest percentage of sales will come from the major channels.

We have started to sell Celsius internationally on a smaller scale and will group those sales in two large groups, export (an importer buys the product and resells it) and license (a bottler will license the rights to produce locally and then they will sell and distribute in their respective countries.) In the immediate future we are focused on the US market.

Selling to Retail Stores

We are currently marketing to retail stores and chains by utilizing trade shows, trade advertising, telemarketing, direct mail pieces and direct contact with retailers we believe would be interested our products. Our DTR sales professional make sales calls to and meet with the buyers of these larger national and regional chains. Our strategy is for the chain to be serviced by direct delivery to the retailer’s distribution warehouse or to a wholesaler that services the whole retail chain. Examples of major retail chains that carry Celsius and get their product directly or through wholesalers are Vitamin Shoppe, GNC, Supervalue, Duane Reade, Albertsons, 7-Eleven, Raleys, etc. In some cases we service the retailer through our DSD distributors, they include: Hannafords (Northeast), Walgreens (Georgia, Michigan and Ohio), Meijers (Michigan), QFC (Washington). See Selling to DSD Distribution Network for more detail.

We also use brokers to capture retail chain customers. All brokers are paid a percentage commission on delivered product. One of our major brokers is Crossmark, who is one of the country’s three largest food brokers.

Selling to DSD Distribution Network

We are currently marketing to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising and trade show exhibition. These distributors include established distributors of other beverages such as beer, energy drinks, soft drinks, water and ready to drink teas. Our distributors sell our products directly to retail chains, convenience stores, drugstores and mainstream supermarkets for sale to the public. We maintain direct contact with the distributors through our regional sales managers. A DSD distributor will have a defined territory (usually determined by a set of counties).  In some cases we will work with the distributor under a contractual arrangement. For the right to sell Celsius in their territory, they agree to certain duties of which one is a quarterly or yearly minimum of sales.

Distributors sell to the stores in their area. In many cases, the distributor services a chain of retail stores that have a corporate office or buying office that is outside their territory. We make the calls on those stores either on our own or through the neighboring distributor that does have the buying office in their territory.

Sales via the Internet

Consumers, smaller retailers and food service providers are able to purchase Celsius directly from our website. We have customers that choose this method of purchase and delivery in all 48 contiguous states. We are not focused on building this channel but it helps us build brand awareness in areas that do not have strong retailer or distributor presence yet.

Marketing to Consumers

Advertising. We utilize several marketing strategies to market directly to consumers. We have launched a marketing campaign focused on TV, radio, magazines and outdoor signage targeting consumers all over the country. Advertising in targeted consumer magazines such aimed at consumers interested in weight loss, diet and fitness, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website http://www.celsius.com are all among consumer-direct marketing devices we utilize.

In-Store Displays. As part of our marketing efforts, we offer in-store displays in key markets. We also believe that our unique packaging is an important part of making successful products.

Seasonality of Sales

Sales of our beverages are seasonal, with the highest sales volumes generally occurring in the second and third fiscal quarters, which correspond to the warmer months of the year in our major markets.

Competition

Our products compete broadly with all beverages available to consumers. The beverage market is highly competitive, and includes international, national, regional and local producers and distributors, many of whom have greater financial, management and other resources than us.

Our direct competitors in the functional beverage market include but are not limited to The Coca-Cola Company, Dr. Pepper Snapple Group, PepsiCo, Inc., Nestlé, Waters North America, Inc., Hansen Natural Corp., and Red Bull.

While we believe that we offer a unique product which will be able to compete favorably in this marketplace, the expansion of competitors in the functional beverage market, along with the expansion of our competitor’s products, many of whom have substantially greater marketing, cash, distribution, technical and other resources than we do, may impact our products ultimate sales to distributors and consumers.

Proprietary Rights

In connection with our acquisition of the business of Elite, we, through our wholly owned subsidiary Celsius, Inc., have acquired the Celsius® trademark, which is registered in the United States.

We will continue to take appropriate measures, such as entering into confidentiality agreements with our contract packers and exclusivity agreements with our flavor houses, to maintain the secrecy and proprietary nature of our flavor concentrates. We consider our trademarks and flavor concentrate trade secrets to be of considerable value and importance to our business. No successful challenges to our registered trademarks have arisen and we have no reason to believe that any such challenges will arise in the future.

Research and Development

In 2009 we launched the On-The-Go packets. Beyond 2009, we intend to target development and launch one high-potential new product per year.  We followed a detailed process to identify, qualify and develop Celsius. As our distribution network increases, we are beginning the process for the next line extension that we plan to launch into the distribution network. The objective is to allow the majority of the Company to stay focused on the current product, Celsius, and the distribution expansion while insuring that there will be additional follow on brands.

Government Regulation

The production, distribution and sale of our products in the United States is subject to the Federal Food, Drug and Cosmetic Act, the Dietary Supplement Health and Education Act of 1994, the Occupational Safety and Health Act, various environmental statutes and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. California law requires that a specific warning appear on any product that contains a component listed by California as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently, even trace amounts of listed components can expose affected products to the prospect of warning labels. Products containing listed substances that occur naturally in the product or that are contributed to the product solely by a municipal water supply are generally exempt from the warning requirement. While none of our products are required to display warnings under this law, we cannot predict whether an important component of any of our products might be added to the California list in the future. We also are unable to predict whether or to what extent a warning under this law would have an impact on costs or sales of our products.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels, both in the United States and elsewhere.

Our facilities in the United States are subject to federal, state and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our capital expenditures, net income or competitive position.

Environmental Matters

Based on our current operations, environmental protection requirements do not have a significant financial and operational effect on the capital expenditures, earnings and competitive position of our company in the current financial year and are not expected to have a significant effect in the reasonably foreseeable future.

Employees

As of September 30, 2009, we employed a total of thirty one employees on a full-time basis.  Of our thirty employees, we employ six in administrative capacities and twenty five persons in sales and marketing capacities. We have not experienced any work stoppages.  We have not entered into any collective bargaining agreements. We consider our relations with employees to be good. We also contract with a number of persons independently, who from time to time will work for us at events and samplings.

DESCRIPTION OF PROPERTY

 Our executive offices are located at 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483. We are currently being provided with space at this location by an unrelated third party, pursuant to a twelve month lease for $6,745 per month. We have a separate office for our sales and marketing personnel in a close by location. This office is leased for $4,000 monthly until March of 2010, at which point we plan to move all operations together in a new location.

The Company has no warehouses or other facilities.  We store our product at third party contract warehouse facilities. We produce our products through a packing, or co-pack, facility in Minnesota and Tennessee for our cans.  We have approved two other facilities for co-packing of cans in Indiana and North Carolina for cans, but are not currently producing product at these facilities.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock was first quoted on the Over-the-Counter Bulletin Board on September 11, 2006, under the trading symbol “VCVC”.  Our trading symbol was changed on December 26, 2006 to “CSUH”.  The following quotations reflect the high and low bids for our Common Stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid prices for our common shares (obtained from otcbb.com) for each full financial quarter since being quoted were as follows:

Quarter Ended(1)	High	Low
September 30, 2009	$0.70	$0.20
June 30, 2009	$0.20	$0.10
March 31, 2009	$0.15	$0.04
December 31, 2008	$0.08	$0.03
September 30, 2008	$0.15	$0.05
June 30, 2008	$0.19	$0.08
March 31, 2008	$0.28	$0.10
December 31, 2007	$0.65	$0.13
September 30, 2007	$1.31	$0.47
June 30, 2007	$1.78	$0.62
March 31, 2007	$3.67	$1.20
December 31, 2006(2)	$0.602	$0.00

(1)	The quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
(2)	The Company was originally first quoted on the OTCBB on September 11, 2006.

Holders of Our Common Stock

As of October 2, 2009, we have approximately 40 stockholders of record. Our transfer agent and registrar for our Common Stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, UT 84117; Telephone (801) 272-9294.

Dividends

The Company has never declared nor paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company’s current policy is to retain any earnings in order to finance the expansion of its operations. The Board will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the Nevada Revised Statutes.

Recent Sales of Unregistered Securities

On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., Elite and Stephen C. Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite pursuant to which Elite was merged into Celsius, Inc. and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of its Common Stock to the stockholders of Elite as full consideration for the shares of Elite;

•
1,391,500 shares of its Common Stock and a promissory note in the amount of $250,000.00 to Specialty Nutrition Group, Inc. (“SNG”) as consideration for termination of a consulting agreement and assignment of certain trademark rights to the name “Celsius”. The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight (8) months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007.

These shares of our Common Stock and the note qualified for exemption under Section 4(2) of since the issuance shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for these transactions.

In addition, under the terms of the Merger Agreement, the Company issued:

•	warrants to Investa Capital Partners Inc. representing 3,557,812 shares of Common Stock of the Company which were exercised by on February 9, 2007 for an aggregate consideration of $500,000 in cash.

•
1,300,000 shares of its Common Stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company

On November 8, 2006, the Company issued a promissory note in the principal amount of US$250,000 to Barca Business Services (“Barca”).  Prior to the execution of the Note, there was no relationship between the Company and Barca. The Note bore interest at an annual rate of eight percent (8%) per annum and was due and payable in full one year from the date of issuance. The note was converted into 500,000 shares of its Common Stock as part of a private placement conducted concurrent with the close of the Merger Agreement.

On February 23, 2007 the Company issued 3,557,812 shares of Common Stock to Investa Capital Partners Inc. for an aggregate consideration of $500,000 in cash representing their exercise of the warrant issued under the terms of the Merger Agreement.

On May 15, and June 2, 2007, the Company issued 30,000 and 50,000 shares of Common Stock, respectively to RedChip Companies as consideration for investor relations services. The shares were valued at $70,500 based on the then current market price.

On June 15, 2007, the Company issued 25,000 shares of Common Stock to Fusion Capital, LLC as non-allocable expense reimbursement to cover such items as travel expenses and other expenses in connection with their due diligence of a finance transaction with the Company.

On June 22 and July 16, 2007 the Company issued a total of 3,168,305 for a total consideration of $1.0 million as part of the Purchase Agreement with Fusion Capital, LLC.

In September and October, 2007 the Company issued a total of 250,000 unregistered shares for a total consideration of $100,000 as part of a private placement.

On October 1, 2007, the Company issued 30,000 unregistered shares as consideration for a trademark agreement. The shares were valued at $16,500 based on the then current market price.

On October 25, 2007, the Company issued 100,000 unregistered shares as consideration for a licensing agreement. The shares were valued at $53,000 based on the then current market price.

On January 22, 2008 the Company issued 1,000,000 unregistered common stock and a note for $105,000 to Brennecke Partners, LLC in exchange for the note issued on April 7, 2007 and accrued interest having an aggregate value of $225,155.

On February 15, 2008 the Company issued 16,671 unregistered shares of common stock in accordance to its 2006 Stock Incentive Plan to an employee exercising vested options.

In February, 2008 the Company issued a total of 3,198,529 unregistered shares of common stock in private placements for an aggregate consideration of $298,900, net of commissions.

In March, 2008 the Company issued a total of 750,000 unregistered shares of common stock as compensation to an international distributor for an aggregate consideration of $120,000.

In March, 2008 the Company issued a total of 10,000,000 unregistered shares of common stock in a private placement, for an aggregate consideration of $500,100. In addition, the investor received a warrant to purchase seven million unregistered shares of common stock during a 3-year period, at an exercise price of $0.13 per share.

In June 2008 the Company issued 11.2 million unregistered shares as conversion for $750,000 convertible notes that were originally issued in December 2007 and April 2008.

In August 2008 the Company issued 2,000 unregistered preferred Series A shares for a consideration of $2.0 million, of which $500,000 was paid through cancellation of two previously issued notes of $250,000 each and a cash payment of $1.5 million.

In June through December 2008, the Company issued 16.8 million shares of common stock as partial conversion of a convertible debenture issued in December 2007.

In September through December 2008 the Company issued 158,135 unregistered shares to a consultant with a fair value of $10,000 for services.

In September 2008 the Company issued 25,000 unregistered shares with a fair value of $1,450 to a distributor.

In December 2008, the Company issued 2,000 unregistered preferred Series B shares for a consideration of $2 million.

In January through September 2009 the Company issued 203,506 unregistered shares to a consultant with a fair value of $20,000 for services.

In March 2009 the Company issued 75,000 unregistered shares with a fair value of $10,125 to a distributor.

In May 2009, the Company issued 1.4 million shares of common stock as partial conversion of a convertible debenture issued in December 2007.

The Company believes that all of the foregoing sales qualified for exemption under Section 4(2) of the Securities Act since the issuance of the notes and shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act for these transactions.

We did not employ an underwriter in connection with the issuance of the securities described above. We believe that the issuance of the foregoing securities was exempt from registration under the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

The following is a discussion of the financial condition and results of operations of Celsius Holdings, Inc. comparing the three and six months ended June 30, 2009 compared to the three and six months ended June 30, 2008 and the fiscal years ended December 31, 2008 and December 31, 2007. We operate in the United States through our wholly-owned subsidiaries Celsius Netshipments, Inc. and Celsius Inc. (“Sub”), which acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007. You should consider the foregoing when reviewing Celsius Holdings, Inc.’s consolidated financial statements attached to this Registration Statement on Form S-1 and this discussion. You should read this section together with the Company’s consolidated financial statements including the notes to those financial statements for the years mentioned above. Dollar amounts of $1.0 million or more are rounded to the nearest one tenth of a million; all other dollar amounts are rounded to the nearest one thousand and all percentages are stated to the nearest one tenth of one percent.

Current Business of our Company

We operate in the United States through our wholly-owned subsidiaries, Celsius Inc., which acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007, and Celsius Netshipments, Inc. Celsius, Inc. is in the business of developing and marketing healthier functional beverages in the functional beverage category of the beverage industry. Celsius was Elite’s first commercially available product. Celsius is a calorie burning beverage. Celsius is currently available in five sparkling flavors: cola, ginger ale, lemon/lime, orange and wild berry, and in two non-carbonated green teas with flavors of peach/mango and raspberry/acai. Celsius is also available in its On-the-go packets. Celsius Netshipments, Inc., incorporated in Florida on March 29, 2007, distributes the Celsius beverage via the internet. Our focus is on increasing sales of our existing products.

A major objective for the Celsius brand is to create a new beverage category, calorie burners, we utilize a multi-channel route-to-market strategy. This includes distributing through direct-store-delivery distributors and wholesalers to some channels of trade (convenience, grocery, health clubs, etc) as well as shipping direct-to-retailer for others (drug, mass, etc.).

We have currently signed up distributors in many of the larger markets in the US (Atlanta, Florida, Michigan, New England, Ohio, Texas, etc).

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 276-2239 and our website is http://www.celsius.com. The information contained on our web sites do not constitute part of, nor is it incorporated by reference into this Prospectus.

Industry Overview

The functional beverage market includes a wide variety of beverages with one or more added ingredients to satisfy a physical or functional need, which often carries a unique and sophisticated imagery and a premium price tag. The five fastest-growing segments of the functional beverage market include: herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice.

Our Products

In 2005, Elite introduced Celsius to the beverage marketplace and it is our first product. Multiple clinical studies have shown that a single 12 ounce serving raises metabolism over a 3 to 4 hour period. Quantitatively, the energy expenditure was on average over 100 calories from a single serving.

It is our belief that clinical studies proving product claims will become more important as more and more beverages are marketed with functional claims. Celsius was one of the first beverages to be launched along with a clinical study. Celsius is also one of very few that has clinical research on the actual product. Some beverage companies that do mention studies backing their claims are actually referencing independent studies conducted on one or more of the ingredients in the product. We believe that it is important and will become more important to have studies on the actual product.

Two different research organizations have statistically proven the Celsius calorie burning capability in four clinical studies. This product line, which is referred to as our “core brand”, competes in the “functional beverage” segment of the beverage marketplace with distinctive flavors and packaging. This segment includes herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice. By raising metabolism for the extended period of three to four hours, Celsius provides a negative calorie effect (burn more than you consume) as well as energy.

We currently offer Celsius in five sparkling flavors: cola, ginger ale, lemon/lime, orange and wild berry, and in two non-carbonated green teas flavors: peach/mango and raspberry/acai. We have developed and own the formula for this product including the flavoring. The formulation and flavors for these products are produced under contract by concentrate suppliers. We have also started to market a Celsius On-the-go packet, that contains the active ingredients of the Celsius beverage and it is mixed with water to make a beverage.

Celsius is currently packaged in distinctive twelve ounce sleek cans that are in vivid colors in abstract patterns to create a strong on-shelf impact. The cans are sold in single units or in packages of four. The graphics and clinically tested product are important elements to Celsius and help justify the premium pricing of $1.79 to $2.19 per can.

Clinical Studies

We have funded four U.S. based clinical studies for Celsius. Each conducted by research organizations and each studied the total Celsius formula. The first study was conducted by the Ohio Research Group of Exercise Science and Sports Nutrition. The second, third and fourth studies were conducted by the Applied Biochemistry & Molecular Physiology Laboratory of the University of Oklahoma. We entered into a contract with the University of Oklahoma to pay for part of the cost of the clinical study. In addition, we provided Celsius beverage for the studies and paid for the placebo beverage used in the studies. None of our officers or directors are in any way affiliated with either of the two research organizations.

The first study was conducted by the Ohio Research Group of Exercise Science and Sports Nutrition. The Ohio Research Group of Exercise Science & Sports Nutrition is a multidisciplinary clinical research team dedicated to exploring the relationship between exercise, nutrition, dietary supplements and health, www.ohioresearchgroup.com. This placebo-controlled, double-blind cross-over study compared the effects of Celsius and the placebo on metabolic rate. Twenty-two participants were randomly assigned to ingest a twelve ounce serving of Celsius and on a separate day a serving of twelve ounces of Diet Coke®. All subjects completed both trials using a randomized, counterbalanced design. Randomized means that subjects were selected for each group randomly to ensure that the different treatments were statistically equivalent. Counterbalancing means that individuals in one group drank the placebo on the first day and drank Celsius on the second day. The other group did the opposite. Counterbalancing is a design method that is used to control ‘order effects’. In other words, to make sure the order that subjects were served, does not impact the results and analysis.

Metabolic rate (via indirect calorimetry, measurements taken from breaths into and out of calorimeter) and substrate oxidation (via respiratory exchange ratios) were measured at baseline (pre-ingestion) and for 10 minutes at the end of each hour for 3 hours post-ingestion. The results showed an average increase of metabolism of twelve percent over the three hour period, compared to statistically insignificant change for the control group. Metabolic rate, or metabolism, is the rate at which the body expends energy. This is also referred to as the “caloric burn rate”. Indirect calorimetry calculates heat that living organisms produce from their production of carbon dioxide. It is called “indirect” because the caloric burn rate is calculated from a measurement of oxygen uptake. Direct calorimetry would involve the subject being placed inside the calorimeter for the measurement to determine the heat being produced. Respiratory Exchange Ratio is the ratio oxygen taken in a breath compared to the carbon dioxide breathed out in one breath or exchange. Measuring this ratio can be used for estimating which substrate (fuel such as carbohydrate or fat) is being metabolized or ‘oxidized’ to supply the body with energy.

The second study was conducted by the Applied Biochemistry & Molecular Physiology Laboratory of University of Oklahoma. This blinded, placebo-controlled study was conducted on a total of sixty men and women of normal weight. An equal number of participants were separated into two groups to compare one serving (12oz) of Celsius to a placebo of the same amount. According to the study, those subjects consuming Celsius burned significantly more calories versus those consuming the placebo, over a three hour period. The study confirmed that over the three hour period, subjects consuming a single serving of Celsius burned sixty-five percent more calories than those consuming the placebo beverage and burned an average of more than one hundred calories compared to placebo. These results were statistically significant.

The third study, also conducted by the Applied Biochemistry & Molecular Physiology Laboratory of University of Oklahoma, extended our second study with the same group of sixty individuals and protocol for 28 days and showed the same statistical significance of increased calorie burn (minimal attenuation). While the University of Oklahoma study did extend for 28 days, more testing would be needed for long term analysis of the Celsius calorie burning effects. Also, these studies were on relatively small numbers of subjects, they have statistically significant results. Additional studies on a larger number and wider range of body compositions can be considered to further the analysis.

Our fourth study, also conducted by the Applied Biochemistry & Molecular Physiology Laboratory of University of Oklahoma, combined Celsius with exercise. This 10-week placebo-controlled, randomized and blinded study was conducted on a total of 37 subjects. Participants were randomly assigned into one of two groups: Group 1 consumed one serving of Celsius per day, and Group 2 consumed one serving of an identically flavored and labeled placebo beverage. Both groups participated in 10 weeks of combined aerobic and weight training, following the American College of Sports Medicine guidelines of training for previously sedentary adults. The results showed that consuming a single serving of Celsius prior to exercising may enhance the positive adaptations of exercise on body composition, cardiorespiratory fitness and endurance performance. According to the preliminary findings, subjects consuming a single serving of Celsius lost significantly more fat mass and gained significantly more muscle mass than those subjects consuming the placebo - a 93.75% greater loss in fat and 50% greater gain in muscle mass, respectively. The study also confirmed that subjects consuming Celsius significantly improved measures of cardiorespiratory fitness and the ability to delay the onset of fatigue when exercising to exhaustion.

Forward-Looking Statements

Information included or incorporated by reference in this Prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

Risk Factors

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future

The Company was incorporated in the State of Nevada on April 26, 2005 under the name “Vector Ventures Corp.” The Company changed its name to “Celsius Holdings, Inc.” on December 26, 2006. We are a holding company and carry on no operating business except through our direct wholly-owned subsidiaries, Celsius, Inc. and Celsius Netshipments, Inc. Celsius, Inc. was incorporated in Nevada on January 18, 2007, and merged with Elite on January 26, 2007, which was incorporated in Florida on April 22, 2004. Celsius Netshipments, Inc. was incorporated in Florida on March 29, 2007.

It is difficult to evaluate our business future and prospects as we are a young company with a limited operating history. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees.

We have yet to establish any history of profitable operations. We have continuously incurred operating losses since inception. We have incurred an operating loss during the first six months ending June 30, 2009 of $2.6 million. As a result, at June 30, 2009 we had an accumulated deficit of $14.0 million. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our current product Celsius® and any future products we develop. No assurances can be given when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we may not be able to continue operations

At June 30, 2009, we had a working capital deficit of $187,000. The independent auditor’s report for the year ended December 31, 2008, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

The sale of our Common Stock to Golden Gate Investors, LLC, CD Financial, LLC, CDS Ventures of South Florida, LLC and Lucille Santini may cause dilution and the sale of the shares of Common Stock acquired by Golden Gate Investors, LLC, CD Financial, LLC, CDS Ventures of South Florida, LLC or Lucille Santini could cause the price of our Common Stock to decline.

In connection with issuing a convertible debenture to Golden Gate Investors, LLC (“GGI”), we have issued 18.0 million shares to GGI between June 16, 2008 and May 21, 2009, as partial conversion of the debenture. If requested by GGI, we may have to issue approximately one million shares to GGI based on the current conversion price and outstanding amount of the debenture. We are not obligated to convert the debenture, if the price of our shares is below $0.20.

On June 10, 2008, the total amount of $750,000 in notes payable to CD Financial, LLC (“CDF”) was converted to 11,184,016 shares of Common Stock.

We have sold a total of 6,000 Preferred A and B shares to CDS Ventures of South Florida, LLC (“CDS”), and they have received a total of 92 shares in dividends. CDS can convert its Preferred A and B shares into a maximum of 106 million shares of Common Stock. CDS has the right to purchase an additional 1,000 Series A Preferred Shares, which may be converted into a maximum of 12.5 million shares of Common Stock.

On September 8, 2009, we entered into a convertible loan agreement (the “Loan Agreement”) with CDS.  In connection with such Loan Agreement, CDS can convert the note in to a maximum of 65,000,000 shares of Common Stock.

On September 8, 2009, we entered into we entered into a convertible loan agreement (the “Refinance Agreement 2”) with Lucille Santini.  In connection with such Refinance Agreement, Ms. Santini can convert the note into a maximum of 6,150,000 shares of Common Stock.

We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters, which could force us to discontinue operations.

We recorded net losses every quarter of operation since inception. We had an accumulated deficit of $14.0 million as of June 30, 2009. We could incur net losses for the foreseeable future as we expand our business. We will need to generate additional revenue from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to increase revenue, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis and we could be forced to discontinue our operations.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

 Our success depends, in large part, on our ability to protect our current and future brands and products and to defend our intellectual property rights. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us. We believe that our competitors, many of whom are more established, and have greater financial and personnel resources than we do, may be able to replicate our processes, brands, flavors, or unique market segment products in a manner that could circumvent our protective safeguards. Therefore, we cannot give you any assurance that our confidential business information will remain proprietary.

We rely in part on wholesale distributors and in part on direct delivery to retailers for the success of our business, the loss or poor performance of which may materially and adversely affect our business.

We sell our products in part to wholesalers for resale to retail outlets, and also directly to retail outlets.  Retail outlets, also referred to as retailers; include grocery stores, convenience stores, nutritional and drug stores. The replacement or poor performance of the Company's major customers and or the Company's inability to collect accounts receivable from the Company's major customers could materially and adversely affect the Company's results of operations and financial condition. Distribution channels for beverage products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of the Company's products offer products which compete directly with the Company's products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of the Company's competitors. In the future, the Company's wholesalers and retailers may not continue to purchase the Company's products or provide the Company's products with adequate levels of promotional support.

We may incur material losses as a result of product recall and product liability.

 We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us, or a widespread product recall, could have a material adverse effect on our business, financial condition and results of operations. The government may adopt regulations that could increase our costs or our liabilities. The amount of the insurance we carry is limited, and that insurance is subject to certain exclusions and may or may not be adequate.

We may not be able to develop successful new products, which could impede our growth and cause us to sustain future losses

Part of our strategy is to increase our sales through the development of new products. We cannot assure you that we will be able to develop, market, and distribute future products that will enjoy market acceptance. The failure to develop new products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition.

Our lack of product diversification and inability to timely introduce new or alternative products could cause us to cease operations.

Our business is centered on healthier functional beverages. The risks associated with focusing on a limited product line are substantial. If consumers do not accept our products or if there is a general decline in market demand for, or any significant decrease in, the consumption of nutritional beverages, we are not financially or operationally capable of introducing alternative products within a short time frame. As a result, such lack of acceptance or market demand decline could cause us to cease operations.

Our directors and executive officers beneficially own a substantial amount of our Common Stock, and therefore other stockholders will not be able to direct our Company.

The majority of our shares and the voting control of the Company is held by a relatively small group of stockholders, who are also our directors and executive officers. Accordingly, these persons, as a group, will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of Common Stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of the fiduciary duties of these directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We are dependent on our key executives, the loss of which may have a material adverse effect on our Company.

Our future success will depend substantially upon the abilities of, and personal relationships developed by, Stephen C. Haley, our Chief Executive Officer, President, Chairman of the Board and majority stockholder, Jan Norelid our Chief Financial Officer, and Mrs. Irina Lorenzi, our Innovations VP. The loss of Messrs. Haley, Norelid or Mrs. Lorenzi’s services could materially adversely affect our business and our prospects for the future. We do not have key person insurance on the lives of such individuals. Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel in the functional beverage industry is intense and we may not be able to retain our key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse affect upon our business, results of operations and financial condition

Our Common Stock is deemed a low-priced "Penny" stock, therefore an investment in our Common Stock should be considered high risk and subject to marketability restrictions.

Since our Common Stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment. Until the trading price of the Common Stock rises above $5.00 per share, if ever, trading in our Common Stock is subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and,
•	In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell our Common Stock and may affect the ability of holders to sell their Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

The foregoing list is not exhaustive. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, the reader is cautioned not to place undue reliance on our forward-looking statements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our unaudited consolidated financial statements, which have been prepared in accordance with Generally Accepted Accounting Principles (GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including, among others, those affecting revenues, the allowance for doubtful accounts, the salability of inventory and the useful lives of tangible and intangible assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this report. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

Although our significant accounting policies are described in Note 2 of the notes to our unaudited consolidated financial statements, the following discussion is intended to describe those accounting policies and estimates most critical to the preparation of our consolidated financial statements. For a detailed discussion on the application of these and our other accounting policies, see Note 1 contained in Part II, Item 7 to the Consolidated Financial Statements for the year ended December 31, 2008, included in Form 10-K.

Accounts Receivable – We evaluate the collectability of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our recent past loss history and an overall assessment of past due trade accounts receivable outstanding.

Revenue Recognition – Our products are sold to distributors, wholesalers and retailers for cash or on credit terms. Our credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Any discounts, sales incentives or similar arrangement with the customer is estimated at time of sale and deducted from revenue. All sales to distributors and retailers are final sales and we have a “no return” policy; however, in limited instances, due to credit issues or distributor changes, we may take back product. We believe that adequate provision has been made for cash discounts, returns and spoilage based on the Company’s historical experience.

Inventory – We hold raw materials and finished goods inventories, which are manufactured and procured based on our sales forecasts. We value inventory at the lower of cost or market and include adjustments for estimated obsolescence, principally on a first in-first out basis. These valuations are subject to customer acceptance and demand for the particular products, and our estimates of future realizable values are based on these forecasted demands. We regularly review inventory detail to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions and general economic conditions. Differences could result in the amount and timing of write-downs for any period if we make different judgments or use different estimates.

Stock-Based Compensation –We use the Black-Scholes-Merton option pricing formula to estimate the fair value of stock options at the date of grant. The Black-Scholes-Merton option pricing formula was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Company’s employee stock options, however, have characteristics significantly different from those of traded options. For example, employee stock options are generally subject to vesting restrictions and are generally not transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility, the expected life of an option and the number of awards ultimately expected to vest. Changes in subjective input assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized by an employee. The Company uses historical data of comparable companies to estimate the expected price volatility, the expected option life and the expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. If actual results are not consistent with the Company’s assumptions and judgments used in estimating the key assumptions, the Company may be required to increase or decrease compensation expense or income tax expense, which could be material to its results of operations.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, pre-acquisition contingencies, transaction costs, in-process research and development, and restructuring costs. In addition, under SFAS 141R, changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141R did not have a material impact on the Company’s results of operations or financial condition.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”, and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for SFAS No. 142’s entity-specific factors. This standard is effective for fiscal years beginning after December 15, 2008. The adoption of this FSP did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued FSP FAS No. 107-1 and Accounting Principles Board (“APB”) 28-1, Interim Disclosures about Fair Value of Financial Instruments, which amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, (“SFAS No. 107”) and APB Opinion No. 28, “Interim Financial Reporting,” respectively, to require disclosures about fair value of financial instruments in interim financial statements, in addition to the annual financial statements as already required by SFAS No. 107. FSP FAS 107-1 and APB 28-1 will be required for interim periods ending after June 15, 2009. As FSP FAS 107-1 and APB 28-1 provide only disclosure requirements, the application of this standard will not have a material impact on the Company’s results of operations, cash flows or financial position.

All new accounting pronouncements issued but not yet effective have been deemed to not be applicable; hence the adoption of these new standards is not expected to have a material impact on the Company’s results of operations, cash flows or financial position.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2009 COMPARED TO THREE MONTHS ENDED JUNE 30, 2008

Revenue

Revenue for the three months ended June 30, 2009 and 2008 were $1.2 and $1.0 million, respectively. The increase of 16.6 percent was mainly due improved sales to DSD distributors, to direct customers such as Vitamin Shoppe and GNC and to increased sales via the internet. During the three-month period in 2008 we shipped a very large export order; the buyer has not reordered since then. Without this order our increase would have been 102 percent for the quarter over the same period last year. It is too early to project our revenue for the third quarter 2009, but we believe that it will surpass the second quarter.

Gross profit

Gross Profit was 42.0 percent in the second quarter 2009 as compared to 36.9 percent for the same period in 2008. The margin last year was reduced due to low margin on the large export order. As we increase our growth, our cost of shipping should be reduced and therefore may increase our margins. We incurred cost increases on some of our raw materials in the second quarter of 2009, but were able to compensate for such increases by switching suppliers, which lowered product cost as compared to the same period in 2008.

Operating Expenses

Sales and marketing expenses have increased substantially from one year to the next, $1.5 million for the second quarter of 2009 as compared to $705,000 for the same three-month period in 2008, or an increase of $749,000. This was mainly due to increased direct advertising expense by $378,000 and employee cost by $353,000. The general and administrative expenses increased from $423,000 for the three-month period in 2008 to $449,000 for the same period in 2009, an increase of $26,000. This was mainly due to increased employee cost of $103,000 offset to a lesser degree by $93,000 less expense for issuance of options and shares for services. We have increased our efforts in radio and TV advertising. The radio has been using our jingle “Burn Baby Burn” in various markets mainly in the eastern and central United States. We have also used TV advertising in the Boston area. We continue our efforts to participate in many sampling, shows, sports and exercise events across the country.

Other expense

The net interest expense decreased from $157,000 for the three-month period in 2008 to $27,000 during the second quarter in 2009, or a decrease of $130,000. This decrease is mainly due to the reduction of debt discount amortization of $121,000.

SIX MONTHS ENDED JUNE 30, 2009 COMPARED TO SIX MONTHS ENDED JUNE 30, 2008

Revenue

Revenue for the six months ended June 30, 2009 and 2008 were $2.1 and $1.5 million, respectively. The increase of 39.4 percent was mainly due improved sales to DSD distributors, mainly New England and Florida, to direct customers such as Vitamin Shoppe and GNC and to increased sales via the internet. During the six month period in 2008 we shipped a very large export order; the buyer has not reordered since then. Without this order our increase would have been 91 percent for the six months over the same period last year

Gross profit

Gross Profit was 42.9 percent in the six months ending June 30, 2009 as compared to 39.3 percent for the same period in 2008. The margin last year was reduced due to low margin on the large export order. As we increase our growth, our cost of shipping should be reduced and therefore may increase our margins. We incurred cost increases on some of our raw materials in the second quarter of 2009, but were able to compensate for such increases by switching suppliers, which lowered product cost as compared to the same period in 2008.

Operating Expenses

Sales and marketing expenses have increased substantially from one year to the next, $2.7 million for the first two quarters of 2009 as compared to $1.6 million for the same period in 2008, or an increase of $1.1 million. This was mainly due to increased direct advertising expense by $559,000 and employee cost by $467,000. The general and administrative expenses decreased from $888,000 for the six-month period in 2008 to $804,000 for the same period in 2009, a decrease of $84,000. This was mainly due to $140,000 less expense for issuance of options and less development cost of $108,000, offset to a lesser degree by increased employee cost of $181,000. We have increased our efforts in radio and TV advertising. The radio has been using our jingle “Burn Baby Burn” in various markets mainly in the eastern and central United States. We have also used TV advertising in the Boston area during 3 of the last six months. We continue our efforts to participate in many sampling, shows, sports and exercise events across the country.

Other expense

The net interest expense decreased from $260,000 for the six-month period in 2008 to $56,000, during the second quarter in 2009, or a decrease of $204,000. This decrease is mainly due to the reduction of debt discount amortization of $165,000.

THE YEAR ENDED DECEMBER 31, 2008 COMPARED TO THE YEAR ENDED DECEMBER 31, 2007

Revenue

Revenue increased 57.5 percent for the year 2008 to $2.6 million, as compared to $1.6 million in 2007. The increase was mainly due to increased number of retailers selling our product, such as Walgreens, CVS, Meijers; new large distributors such as Farner-Bocken, Polar Beverages and RSI; increases from our existing customers such as Vitamin Shoppe and Krogers; and to a large export order in the second quarter of the year, offset to a lesser extent by losses of some accounts.

Gross Profit

Gross profit was 29.2 percent of net revenue during the year 2008, as compared to 37.1 percent in 2007. The decrease is mainly due to the decision to discontinue sales of Celsius in glass bottles and solely concentrate on cans. We recorded a write down of inventory due to obsolescence of bottled finished goods and packaging material of $320,000 in 2008. No such write down occurred in 2007. Without this write down our gross profit would have been 41.6 percent in 2008.

Operating Expenses

Sales and marketing expenses increased to $3.9 million in 2008 as compared to $2.1 million in 2007, an increase of $1.8 million or 87.4 percent. This increase was mainly due to increased cost for personnel, $372,000; new local distribution organization in South Florida, $225,000; increased cost of sampling events and other local promotion, $882,000; license rights to the song “Burn Baby Burn” and radio advertising increase, $344,000. We have shifted our focus on sales and marketing expenditure. General and administrative expenses increased to $1.7 million in 2008 as compared to $1.6 million in 2007, an increase of $186,000. The increase was mainly due to increased cost for issuance of shares to third parties for services, $86,000; increased product development expenses, $48,000; increased collection and factoring expenses, $74,000; offset to a lesser extent by decreased investor relations expenses, $63,000; and decreased insurance expenses, $59,000.

We recognized an expense for termination of a consulting agreement in the first quarter of 2007 of $500,000. Coinciding with the Merger, the Company issued 1.4 million shares of Common Stock, valued at $250,000, and an interest-free note for $250,000, as consideration for termination of a consulting agreement.

Other Expense

Other expense consists of interest on outstanding loans of $412,000 in 2008 as compared to $189,000 in 2007. The increase of $223,000 was mainly due to amortization of debt discounts on convertible notes for a total of $211,000, increased interest cost on a convertible debenture of $93,000, offset to a lesser extent by decreased loan balances and renegotiation of interest rates. Our interest income increased from $8,000 in 2007 to $70,000 in 2008, an increase of $62,000, due to a note receivable from Golden Gate Investors, Inc.

Liquidity and Capital Resources

We have yet to establish any history of profitable operations. As a result, at June 30, 2009, we had an accumulated deficit of $14.0 million. At June 30, 2009, we had a working capital deficit of $187,000. The independent auditor’s report for the year ended December 31, 2008, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We have had operating cash flow deficits all quarters of operations. Our revenue has not been sufficient to sustain our operations. We expect that our revenue will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our current product Celsius® and any future products we develop. No assurances can be given when this will occur or that we will ever be profitable.

We fund part of our working capital from a line of credit with a related party, CD Financial, LLC. The line of credit was started in December 2008 and is for $1 million. The interest rate is LIBOR rate plus three percent on the outstanding balance. The line expires in December 2009 and is renewable. In connection with the revolving line of credit we have entered into a loan and security agreement under which we have pledged all our assets as security for the line of credit. The outstanding balance as of June 30, 2009 was $300,000.

We borrowed in 2004 and 2005 a total of $500,000 from one of our stockholders with interest of a rate variable with the prime rate. In July 2008, we restructured the agreement and decreased the interest rate to prime rate flat, monthly payments of $5,000 until a balloon payment of approximately $606,000 in January 2010. The outstanding balance as of June 30, 2009 was $620,000.  In September, 2009, this debt was restructured and we issued a convertible note of $615,000 with maturity in September 2012. Interest on the convertible note is set at 3% over the one-month LIBOR rate. The first interest payment is due in September 2010 and quarterly thereafter. The note can be converted to shares of our common stock.

We borrowed $50,000 from the CEO of the Company in February 2006. We also owed the CEO $171,000 for accrued salaries from 2006 and 2007. The two debts were restructured in to one note accruing 3% interest, monthly payments of $5,000 and with a balloon payment of $64,000 in January 2011. The outstanding balance as of June 30, 2009 was $162,000.

We terminated a consulting agreement with a company controlled by one of our former directors. As partial consideration we issued a note payable for $250,000. The outstanding balance as of June 30, 2009 was $45,000.

We issued in December 2007 a convertible note for $1.5 million and received $250,000 in cash and a note receivable for $1.3 million; see further discussion below on our purchase agreement with Golden Gate Investors.

In August of 2008, we entered into a security purchase agreement (“SPA1”) with CDS Ventures of South Florida, LLC (“CDS”), an affiliate of CD Financial, LLC (“CD”), pursuant to which we received $1.5 million in cash, cancelled two convertible notes issued to CD for $500,000. In exchange, the Company issued to CDS, 2,000 Series A Preferred Shares, and a warrant to purchase additional 1,000 Series A Preferred Shares. See further discussion below on SPA1 with CDS.

In December of 2008, we entered into a second security purchase agreement (“SPA2”) with CDS pursuant to which we received $2.0 million in cash and issued 2,000 Series B Preferred Shares, and a warrant to purchase additional 2,000 Series B Preferred Shares. In March, 2009, CDS exercised its warrant and subscribed to an additional 2,000 Series B Preferred Shares. During April and May, 2009, we received the corresponding $2 million in cash. See further discussion below on SPA2 with CDS.

We entered into a Stock Purchase Agreement with Fusion Capital in June 2007. During 2007, we received $1.4 million in proceeds from sales of shares to Fusion Capital. We can sell shares for a consideration of up to $14.6 million to Fusion Capital until October 2009, when and if the selling price of the shares to Fusion Capital exceeds $0.45.

In August 2009, we issued to CD an unsecured note for $1 million and received $1 million in cash.  In September 2009, this note was refinanced.  The current unsecured note accrues interest at 6% per annum and has a maturity date of February 28, 2010.

In September 2009, we entered into a $6.5 million loan agreement with CDS. The loan can be disbursed at $2 million per month for the months of September, October and November and $500,000 in December. The loan is due in September 2012. Interest is set at 3% over the one-month LIBOR rate. The first interest payment is due in September 2010 and quarterly thereafter. The note can be converted to shares of our common stock.

We will require additional financing to sustain our operations. Management estimates that we need to raise an additional $5.0 to $15.0 million in order to implement our revised business plan over the next 12 months. We are able to implement an alternative business plan with less financing. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations. No assurances can be given that the Company will be able to raise sufficient financing.

The following table summarizes contractual obligations and borrowings as of December 31, 2008, and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods (in thousands). We expect to fund these commitments primarily with raise of debt or equity capital.

	Payments Due by Period
Contractual	Total	Less Than	1 to	3 to	More Than
Obligations		1 Year	3 Years	5 Years	5 Years
Debt to related party	820	120	700	—	—
Loans payable	196	121	58	17	—
Convertible debenture	563	563	—	—	—
Purchase obligations	—	—	—	—	—
Total	$1,579	$804	$758	$17	$—

OUR PURCHASE AGREEMENT WITH GOLDEN GATE INVESTORS, INC

On December 19, 2007, we entered into a securities purchase agreement with Golden Gate Investors, Inc (“GGI”). The agreement includes four tranches of $1,500,000 each. The first tranche consists of a 7.75% convertible debenture (the “Debenture”) issued by the Company, in exchange for $250,000 in cash and a promissory note for $1,250,000 issued by GGI which matures on February 1, 2012. The promissory note contains a prepayment provision which requires GGI to make prepayments of interest and principal of $250,000 monthly upon satisfaction of certain conditions. One of the conditions to prepayment is that GGI may immediately sell all of the Common Stock Issued at Conversion (as defined in the Debenture) pursuant to Rule 144 of the Securities Act of 1933. The Company is under no contractual obligation to ensure that GGI may immediately sell all of the Common Stock Issued at Conversion pursuant to Rule 144. In the event that GGI may not immediately sell all of the Common Stock Issued at Conversion pursuant to Rule 144, GGI would be under no obligation to prepay the promissory note and likewise under no obligation to exercise its conversion rights under the Debenture. If GGI does not fully convert the Debenture by its maturity on December 19, 2011, the balance of the Debenture is offset by any balance due to the Company under the promissory note. As of June 30, 2009, the balances of the promissory note and Debenture were $250,000 and $596,000, respectively. The Debenture can be converted at any time with a conversion price as the lower of (i) $1.00, or (ii) 80% of the average of the three lowest daily volume weighted average price during the 20 trading days prior to GGI’s election to convert. The Company is not required to issue the shares unless a corresponding payment has been made on the promissory note. GGI converted $879,000 of its convertible debenture through June 2009 receiving 18.0 million shares of Common Stock.

GGI did not make its note payment due on October 21, 2008.  On September 8, 2009, the Company entered into an addendum to the agreement with GGI. The balance of the note receivable, $250,000 was netted against the balance of the Debenture. The outstanding balance of the debenture is $346,000. All future tranches were cancelled and terminated without penalty to either party.

The foregoing description is qualified in its entirety by reference to the full text of the promissory note, purchase agreement, and Debenture, a copy of each of which was filed as Exhibit 10.2, 10.3, and 10.4, respectively to our Current Report on Form 8-K/A as filed with the SEC on January 9, 2008 and each of which is incorporated herein in its entirety by reference.

OUR SECURITY PURCHASE AGREEMENT WITH CDS VENTURES OF SOUTH FLORIDA, LLC

On August 8, 2008, we entered into a securities purchase agreement (“SPA1”) with CDS, an affiliate of CD Financial, LLC (“CD”). Pursuant to SPA1, we issued 2,000 Series A preferred shares (“Preferred A Shares”), as well as a warrant to purchase additional 1,000 Preferred A Shares, for a cash payment of $1.5 million and the cancellation of two notes in aggregate amount of $500,000 issued to CD. The Preferred A Shares can be converted into our common stock at any time. SPA1 was amended on December 12, 2008 to provide that until December 31, 2010, the conversion price is $0.08, after which the conversion price is the greater of $0.08 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. Pursuant to SPA1, we also entered into a registration rights agreement, pursuant to which we filed a registration statement for the common stock issuable upon conversion of Preferred Shares. The registration statement filed in connection with the Preferred A Shares was declared effective on May 14, 2009. The Preferred A Shares accrue ten percent annual cumulative dividend, payable in additional Preferred A Shares. We issued 81 Preferred A Shares in dividends during the first quarter of 2009. The Preferred A Shares mature on February 1, 2013 and are only redeemable in Company Common Stock. The full agreement can be reviewed in the Company’s Form 8-K filed with the SEC on August 12, 2008.

On December 12, 2008, we entered into a second securities purchase agreement (“SPA2”) with CDS. Pursuant to SPA2 we issued 2,000 Series B preferred shares (“Preferred B Shares”), as well as a warrant to purchase additional 2,000 Preferred B Shares, for a cash payment of $2.0 million. The Preferred B Shares can be converted into our common stock at any time. Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. Pursuant to SPA2, we entered into a registration rights agreement under which we agreed to file a registration statement for the common stock issuable upon conversion of Preferred B Shares.  We have filed this registration statement pursuant to registration rights agreement executed in connection with SPA2. The Preferred B Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred B Shares. We issued 11 Preferred B Shares in dividends during the first quarter of 2009. The Preferred B Shares mature on December 31, 2013 and are only redeemable in Company Common Stock. The full agreement can be reviewed in the Company’s Form 8-K filed with the SEC on December 17, 2008.

On March 31, 2009, CDS exercised its right to purchase additional 2,000 Preferred B Shares and executed a subscription agreement for $2.0 million. The monies for the subscription were paid on April 7 and May 1, 2009.

Certain covenants of both Series A and B preferred shares restrict the Company from entering into additional debt arrangements or permitting liens to be filed against the Company’s assets, without approval from the holder of the preferred shares. There is a mandatory redemption in cash, if the Company breaches certain covenants of the agreements. The holders have liquidation preference in case of company liquidation. The Company has the right to redeem the preferred shares early by the payment in cash of 104% of the liquidation preference value. The Company may redeem the Series A shares at any time on or July 1, 2010 and the Series B shares at any time on or after January 1, 2011.

RELATED PARTY TRANSACTIONS

We received advances from one of our stockholders at various instances during 2004 and 2005, $76,000 and $424,000, respectively. In July 2008, we restructured the agreement and decreased the interest rate to prime rate flat, monthly payments of $5,000 until a balloon payment of approximately $606,000 in January 2010. The outstanding balance as of June 30, 2009 was $620,000.  In September 2009, this debt was restructured to a convertible note of $615,000 with maturity in September 2012. Interest on the convertible note is set at 3% over the one-month LIBOR rate. The first interest payment is due in September 2010 and quarterly thereafter. The note can be converted to shares of our common stock.

We have accrued $171,000 for the CEO’s salary from March 2006 through May 30, 2007. The CEO also lent us $50,000 in February 2006. The two debts were restructured in to one note accruing 3% interest, monthly payments of $5,000 and with a balloon payment of $64,000 in January 2011. The outstanding balance as of June 30, 2009 was $162,000.

The COO of the Company lent the Company $50,000 in February 2008, the loan was repaid in March 2008. The COO also purchased in February 2008, 781,250 shares in a private placement for a total consideration of $75,000.

The CFO of the Company lent the Company $25,000 in February 2008, the loan was repaid in February 2008. The CFO also purchased in February 2008, 245,098 shares in a private placement for a total consideration of $25,000.

The Vice President of Strategic Accounts and Business Development purchased in February 2008, 245,098 shares in a private placement for a total consideration of $25,000.

CD and CDS are considered a related parties due to their ownership of preferred shares and common stock, see further discussions under Liquidity and Capital Resources and Our Security Purchase Agreement with CDS Ventures of South Florida, LLC, above.

Related party transactions are contracted on terms comparable to the terms of similar transactions with unaffiliated parties.

Going Concern

The accompanying condensed consolidated financial statements are presented on a going concern basis. This condition raises substantial doubt about the Company’s ability to continue as a going concern.  The Company is diligently trying to raise financing; however, there can be no assurance that the Company will be successful in its endeavors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 4, 2006, we received the resignation of our principal independent accountant, Armando C. Ibarra, C.P.A.

Armando C. Ibarra, C.P.A. had served as our principal independent accountant from inception (April 26, 2005) and the fiscal year September 2005, inclusive through August 4, 2006.

The principal independent accountant’s report issued by Armando C. Ibarra, C.P.A. for the year ended September 30, 2005 did not contain any adverse opinion or disclaimer of opinion and it was not modified as to uncertainty, audit scope, or accounting principles, other than their opinion, based on our lack of operations and our net losses, there was substantial doubt about our ability to continue as a going concern.  The financial statements did not include any adjustments that might have resulted from the outcome of that uncertainty.

We are able to report that during the year ended September 30, 2005 through August 4, 2006 there were no disagreements with Armando C. Ibarra, C.P.A., our former principal independent accountant, on any matter of accounting principles or practices, financial statement  disclosure, or auditing scope or procedure, which, if not resolved to Armando C. Ibarra, C.P.A.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports on our consolidated financial statements for such periods. We have requested that Armando C. Ibarra, C.P.A. furnish us with a letter addressed to the SEC stating whether or not it disagrees with the above statements.  A copy of such letter is filed herewith as Exhibit 16.1.

On August 4, 2006, upon authorization and approval of the Company’s Board of Directors, the Company engaged the services of Chang G. Park, CPA, Ph.D. as its independent registered public accounting firm.

On March 8, 2007, the Company terminated Chang G. Park, CPA, Ph.D. (“Park”) as the Company’s independent registered public accounting firm. The decision to dismiss Park was unanimously determined and approved by the Company’s Board of Directors.

The audit reports of Park on the financial statements of the Company as of and for the years ended September 30, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended September 30, 2005 and 2006 and the subsequent interim period through March 8, 2007, there were no disagreements with Park on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Park, would have caused it to make reference thereto in its reports on the financial statements for such years.

In connection with the audits of the two fiscal years ended September 30, 2005 and 2006 and the subsequent interim period through March 8, 2007, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

On March 8, 2007, upon authorization and approval of the Company’s Board of Directors, the Company engaged Sherb & Co. (“Sherb”) as the Company’s independent registered public accounting firm.

 During the Company’s fiscal years ended September 30, 2005 and 2006 and the subsequent interim period through March 8, 2007, neither the Company nor anyone acting on its behalf consulted with Sherb regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table lists the current members of our Board of Directors and our executive officers as of October 2, 2009. The address for our directors is c/o Celsius Holdings, Inc., 140 NE 4th Avenue, Delray Beach, FL 33483. There are no family relationships among members of our Board or our executive officers, with the exception of Janice Haley who is the wife of Stephen C. Haley.

Name	Age	Position

Stephen C. Haley	52	Chief Executive Officer, President and Chairman of the Board of Directors

Jan Norelid	56	Chief Financial Officer and Director

Jeffrey Perlman	45	Chief Operating Officer

Janice Haley	48	Vice President of Strategic Accounts and Business Development

James Cast	61	Director

William H. Milmoe	61	Director

Geary W Cotton	57	Director

Set forth below is a brief description of the background and business experience of each of our executive officers directors.

Stephen C. Haley is Chief Executive Officer, President and Chairman of the Board of Directors for the Company, and has served in this capacity since he founded Elite in 2004. Elite merged into the Company’s subsidiary, Celsius, Inc. on January 26, 2007.  Prior to founding Elite, from 2001 to 2004, Mr. Haley invested in multiple companies including the beverage industry. From 1999 to 2001, he held positions as COO and Chief Business Strategist for MAPICS, a publicly held, international software company with over 500 employees and $145 million in revenue. From 1997 to 1999, he was CEO of Pivotpoint, a Boston based Enterprise Requirements Planning (ERP) software firm, backed by a venture group including Goldman Sachs, TA Associates, and Greyloc. He holds a BSBA in Marketing from the University of Florida.

Jan Norelid is the Chief Financial Officer and a director of the Company.  He joined Elite as Chief Financial Officer in November 2006. Mr. Norelid has thirty years of local and international financial experience. Most recently, from 2005 to 2006 he worked as consultant for Bioheart Inc, a start-up bio-medical company, and FAS Group, a consulting firm specialized in SEC related matters. Previously, from September 1997 to January 2005, Mr. Norelid served as Chief Financial Officer for Devcon International Corp, an $80 million NASDAQ listed company which manufactures building materials and provides a comprehensive range of heavy-construction and support services. From January 1996 to September 1997, Mr. Norelid owned and operated a printing franchise. Prior to this, from 1990 to 1995, Mr. Norelid worked as Chief Financial Officer for Althin Medical Inc., a $100 million public medical device company. Previous experience since 1977 consisted of various controller and CFO positions for Swedish companies, stationed in six different countries in four continents. Mr. Norelid holds a degree in Business Administration from the Stockholm School of Economics.

Jeffrey Perlman is the Chief Operating Officer of the Company.  Mr. Perlman joined Celsius as Chief Operating Officer in January 2009. Since 2002 and until 2008 Mr. Perlman was President of Community Ventures Inc., a consulting firm offering business development, public relations, government relations, strategic planning, publishing and economic development services. Mr. Perlman is the former mayor of the City of Delray Beach. Mr. Perlman is member of the board of directors for the Business Development Board of Palm Beach County, the Greater Delray Beach Chamber of Commerce and several other non-profit organizations. Mr. Perlman holds a BA in Political Science from the State University of New York, College at Oswego.

Janice Haley is the Vice President of Strategic Accounts and Business Development of the Company.  Ms. Haley joined Elite in 2006 as VP of Marketing. Prior to joining Elite, from 2001 to 2006, Ms. Haley, together with her husband Stephen C. Haley, was an investor in beverage distribution and manufacturing companies. Ms. Haley has over 20 years management expertise including the software technology industry in enterprise applications and manufacturing industries specializing in business strategy, sales and marketing. From 1999 to 2001 she was Director of Corporate Communications of Mapics, an international public software company. Previously, from 1997 to 1999 she worked as VP of Marketing of Pivotpoint, a Boston based, venture-funded, software company. Ms. Haley began her career in production in commercial and defense manufacturing firms such as ITT and Honeywell Inc.  Ms. Haley holds a BSBA in Marketing from University of Florida.

James Cast is a director of the Company.  Mr. Cast joined Elite as director in 2007. Mr. Cast is a certified public accountant and is the owner of a CPA firm in Ft. Lauderdale, Florida, which specializes in taxes and business consulting. Prior to forming his firm in 1994, Mr. Cast was senior tax Partner-in-Charge of KPMG Peat Marwick’s South Florida tax practice with over one hundred ten employees. During his twenty-two years at KPMG he was also the South Florida coordinator for all mergers, acquisitions, and business valuations. He is a member of AICPA and FICPA. He currently serves on the Board of the Covenant House of Florida. He has a BA from Austin College and a MBA from the Wharton School at the University of Pennsylvania.

William Milmoe is a director of the Company.  Mr. Milmoe joined Celsius Holdings, Inc as director in August 2008. Mr. Milmoe is president and chief financial officer of CDS International Holdings, Inc., a position he has held since 2006. From 1997 to 2006, he was CDS’ chief financial officer and treasurer.  Mr. Milmoe is a certified public accountant with over 40 years of broad business experience in both public accounting and private industry. His financial career has included positions with PricewaterhouseCoopers, an internal public accounting firm, General Cinema Corporation, an independent bottler of Pepsi Cola and movie exhibitor.  Mr. Milmoe is member of both the Florida and the American Institute of Certified Public Accountants.

Geary Cotton is a director of the Company. Mr. Cotton joined Celsius Holdings, Inc as director in September, 2008. Mr. Cotton is director of a privately held insurance industry company, XN Financial. Mr. Cotton was from 1986 to 2000 chief financial officer of Rexall Sundown, and public entity sold in 2000 for $1.8 billion. Mr. Cotton was a director and audit committee chairman of QEP Co. Inc. from 2002 to 2006. Mr. Cotton is a certified public accountant with over 30 years of broad business experience in both public accounting and private industry. Mr. Cotton is a graduate of University of Florida.

Term of Office

Our directors are elected for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Board Committees

We have not separately designated an executive committee, nominating committee, compensation committee or audit committee of the Board.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will manage for the long-term benefit of our stockholders. In that regard, we have established and adopted a code of business conduct and ethics applicable to all of our directors, officers and employees.

Involvement in certain legal proceedings

On September 25, 2008, the Securities and Exchange Commission (SEC) filed a consent by Jan Norelid, Chief Financial Officer and one of the Company’s Directors, for the entry of a judgment against Mr. Norelid in a matter brought by the SEC in the United States District Court for the Southern District of Florida (Case No. 08-61524-CIV).  The SEC’s allegations resulted from Mr. Norelid’s purchase and sale of the stock of Services Acquisition Corp. International (“SACI”) in 2006 while he acted as a consultant to SACI.  Mr. Norelid did not admit or deny the SEC’s allegations but agreed to a permanent injunction, disgorgement of $5,102, prejudgment interest of $906 and a penalty of $8,865.  None of the SEC’s allegations involve the Company or Mr. Norelid’s role as a Director or Chief Financial Officer for the Company. The foregoing matter was previously disclosed in our Current Report on Form 8-K as filed with the SEC on September 26, 2008, and the description herein is qualified in its entirety by reference to the full text of the consent filed by the SEC, which is incorporated herein in its entierety by reference.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the years ended December 31, 2008, 2007 and 2006:

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Totals
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Stephen Haley, President, CEO and Chairman of the Board	2008	141,231	-	-	0	-	-	-	141,231
	2007	93,877	-	-	24,769	-	-	51,000	169,646
	2006	-	-	-	-	-	-	120,000	120,000

Jan Norelid,	2008	141,092			62,120			7,200	210,412
CFO and Director	2007	135,831	-	25,000	20,271	-	-	4,985	186,087
	2006	8,308	-	-	-	-	-	-	8,308

Richard McGee, COO	2008	105,692	-	-	20,707	-	-	12,000	138,399
Formerly COO	2007	106,615	13,506	-	28,073	-	-	9,692	157,886
	2006	60,000	-	-	-	-	-	-	60,000

Janice Haley	2008	98,077	-	-	17,256	-	-	-	115,333
Vice President	2007	103,846	-	-	33,025	-	-	-	136,871
	2006	65,385	-	-	-	-	-	-	65,385

Irina Lorenzi	2008	122,596	-	-	15,938	-	-	-	138,534
Innovations Vice President	2007	45,673			96,924	-	-	-	136,871
	2006		-	-		-	-	-	-

(1)
From March 2006 through part of May of 2007 the Company accrued Mr. Haley’s salary and have still not paid it, the accrued amounts are shown under All Other Compensation as $120,000 and $51,000 for the years 2006 and 2007, respectively.

Mr. Norelid received $7,200 and 4,985 in health insurance reimbursement, for the years 2008 and 2007, respectively.
Mr. McGee received $12,000 and 9,692 as auto allowance for the years 2008 and 2007, respectively.

Director Compensation

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2008

Name	Fees earned or paid in cash ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
James R. Cast (1) (2)	$4,000	$-	$11,562	$-	$-	$-	$15,562

Gregory Horn (1) (2)	$4,000	$-	$-	$-	$-	$-	$4,000

(1)	Represents options to purchase 200,000 shares of common stock issued to Mr. Cast on April 9, 2008 at an exercise price equal to $0.11.

(2)
Cash compensation to non-employee directors has been established to be $4,000 annually, and $250 per audit committee meeting, once such committee is formed. The fee of $4,000 for the year of service ended in January 2008 was paid to the directors in 2008.

Executive Officer Employment Agreements

On January 19, 2007, Elite entered into employment agreements with the Messrs. Stephen C. Haley, Jan Norelid,  and Ms. Janice Haley. Each of these agreements has been assumed by the Company pursuant to the Merger Agreement.  Each of the agreements has a three (3) year term ending on January 18, 2010. The agreements provide for a discretionary bonus. The bonus plans have not yet been established by the board, but may contain items such as goals to achieve certain revenue, to reduce cost of production, to achieve certain gross margin, to achieve financing, etc.

The agreement with Mr. Stephen C. Haley, our Chief Executive Officer and Chairman of the Board, provides for a base annual salary of $144,000, a discretionary annual bonus. Mr. Haley is entitled to severance benefits if Mr. Haley’s employment is terminated upon his death or if his employment is terminated by the Sub other than for cause. These severance benefits include on termination:

(a)
due to death a lump sum payment death benefit equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the term remaining in his employment agreement; and

(b)
for other than for cause (i) a lump sum payment equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the greater of the term remaining in his employment agreement or two (2) years, and (ii) a continuation of all other benefits through for the greater of the term remaining in his employment agreement or two (2) years.

If Mr. Haley terminates his employment for reasons other than the Company’s breach of the agreement, he will not be entitled to severance benefits.   Mr. Haley will not be entitled to severance benefits if his employment agreement is terminated for cause (as described below).

The agreement with Mr. Jan Norelid, our Chief Financial Officer, provided for a base annual salary of $108,000 and a discretionary annual bonus, and an increase of his base salary to $144,000 at the earlier of ninety (90) days from the closing of the Merger agreement or the Company has raised $2.5 million in financing, and a discretionary annual bonus.  Mr. Norelid is entitled to severance benefits if Mr. Norelid’s employment is terminated by the Sub other than for cause. These severance benefits include on termination:

for other than for cause (i) a lump sum payment equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Norelid most recently multiplied by the greater of the term remaining in his employment agreement or two (2) years, and (ii) a continuation of all other benefits through for the greater of the term remaining in his employment agreement or two (2) years.

The agreement with Ms. Janice Haley, our Vice President of Strategic Accounts and Business Development, provides for a base annual salary of $100,000 and an increase of her salary to $120,000 when the Company has raised $2.5 million in financing, and a discretionary annual bonus.

The agreements with Ms. Haley provide for severance benefits if employment is terminated by the Sub other than for cause.  These severance benefits include on termination:

for other than for cause an amount equal to the sum of such employee’s then current annual base salary plus the annualized amount of incentive compensation paid to such employee within the last year before the date such employee’s employment was terminated, multiplied by the number of full and partial years remaining in the term of the agreement.

The Company anticipates senior executive bonuses under each of these agreements will be determined based on various factors, including revenue achievement and operating income (loss) before depreciation and amortization targets, as well as personal contributions.

These employment agreements may be terminated by the Company if the executive commits an act or an omission resulting in a willful and material breach of or failure or refusal to perform his duties, commits fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services, convicts any crime which involves dishonesty or breach of trust, or acts in gross negligence in the performance of his duties (provided that the Company gives the executive notice of the basis for the termination and an opportunity for 15 days to cease committing the alleged conduct) or violates the confidentiality or non-competition requirements of the agreement.

On January 5, 2009 we entered into employment agreement with Mr. Jeff Perlman, our Chief Operating Officer. It provides for a base annual salary of $144,000.

The agreements with Mr. Perlman provide for severance benefits if employment is terminated by the Sub other than for cause.  These severance benefits include on termination:

for other than for cause an amount equal to the sum of such employee’s then current annual base salary plus the annualized amount of incentive compensation paid to such employee within the last year before the date such employee’s employment was terminated, multiplied by the number of full and partial years remaining in the term of the agreement.

The Company anticipates senior executive bonuses under each of these agreements will be determined based on various factors, including revenue achievement and operating income (loss) before depreciation and amortization targets, as well as personal contributions.

These employment agreements may be terminated by the Company if the executive commits an act or an omission resulting in a willful and material breach of or failure or refusal to perform his duties, commits fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services, convicts any crime which involves dishonesty or breach of trust, or acts in gross negligence in the performance of his duties (provided that the Company gives the executive notice of the basis for the termination and an opportunity for 15 days to cease committing the alleged conduct) or violates the confidentiality or non-competition requirements of the agreement.

Equity Awards 2008 Table

The following table sets forth information with respect to stock awards and grants of options to purchase our common stock under our 2006 Stock Incentive Plan, or separately, to the named executive officers during the fiscal year ended December 31, 2008.

	Option Awards					Stock Awards
	Number of Securities underlying unexercised options #	Number of Securities underlying unexercised options #	Equity incentive plan awards Number of Securities underlying unexercised Unearned options	Option exercise price	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested	Equity incentive plan awards Number of unearned shares, units or other rights that	Equity incentive plan awards Market or payout value of unearned shares, units or other rights that have not vested
Name	Exercisable	Unexercisable	(#)	($)	($)	(#)	($)	(#)	($)

Stephen C. Haley, CEO	-	-	-	-	-	-	-	-	-

Jan A. Norlid	-	-	900,000	$0.11	4/9/2023	-	-	-	-

Richard W. McGee
President Field Operations	-	-	300,000	$0.11	4/9/2023	-	-	-	-

Janice H. Haley, Vice President	-	-	250,000	$0.11	4/9/2023	-	-	-	-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of October 7, 2008 for:

•	each of our executive officers and directors;
•	all of our executive officers and directors as a group; and
•	Any other beneficial owner of more than five percent (5%) of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
	Beneficial Ownership
	Outstanding Shares Beneficially Owned	Right to Acquire Within 60 Days After Oct 2, 2009	Shares Beneficially Owned (6) Number

Name and Address of Beneficial Owner(1)				Percentage
Carl DeSantis (2)	11,284,016	111,232,500	122,516,516	46.4%	%
William H. Milmoe (3)	11,194,016	111,232,500	122,426,516	46.4%	%
CD Financial, LLC (4)	11,184,016	111,232,500	122,416,516	46.4%	%
CDS Ventures of South Florida, LLC (4)	-	111,232,500	111,232,500	42.2%	%
Stephen C. Haley (5)	44,889,852	1,337,246	46,227,098	30.0%	%
Lucille Santini	18,144,926	1,537,500	19,682,426	12.8%	%
Joseph & Gionis LLC	10,000,000	7,000,000	17,000,000	10.7%	%
Jan Norelid	1,894,920	900,000	2,794,920	1.8%	%
Janice Haley	245,098	2,032,995	2,278,093	1.5%	%
Jeffrey Perlman	-	-	-	-%
James Cast	-	367,450	367,450	0.2%	%
Geary Cotton	-	-	-	-%
All executive officers and directors as a	58,323,886	115,870,191	174,194,077	64.9%	%
group (7 persons)
________________

(1)	Unless otherwise noted in the table above, the address of each beneficial owner listed on the table is c/o Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483.
(2)
Mr. DeSantis directly owns 100,000 shares of common stock. He has beneficial ownership of 11,184,016 common shares owned by CD Financial, LLC. He has beneficial ownership of 2,081 shares of Series A Convertible Preferred Stock and 4,011 shares of Series B Convertible Preferred Stock owned by CDS Ventures of South Florida, LLC, immediately convertible into a maximum of 26,012,500 and 80,220,000 common shares respectively. He has beneficial ownership of the $6.5 million convertible note.  Based on the current outstanding balance, the note is immediately convertible at the current Conversion Price into 5,000,000 shares of Common Stock. Mr. DeSantis has dispositive power over the shares owned by CD Financial, LLC and CDS Ventures of South Florida, LLC. Each of Mr. Milmoe and Mr. DeSantis has shared voting power with regard to the shares held by CDS Ventures of South Florida, LLC and CD Financial, LLC.  Mr. Milmoe does not have dispositive power with regard to the shares owned by CD Financial, LLC or CDS Ventures of South Florida, LLC such Shares.

(3)
Mr. Milmoe directly owns 10,000 shares of common stock. He has beneficial ownership of 11,184,016 common shares owned by CD Financial, LLC. He has beneficial ownership of 2,081 shares of Series A Convertible Preferred Stock and 4,011 shares of Series B Convertible Preferred Stock owned by CDS Ventures of South Florida, LLC, immediately convertible into a maximum of 26,012,500 and 80,220,000 common shares respectively. Mr. DeSantis has dispositive power over such Preferred Shares. He has beneficial ownership of the $6.5 million convertible note, which based on the current outstanding balance of the note is immediately convertible at the current Conversion Price to 5,000,000 shares of Common Stock. Each of Mr. Milmoe and Mr. Carl DeSantis has shared voting power with regard to the shares held by CDS Ventures of South Florida, LLC and CD Financial, LLC.  Mr. Milmoe does not have dispositive power with regard to such Shares.

(4)
CD Financial, LLC directly owns 11,184,016 common shares. It has beneficial ownership of 2,081 shares of Series A Convertible Preferred Stock and 4,011 shares of Series B Convertible Preferred Stock owned by CDS Ventures of South Florida, LLC, immediately convertible into a maximum of 26,012,500 and 80,220,000 common shares respectively and the $6.5 million convertible note, immediately convertible at the current Conversion Price to 16,250,000 shares of Common Stock..

(5)
Mr. Haley directly owns 26,744,926 shares. Also includes 18,144,926 shares owned by Lucille Santini. Mr. Haley has voting power over these shares through a voting agreement dated on August 7, 2008, valid until July 31, 2010. Excludes any shares owned directly and indirectly by his wife Mrs. Janice Haley.

(6)
Applicable percentage of ownership is based on 152,615,242 shares of Common Stock outstanding as of October 2, 2009 together with securities exercisable or convertible into shares of common stock within sixty (60) days of the Record Date, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for form purposes only.

Arrangements Possibly Resulting in a Change in Control

Upon exercise of the unexpired warrants it holds, CD Financial, LLC with its subsidiary CDS Ventures of Florida, LLC, would beneficially own, but not own of record, 122,416,516 shares of the Company’s common stock giving it beneficial ownership of approximately 46.0% of our common stock outstanding as of May 18, 2009. Accordingly, if CD Financial, LLC were to exercise its warrants, it would have enough shares of our common stock to effectively control our company.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their holdings of and transactions in our common stock. To the best of our knowledge, based solely upon our review of copies of such reports and representation from reporting persons that were provided to us, we believe that each of our executive officers and directors timely filed Forms 4 and 5 with respect to transactions that should have been reported by them on such Forms.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2008, certain information related to our compensation plans under which shares of our common stock are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	13,447,317	$0.07	2,474,833
Equity compensation plans not approved by security holders	—	—	—
Total	13,447,317	$0.07	2,474,833

Material Features of Plan Approved by Shareholders

On January 18, 2007, we adopted our 2006 Incentive Stock Plan. The 2006 Incentive Stock Plan provides for equity incentives to be granted to our employees, officers or directors or to key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2006 Incentive Stock Plan, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. The 2006 Incentive Stock Plan is administered by the Compensation Committee of the Board of Directors. In the absence of such committee, the Board of Directors administers the plan. The 2006 Incentive Stock Plan was approved by our stockholders at the shareholders’ annual meeting on January 18, 2007.

On July 16, 2009, the shareholders of the company approved the Amended 2006 Incentive Stock Plan whereby the total number of shares of common stock available under the plan was increased to 50,000,000.

Material Features of Individual Arrangements Not Approved by Shareholders

As of December 31, 2008, we do not have any individual equity compensation arrangements outside of our 2006 Incentive Stock Plan.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our articles of incorporation. We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We received advances from one of our stockholders, Mrs. Santini, at various instances during 2004 and 2005, $76,000 and $424,000, respectively. Mrs. Santini owned as of the record date 12.2% of our outstanding common stock. In July 2008, we restructured the agreement and decreased the interest rate to prime rate flat, no collateral, monthly payments of $5,000 until a balloon payment of approximately $606,000 in January 2010. The outstanding balance as of June 30, 2009 was $620,000. In September 2009, this debt was restructured to a convertible note of $615,000 with maturity in September 2012. Interest on the convertible note is set at 3% over the one-month LIBOR rate. The first interest payment is due in September 2010 and quarterly thereafter. The note can be converted to shares of our common stock.

We have accrued $171,000 for Mr. Haley’s, our CEO, salary from March 2006 through May 30, 2007. Mr. Haley also lent us $50,000 in February 2006. The two debts were restructured in July 2008 into one note accruing 3 percent interest, no collateral, monthly payments of $5,000 and with a balloon payment of $64,000 in January 2011. The outstanding balance as of December 31, 2008 was $176,000.

Mr. Haley has guaranteed the Company’s obligations under the factoring agreement with Bibby Financial Services, Inc. (“Bibby”). This agreement has been cancelled and the debt was paid off in November 2008. Mr. Haley has also guaranteed the financing of vehicles on our behalf, and was previously guaranteeing the office lease for the Company. Mr. Haley was not compensated for issuing the guarantees.

Mrs. Janice Haley, Vice President of Strategic Accounts and Business Development, is the spouse to Mr. Haley, our CEO. Her compensation is disclosed in the compensation chart of named executives.

In August of 2008, we entered into a security purchase agreement (“SPA1”) with CDS Ventures of South Florida, LLC (“CDS”), an affiliate of CD Financial, LLC (“CD”), pursuant to which we received $1.5 million in cash, cancelled two convertible notes issued to CD for $500,000. In exchange, the Company issued to CDS, 2,000 Series A Preferred Shares, and a warrant to purchase additional 1,000 Series A Preferred Shares. See further discussion below on SPA1 with CDS.

In December of 2008, we entered into a second security purchase agreement (“SPA2”) with CDS pursuant to which we received $2.0 million in cash and issued 2,000 Series B Preferred Shares, and a warrant to purchase additional 2,000 Series B Preferred Shares. In March, 2009, CDS exercised its warrant and subscribed to an additional 2,000 Series B Preferred Shares. During April and May, 2009, we received the corresponding $2 million in cash. See further discussion below on SPA2 with CDS.

In August 2009, we issued to CD an unsecured note for $1 million and received $1 million in cash.  In September 2009, this note was refinanced.  The current unsecured note accrues interest at 6% per annum and has a maturity date of February 28, 2010.

In September 2009, we entered into a $6.5 million loan agreement with CDS. The loan can be disbursed at $2 million per month for the months of September, October and November and $500,000 in December. The loan is due in September 2012. Interest is set at 3% over the one-month LIBOR rate. The first interest payment is due in September 2010 and quarterly thereafter. The note can be converted to shares of our common stock.

We have entered into a 6 month lease agreement for office space with CDR Plaza, Ltd. a company controlled by Carl DeSantis. The monthly rate is $4,000 for a 3,000 square foot space.

Related party transactions are contracted on terms comparable to the terms of similar transactions with unaffiliated parties. As part of our code of ethics, any related party transaction must be approved in advance. If the interested party is an officer or director of the Company, approval must be obtained from of a majority of the Audit Committee of the Board or the Board itself, provided that only those that do not have a relationship or an interest in the transaction are eligible to cast a vote. In each such case, the full scope of the conflict of interest must be disclosed to senior management and the Audit Committee or the Board, and must also be publicly disclosed to the extent required by applicable securities laws.

Related party transactions are contracted on terms comparable to the terms of similar transactions with unaffiliated parties

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

Director Independence

The board of directors has determined that three of our five directors, Mr. Cast, Mr. Milmoe and Mr. Cotton, are independent pursuant to the independence standards of the NASDAQ Stock Market.

Conflicts Relating to Officers and Directors

 To date, we do not believe that there are any conflicts of interest involving our officers or directors.

 With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

AVAILABLE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act the SEC with respect to the shares of our Common Stock offered through this Prospectus. This Prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this Prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. In addition, we will file electronic versions of our annual, quarterly and current reports on the SEC’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System.

FINANCIAL STATEMENTS

CELSIUS HOLDINGS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Index to Financial Statements

Financial statements June 30, 2009	Page Number
Condensed Consolidated Balance Sheets at June 30, 2009 (unaudited)
and December 31, 2008	F-2

Condensed Consolidated Statements of Operations for three months
and six months ended June 30, 2009 and 2008 (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows for
six months ended June 30, 2009 and 2008 (unaudited)	F-4

Notes to Condensed Consolidated Financial Statements
for six months ended June 30, 2009 (unaudited)	F-5 - F-19

Financial statements December 31, 2008
Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheet as of December 31, 2008 and
December 31, 2007	F-21

Consolidated Statements of Operations for the years ended
December 31, 2008 and 2007	F-22

Consolidated Statements of Changes in Stockholders' Deficit
for the years ended December 31, 2008 and 2007	F-23

Consolidated Statements of Cash Flows for the years ended
December 31, 2008 and 2007	F-24

Notes to Consolidated Financial Statements
for the year ended December 31, 2008	F-25 - F-42

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30	December 311
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$311,032	$1,040,633
Accounts receivable, net	465,793	192,779
Inventories, net	896,495	505,009
Other current assets	256,889	12,155
Total current assets	1,930,209	1,750,576

Property, fixtures and equipment, net	172,216	183,353
Note receivable	250,000	250,000
Other long-term assets	18,840	18,840
Total Assets	$2,371,265	$2,202,769

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,066,084	$612,044
Loans payable	45,000	95,000
Short term portion of other liabilities	26,173	26,493
Due to related parties, short-term portion	979,504	120,000
Total current liabilities	2,116,761	853,537

Convertible note payable, net of debt discount	480,886	562,570
Due to related parties, long-term	102,156	700,413
Other liabilities	62,280	75,022
Total Liabilities	2,762,083	2,191,542

Stockholders’ (Deficit) Equity:
Preferred stock, $0.001 par value; 50,000,000 shares
authorized, 6,092 shares and 4,000 shares issued and outstanding, respectively	6	4
Common stock, $0.001 par value: 350,000,000 shares
authorized, 150 million and 149 million shares issued and outstanding, respectively	150,214	148,789
Additional paid-in capital	13,459,254	11,244,802
Accumulated deficit	(14,000,292)	(11,382,368)
Total Stockholders’ (Deficit) Equity	(390,818)	11,227
Total Liabilities and Stockholders’ (Deficit) Equity	$2,371,265	$2,202,769
1 Derived from audited financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Net revenue	$1,166,062	$1,000,109	$2,137,473	$1,533,491
Cost of revenue	676,312	631,321	1,220,836	930,216

Gross profit	489,750	368,788	916,637	603,275

Selling and marketing expenses	1,454,235	705,135	2,675,280	1,553,351
General and administrative expenses	448,965	423,492	803,740	888,397

Loss from operations	(1,413,450)	(759,839)	(2,562,383)	(1,838,473)

Other expense:
Interest expense, related party	6,071	(12,588)	13,481	1,838
Other interest expense, net	20,473	169,168	42,060	257,952

Total other expense	26,544	156,580	55,541	259,790

Net loss	$(1,439,994)	$(916,419)	$(2,617,924)	$(2,098,263)

Basic and diluted:
Weighted average shares outstanding	149,613,238	123,126,449	149,237,916	115,691,540
Loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
	For the Six Months Ended June 30
	2009	2008
Cash flows from operating activities:
Net loss	$(2,617,924)	$(2,098,263)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	25,902	11,124
Loss on disposal of assets	-	804
Adjustment to allowance for doubtful accounts	(31,246)	-
Adjustment to reserve for inventory obsolescence	(113,773)	-
Issuance of stock options	90,443	131,070
Amortization of debt discount	23,316	188,575
Issuance of shares as compensation	20,124	120,000
Changes in operating assets and liabilities:
Accounts receivable	(241,768)	(64,062)
Inventories	(277,713)	3,159
Prepaid expenses and other current assets	(244,734)	27,304
Deposit from customer	-	(400,000)
Accounts payable and accrued expenses	454,040	217,853
Net cash used in operating activities	(2,913,333)	(1,862,436)

Cash flows from investing activities:
Purchases of property, fixtures and equipment	(14,765)	(53,720)
Net cash used in investing activities	(14,765)	(53,720)

Cash flows from financing activities:
Proceeds from sale of common stock
and exercise of stock options	312	799,312
Proceeds from sale of preferred stock	2,000,000	-
Proceeds from note receivable	-	250,000
Proceeds from loans payable	-	81,229
Repayment of loans payable	(63,062)	(100,077)
Proceeds from debt to related parties	300,000	750,000
Repayment of debt to related parties	(38,753)	(25,000)
Net cash provided by financing activities	2,198,497	1,755,464

Decrease in cash	(729,601)	(160,692)
Cash, beginning of period	1,040,633	257,482
Cash, end of period	$311,032	$96,790

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$43,757	$110,715
Cash paid during the year for taxes	$-	$-

Non-Cash Investing and Financing Activities:
Issuance of shares for note payable	$105,000	$911,555

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Celsius Holdings, Inc. (f/k/a Vector Ventures Corp.) (the “Company”) was incorporated under the laws of the State of Nevada on April 26, 2005. The Company was formed to engage in the acquisition, exploration and development of natural resource properties. On December 26, 2006 the Company amended its Articles of Incorporation to change its name from Vector Ventures Corp. as well as increase the authorized shares to 350 million, $0.001 par value common shares and 50 million, $0.001 par value preferred shares.

Celsius Holdings, Inc. operates in United States through its wholly-owned subsidiaries, Celsius Inc., which acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007, and Celsius Netshipments, Inc. Celsius, Inc. was incorporated in Nevada on January 18, 2007, and merged with Elite FX, Inc. (“Elite”) on January 26, 2007 (the “Merger”), which was incorporated in Florida on April 22, 2004. Celsius, Inc. is in the business of developing and marketing healthier beverages in the functional beverage category of the beverage industry. Celsius was Elite’s first commercially available product. Celsius is a beverage that burns calories. Celsius is currently available in five sparkling flavors: cola, ginger ale, lemon/lime, orange and wild berry, and two non-carbonated green teas: peach/mango and raspberry/acai. Celsius is also available in its On-the-go packets. Celsius Netshipments, Inc., incorporated in Florida on March 29, 2007, distributes the Celsius beverage via the internet.

Prior to January 26, 2007, the Company was in the exploration stage with its activities limited to capital formation, organization, development of its business plan and acquisition of mining claims. On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation (“Elite”), and Steve Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued

•	70,912,246 shares of its common stock to the stockholders of Elite, including 1,337,246 shares of common stock issued as compensation, as full consideration for the shares of Elite;
•	warrants to Investa Capital Partners Inc. to purchase 3,557,812 shares of common stock of the Company for $500,000, the warrants were exercised in February 2007;
•	1,391,500 shares of its common stock as partial consideration of termination of a consulting agreement and assignment of certain trademark rights to the name “Celsius”;
•	options to purchase 10,647,025 shares of common stock of the Company in substitution for the options currently outstanding in Elite;
•
1,300,000 shares of its common stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Celsius Holdings, Inc’s majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of common stock of the Company held by him shortly after the close of the Merger Agreement.

For financial accounting purposes, the Merger was treated as a recapitalization of Celsius Holdings, Inc with the former stockholders of Celsius Holdings, Inc retaining approximately 24.6% of the outstanding stock. This transaction has been accounted for as a reverse acquisition and accordingly the transaction has been treated as a recapitalization of Elite, with Elite as the accounting acquirer. The historical financial statements are a continuation of the financial statements of the accounting acquirer, and any difference of the capital structure of the merged entity as compared to the accounting acquirer’s historical capital structure is due to the recapitalization of the acquired entity.

After the merger with Elite FX the Company changed its business to become a manufacturer of beverages. The calorie burning beverage Celsius® is the first brand of the Company.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed consolidated financial statements included herein have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the opinion of the management, the interim consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the statement of the results for the interim periods presented.

Going Concern — The accompanying unaudited consolidated financial statements are presented on a going concern basis. The Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management is currently seeking new capital or debt financing to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that the Company will be able to raise any additional funds. If not successful in obtaining financing, the Company will have to substantially diminish or cease its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Consolidation Policy — The accompanying consolidated financial statements include the accounts of Celsius Holdings, Inc. and subsidiaries. All material inter-company balances and transactions have been eliminated in consolidation.

Significant Estimates — The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Concentrations of Risk — Substantially all of the Company’s revenue is derived from the sale of the Celsius beverage.

The Company uses single supplier relationships for its raw materials purchases, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high-quality financial institutions. At times, balances in the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation limit.

Cash and Cash Equivalents — The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. At June 30, 2009 and December 31, 2008, the Company did not have any investments with maturities greater than three months.

Accounts Receivable — Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectable. At June 30, 2009 and December 31, 2008, there was an allowance for doubtful accounts of $21,855 and $53,101, respectively. During the six months ended June 30, 2009, the Company recognized a reduction to allowance for doubtful accounts of $31,246.

Inventories — Inventories include only the purchase cost and are stated at the lower of cost or market. Cost is determined using the FIFO method. Inventories consist of raw materials and finished products. The Company writes down inventory during the period in which such materials and products are no longer usable or marketable. At June 30, 2009 and December 31, 2008, there was an allowance for obsolescence of $93,272 and $207,045, respectively. During the six months ended June 30, 2009, the Company wrote down inventory by $113,773.

Property, Fixtures, and Equipment — Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful life of the asset generally ranging from three to seven years. Depreciation expense recognized in the first six months of 2009 was $25,902.

Impairment of Long-Lived Assets — Asset impairments are recorded when the carrying values of assets are not recoverable.

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, or at least annually. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of assets exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The Company did not recognize an impairment charge during the first six months of 2009 or 2008, respectively.

Intangible Assets — Intangible assets consist of the web domain name Celsius.com and other trademarks and trade names, and are subject to annual impairment tests. This analysis is performed in accordance with Statement of Financial Standards (‘‘SFAS’’) No. 142, Goodwill and Other Intangible Assets. Based upon impairment analyses performed in accordance with SFAS No. 142 in fiscal years 2009 and 2008, impairment was recorded of nil and $41,500, respectively. The impairment recorded was for expenses for trademarks.

Revenue Recognition — Revenue is recognized when the products are delivered, invoiced at a fixed price and the collectability is reasonably assured. Any discounts, sales incentives or similar arrangement with the customer is estimated at time of sale and deducted from revenue.

Advertising Costs — Advertising costs are expensed as incurred. The Company uses mainly radio, local sampling events and printed advertising. The Company incurred expenses of $861,000 and $529,000, during the first six months of 2009 and 2008, respectively.

Research and Development — Research and development costs are charged to operations as incurred and consist primarily of consulting fees, raw material usage and test productions of new products. The Company incurred expenses of $30,000 and $138,000, during the first six months of 2009 and 2008, respectively.

Fair Value of Financial Instruments — The carrying value of cash, accounts receivable, and accounts payable approximates fair value. The carrying value of debt approximates the estimated fair value due to floating interest rates on the debt.

Income Taxes — Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in the tax law or rates. A valuation allowance is recorded when it is deemed more likely than not that a deferred tax asset will be not realized.

Earnings per Share — Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options, convertible notes and warrants (calculated using the reverse treasury stock method). As of June 30, 2009 there were options outstanding to purchase 15.9 million shares, which exercise price averaged $0.07. The dilutive common shares equivalents, including convertible notes, preferred stock and warrants, of 126.7 million shares were not included in the computation of diluted earnings per share, because the inclusion would be anti-dilutive.

Reclassifications — Certain amounts have been reclassified to conform to the current period presentation, such reclassifications had no effect on the reported net loss.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, pre-acquisition contingencies, transaction costs, in-process research and development, and restructuring costs. In addition, under SFAS 141R, changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141R did not have a material impact on the Company’s results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No 51 (“SFAS 160”). SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 31, 2008. These standards will change the Company’s accounting treatment for business combinations on a prospective basis.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”, and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for SFAS No. 142’s entity-specific factors. This standard is effective for fiscal years beginning after December 15, 2008. The adoption of this FSP did not have a material impact on the Company’s results of operations or financial condition.

In March 2008 and May 2008, respectively, the FASB issued the following statements of financial accounting standards, neither of which is did not have a material impact on the Company’s results of operations or financial position:

•	SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133;” and
•	SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”

In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP FAS 141(R)-1”). This pronouncement amends SFAS No. 141R to clarify the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP SFAS No. 141(R)-1 requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, as determined in accordance with SFAS No. 157, if the acquisition-date fair value can be reasonably estimated. If the acquisition-date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized in accordance with FASB Statement No. 5, “Accounting for Contingencies” (SFAS No. 5), and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss.” FSP SFAS No. 141(R)-1 became effective for the Registrants as of January 1, 2009. As the provisions of FSP FAS 141(R)-1 are applied prospectively to business combinations with an acquisition date on or after the guidance became effective, the impact to the Registrants cannot be determined until the transactions occur. No such transactions occurred during 2009.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

In April 2009, the FASB issued FSP FAS No. 107-1 and Accounting Principles Board (“APB”) 28-1, Interim Disclosures about Fair Value of Financial Instruments, which amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, (“SFAS No. 107”) and APB Opinion No. 28, “Interim Financial Reporting,” respectively, to require disclosures about fair value of financial instruments in interim financial statements, in addition to the annual financial statements as already required by SFAS No. 107. FSP FAS 107-1 and APB 28-1 will be required for interim periods ending after June 15, 2009. As FSP FAS 107-1 and APB 28-1 provide only disclosure requirements, the application of this standard will not have a material impact on the Company’s results of operations, cash flows or financial position.

3.	INVENTORIES

Inventories consist of the following at:

	June 30,	December 31,
	2009	2008
Finished goods	$797,494	$581,970
Raw Materials	192,273	130,084
Less: inventory valuation allowance	(93,272)	(207,045)
Inventories, net	$896,495	$505,009

4.	OTHER CURRENT ASSETS

Other current assets at June 30, 2009 and December 31, 2008 consist of prepaid slotting fees, deposits on purchases, prepaid insurance, other accounts receivable and accrued interest receivable.

5.	PROPERTY, FIXTURES, AND EQUIPMENT

Property, fixtures and equipment consist of the following at:

	June 30,	December 31,
	2009	2008
Furniture, fixtures and equipment	$243,097	$228,332
Less: accumulated depreciation	(70,881)	(44,979)
Total	$172,216	$183,353

Depreciation expense amounted to $25,902 and $11,124 during the first six months of 2009 and 2008, respectively

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

6.	OTHER LONG-TERM ASSETS

Other long-term assets consist of the following at:

	June 30,	December 31,
	2009	2008
Long term deposit on office lease	$18,840	$18,840
Intangible assets	41,500	41,500
Less: Impairment of intangible assets	(41,500)	(41,500)
Total	$18,840	$18,840

7.	NOTE RECEIVABLE

Note receivable from Golden Gate Investors, Inc. (“GGI”) was as of June 30, 2009 and December 31, 2008, $250,000. The note is due on February 1, 2012, but under certain circumstances GGI is obligated to prepay the note. The prerequisites to obligate GGI to prepay the note are outside of the Company’s control and may exist at a future date. The note accrues 8% interest per annum. The Company has an outstanding debenture to the same company in the amount of $596,000. Also see Note 12  -  Long term debenture.

8.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at:

	June 30,	December 31,
	2009	2008
Accounts payable	$626,346	$411,185
Accrued expenses	439,738	200,859
Total	$1,066,084	$612,044

9.	DUE TO RELATED PARTIES

Due to related parties consists of the following as of:

	June 30,	December 31,
	2009	2008
The Company entered into a loan and security agreement in December 2008 with CD Financial, LLC, pledging all our assets as security. The line of credit is for $1.0 million, with interest at LIBOR plus 3 percentage points. The line expires in December 2009 and is renewable.	$300,000	$-

The Company received advances from one of its shareholders at various instances during 2004 and 2005, $76,000 and $424,000, respectively. In July, 2008, the debt was refinanced, has no collateral and accrues interest at the prime rate. Monthly amortization of $5,000 is due and a balloon payment of approximately $606,000 is due in January 2010.	619,504	643,916

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

	June 30, 2009	December 31, 2008
The Company’s CEO loaned the Company $50,000 in February 2006. Moreover, the Company accrued salary for the CEO from March of 2006 through May 2007 for a total of $171,000. In August 2008, the total debt was refinanced, has no collateral and accrues interest at 3%; monthly payments of $5,000 are due with a balloon payment of $64,000 in January 2011.	162,156	176,497
	$1,081,660	$820,413
Less: Short-term portion	$(979,504)	$(120,000)
Long-term portion	$102,156	$700,413

Also, see Note 14 – Related party transactions.

10.	LOANS PAYABLE

Loans payable consist of the following as of:

	June 30,	December 31,
	2009	2008
The Company terminated a consulting agreement and received in assignment the rights to the trademark “Celsius” from one of its former directors. Payment was issued in the form of an interest-free note payable for $250,000 and 1,391,500 shares of common stock. The note called for monthly amortization of $15,000 beginning March 30, 2007 with final payment of the remaining outstanding balance on November 30, 2007. The Company has not fulfilled its obligation and is paying the debt off at a slower pace.	$45,000	$95,000

11.	OTHER LIABILITY

During 2006 and 2008, the Company acquired a copier and 8 delivery vans, all of them financed. The outstanding balance on the aggregate loans as of June 30, 2009 and December 31, 2008 was $88,453 and $101,515, respectively, of which $26,173 and $26,493, is due during the next 12 months, respectively. The loans carry interest ranging from 5.4% to 9.1%. The total monthly principal payment is $2,099. The assets that were purchased are collateral for the loans.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

12.	LONG TERM DEBENTURE

On December 19, 2007, the Company entered into a $6 million security purchase agreement (the “Security Agreement”) with Golden Gate Investors, Inc (“GGI”), a California corporation. Under the Security Agreement, the Company issued as a first tranche a $1.5 million convertible debenture maturing on December 19, 2011. The debenture accrues seven and 3/4 percent interest per annum. As consideration the Company received $250,000 in cash and a note receivable for $1,250,000. The note receivable accrues eight percent interest per annum and is due on February 1, 2012. The note has a pre-payment obligation of $250,000 per month when certain criteria are fulfilled. One of the conditions to prepayment is that GGI may immediately sell all of the Common Stock Issued at Conversion (as defined in the Debenture) pursuant to Rule 144 of the Securities Act of 1933. The Company is under no contractual obligation to ensure that GGI may immediately sell all of the Common Stock Issued at Conversion pursuant to Rule 144. In the event that GGI may not immediately sell all of the Common Stock Issued at Conversion pursuant to Rule 144, GGI would be under no obligation to prepay the promissory note and likewise under no obligation to exercise its conversion rights under the Debenture. If GGI does not fully convert the Debenture by its maturity on December 19, 2011, the balance of the Debenture is offset by any balance due to the Company under the promissory note. The Company is not obligated to convert the debenture to shares, partially or in full, unless GGI prepays the respective portion of its obligation under the note. The Security Agreement contains three more identical tranches for a total agreement of $6 million. Each new tranche can be started at any time by GGI during the debenture period which is defined as between December 19, 2007 until the balance of the existing debentures is $250,000 or less. Either party can, with a penalty payment of $45,000 for the Company, and $100,000 for GGI, cancel any or all of the three pending tranches.

The debenture is convertible to common shares at a conversion rate of the lower of (i) eighty percent of the average of the three lowest volume weighted average prices for the previous 20 trading days and (ii) $1.00. The Company is not obligated to convert the amount requested to be converted into Company common stock, if the conversion price is less than $0.20 per share. GGI’s ownership in the company cannot exceed 4.99% of the outstanding common stock. Under certain circumstances the Company may be forced to pre-pay the debenture with a fifty percent penalty of the pre-paid amount.

The Company recorded a debt discount of $186,619 with a credit to additional paid in capital for the intrinsic value of the beneficial conversion feature of the conversion option at the time of issuance. The debt discount is being amortized over the term of the debenture. The Company recorded $23,316 as interest expense amortizing the debt discount during the first six months of 2009 and 2008, respectively. The Company considered SFAS 133 and EITF 00-19 and concluded that the conversion option should not be bifurcated from the host contract according to SFAS 133 paragraph 11 a, and concluded that according to EITF 00-19 the conversion option is recorded as equity and not a liability.

During 2008, the Company received $1,000,000 in payment on the note receivable. From June 2008 to June 2009, the Company converted $879,000 of the debenture to approximately 18.0 million shares of Common Stock and the Company paid $25,000 of the debenture in cash. The outstanding liability, net of debt discount, as of June 30, 2009 and December 31, 2008 was $480,886 and $562,570, respectively.

13.	PREFERRED STOCK

On August 8, 2008, the Company entered into a securities purchase agreement (“SPA1”) with CDS Ventures of South Florida, LLC (“CDS”), an affiliate of CD Financial, LLC (“CD”). Pursuant to SPA1, the Company issued 2,000 Series A preferred shares (“Preferred A Shares”), as well as a warrant to purchase an additional 1,000 Preferred A Shares, for a cash payment of $1.5 million and the cancellation of two notes in aggregate amount of $500,000 issued to CD. The Preferred A Shares can be converted into Company common stock at any time. SPA1 was amended on December 12, 2008 to provide that until December 31, 2010 the conversion price is $0.08, after which the conversion price is the greater of $0.08 or 90% of the volume weighted average price of the Common Stock for the prior 10 trading days. Pursuant to SPA1, the Company entered into a registration rights agreement under which the Company agreed to file a registration statement for the common stock issuable upon conversion of Preferred Shares. The Preferred A Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred A Shares. In March 2009, the Company issued 81 Preferred A Shares in dividends. The Preferred A Shares mature on February 1, 2013 and are redeemable only in Company Common Stock.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

On December 12, 2008, the Company entered into a second securities purchase agreement (“SPA2”) with CDS. Pursuant to SPA2 the Company issued 2,000 Series B preferred shares (“Preferred B Shares”), as well as a warrant to purchase additional 2,000 Preferred B Shares, for a cash payment of $2.0 million. The Preferred B Shares can be converted into Company common stock at any time. Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. Pursuant to SPA2, the Company entered into a registration rights agreement under which the Company agreed to file a registration statement for the common stock issuable upon conversion of Preferred B Shares. The Preferred B Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred B Shares. In March 2009, the Company issued 11 Preferred B Shares in dividends. The Preferred B Shares mature on December 31, 2013 and are redeemable only in Company Common Stock.

On March 31, 2009, CDS exercised its right to purchase additional 2,000 Preferred B Shares and executed a subscription agreement for $2.0 million. The monies for the subscription were paid on April 7 and May 1, 2009.

Certain covenants of both Series A and B preferred shares restrict the Company from entering into additional debt arrangements or permitting liens to be filed against the Company’s assets, without approval from the holder of the preferred shares. There is a mandatory redemption in cash, if the Company breaches certain covenants of the agreements. The holders have liquidation preference in case of company liquidation. The Company has the right to redeem the preferred shares early by the payment in cash of 104% of the liquidation preference value. The Company may redeem Series A at any time on or after July 1, 2010 and Series B at any time on or after January 1, 2011.

The following table sets forth the conversion of Preferred Stock into common stocks:

Convertible Stock	Number shares	Value/share	Convertible into number of common Stock
Preferred A	2,081	$ 1,000.00	26,012,500
Preferred B	4,011	$ 1,000.00	80,220,000
Total			106,232,500

The number of shares converted into is based on the current conversion price.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

14.	RELATED PARTY TRANSACTIONS

The CEO has guaranteed the Company’s obligations under the factoring agreement with Bibby Financial Services, Inc. The agreement was terminated in December 2008 and no balance is outstanding. The CEO has also guaranteed the financing for the Company’s offices and purchases of vehicles. The CEO has not received any compensation for the guarantees.

Also, see Note 9 – Due to related parties and 13 – Preferred Stock.

15.	STOCKHOLDERS’ DEFICIT

Issuance of common stock pursuant to conversion of note

In January 2008, the Company restructured the then outstanding balance of a note and issued 1 million unregistered shares for an equivalent value of $121,555, and a new non-interest bearing note for $105,000. The note calls for 7 monthly principal payments beginning March 1, 2008. The Company paid off the outstanding balance as of December 31, 2008.

In June 2008, the Company issued 11,184,016 unregistered shares as conversion of notes for $750,000 that were originally issued in December 2007 and April 2008.

In June through September, 2008, the Company issued 9,107,042 as a partial conversion of a debenture for $575,000 originally issued in December 2007. In October through December, 2008, the Company issued 7,739,603 shares as a partial conversion of the same debenture for $199,000. The Company issued 1,168,817 shares as a partial conversion of the same debenture for $105,000 in May 2009.

Issuance of common stock pursuant to services performed

In March 2008, the Company issued a total of 750,000 unregistered shares as compensation to an international distributor at a fair value of $120,000.

In September through December, 2008, the Company issued a total of 183,135 unregistered shares as compensation to a consultant and a distributor at a fair value of $11,450.

During the six months ended June 30, 2009, the Company issued a total of 238,926 unregistered shares as compensation to a consultant and a distributor at a fair value of $20,124.

Issuance of common stock pursuant to exercise of warrant and stock options

On February 15, 2008 the Company issued 16,671 shares of unregistered common stock in accordance to its 2006 Stock Incentive Plan to an employee exercising vested options.

On January 13, 2009 the Company issued 16,671 shares of common stock in accordance to its 2006 Stock Incentive Plan to an employee exercising vested options.

Issuance of common stock pursuant to private placements

In February 2008 the Company issued a total of 3,198,529 unregistered shares of common stock in private placements for an aggregate consideration of $298,900, net of commissions.

In March 2008 the Company issued a total of ten million unregistered shares of common stock in a private placement, for an aggregate consideration of $500,100. In addition, the investor received a warrant to purchase seven million unregistered shares of common stock during a 3-year period, at an exercise price of $0.13 per share. Of the total consideration, $100,000 was paid in March and $400,100 was paid on April 7, 2008.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Issuance of preferred stock pursuant to private placement

In August 2008, the Company issued 2,000 unregistered Preferred A Shares, as well as a warrant to purchase additional 1,000 Preferred A Shares, for a cash payment of $1.5 million and the cancellation of two notes in aggregate amount of $500,000.

In December 2008, the Company issued 2,000 unregistered Preferred B Shares, as well as a warrant to purchase additional 2,000 Preferred B Shares, for a cash payment of $2.0 million.

On March 31, 2009, CDS exercised its right to purchase additional 2,000 Preferred B Shares and executed a subscription agreement for $2 million payment. CDS made payments of $1 million each on April 7 and May 1, 2009.

Also, see Note 13 – Preferred Stock.

16.	STOCK-BASED COMPENSATION

The Company adopted an Incentive Stock Plan on January 18, 2007. This plan is intended to provide incentives which will attract and retain highly competent persons at all levels as employees of the Company, as well as independent contractors providing consulting or advisory services to the Company, by providing them opportunities to acquire the Company's common stock or to receive monetary payments based on the value of such shares pursuant to Awards issued. While the plan terminates 10 years after the adoption date, issued options have their own schedule of termination. Until 2017, options to acquire up to 16.0 million shares of common stock may be granted at no less than fair market value on the date of grant. Upon exercise, shares of new common stock are issued by the Company.

At June 30, 2009, the Company has issued approximately 15.9 million options to purchase shares at an average price of $0.07 with a fair value of $725,000. For the six months ended June 30, 2009 and 2008, respectively, the Company recognized $90,443 and $131,070 of non-cash compensation expense, respectively, (included in General and Administrative expenses in the accompanying Consolidated Statement of Operations). As of June 30, 2009 and December 31, 2008, the Company had approximately $295,000 and $192,000, respectively, of unrecognized pre-tax non-cash compensation expense which the Company expects to recognize, based on a weighted-average period of 1.2 and 0.9 years, respectively. The Company used the Black-Scholes option-pricing model and straight-line amortization of compensation expense over the two to three year requisite service or vesting period of the grant. There are options to purchase approximately 8.1 million shares that have vested, and 33,342 shares were exercised as of June 30, 2009. The following is a summary of the assumptions used:

Risk-free interest rate	1.6% - 4.9%
Expected dividend yield	—
Expected term	3 – 5 years
Expected annual volatility	73% - 164%

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

In March, 2008, the Company issued a total of 750,000 unregistered shares as compensation to an international distributor at a fair value of $120,000.

In September through December, 2008, the Company issued a total of 183,135 unregistered shares as compensation to a consultant and a distributor at a fair value of $11,450. During the six months ended June 30, 2009, the Company issued a total of 238,926 unregistered shares as compensation to a consultant and a distributor at a fair value of $20,124.The consultant will receive additional shares with fair value of $2,000 monthly as long as the consultancy agreement continues.

17.	WARRANTS

An investment banking firm received, as placement agent for financing received from Fusion Capital Fund II, LLC (“Fusion Capital”), a warrant to purchase 75,000 shares at a price of $1.31 per share. If unexercised, the warrant expires on June 22, 2012.

In March, 2008 the Company issued a total of 10,000,000 unregistered shares of common stock in a private placement, for an aggregate consideration of $500,100. In addition, the investor received a warrant to purchase seven million unregistered shares of common stock at an exercise price of $0.13 per share. If unexercised, the warrant expires on March 28, 2011.

On August 8, 2008, the Company entered into a securities purchase agreement with CDS, as further described in Note 13 – Preferred Stock. In connection with the security purchase, CDS received a warrant to purchase an additional 1,000 Preferred A Shares, at a price of $1,000 per share. If unexercised, the warrant expires on July 10, 2010. The Preferred A Shares can be converted into our common stock at any time. Until the December 31, 2010, the conversion price is $0.08, after which the conversion price is the greater of $0.08 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. The Preferred A Shares accrue ten percent annual cumulative dividend, payable in additional Preferred A Shares.

On December 12, 2008, the Company entered into a second securities purchase agreement with CDS, as further described in Note 13 – Preferred Stock. In connection with the security purchase, CDS received a warrant to purchase an additional 2,000 Preferred B Shares, at a price of $1,000 per share, which was exercised in full on March 31, 2009. The Preferred B Shares can be converted into our common stock at any time. Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. The Preferred B Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred B Shares. On March 31, 2009, CDS exercised its warrant. See also Note 13 – Preferred Stock.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

	Period Ended June 30, 2009		Year Ended December 31, 2008
	Thousands of	Weighted Average	Thousands of	Weighted Average
	Warrants	Exercise Price	Warrants	Exercise Price
Balance at the beginning of period	59,575	$0.07	75	$1.31
Granted	—	—	59,500	$0.07
Exercised	(40,000)	$0.05	—	—
Expired	—	—	—	—
Balance at the end of period	19,575	$0.10	59,575	$0.07

Warrants exercisable at end of period	19,575	$0.10	59,575	$0.07

Weighted average fair value of the
warrants granted during the year		—		$0.03

The weighted average remaining contractual life and weighted average exercise price of warrants outstanding and exercisable at June 30, 2009, for selected exercise price ranges, is as follows:

Range of Exercise Price	Number Outstanding at June 30, 2009 (000s)	Weighted Average Remaining Life	Weighted Average Exercise Price
$0.08	12,500	1.0	$0.08
$0.13	7,000	1.7	$0.13
$1.31	75	3.0	$1.31
	19,575	1.5	$0.10

18.	COMMITMENTS AND CONTINGENCIES

The Company has entered into distribution agreements with liquidated damages in case the Company cancels the distribution agreements without cause. Cause has been defined in various ways. In one such distribution agreement, the liquidated damages are payable in common stock rather than cash. If such agreement is terminated with cause, the potential liability is to have to issue shares to the distributor at a purchase price of $0.06. The quantity of shares depends on this distributor’s purchases from the Company as compared to the Company’s total revenue. It is managements’ belief that no liability for liquidated damages exists as of today’s date.

19.	BUSINESS AND CREDIT CONCENTRATION

Substantially all of the Company’s revenue is derived from the sale of the Celsius beverage.

The Company uses single supplier relationships for its raw materials purchases, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected. No vendor accounted for more than 10% of total payments in 2009.

Celsius Holdings, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (continued)

From April to June, 2008, the Company sold in one order to one international customer 15.9% of the Company’s total revenue for the year 2008. There is no assurance that this customer will order again. There were three customers that in the six months ended June 30, 2009, purchased each for more than 10% of the Company’s net revenue for the period.

20.	SUBSEQUENT EVENTS

At the annual shareholders meeting on July 16, 2009, the shareholders approved an increase in the number of authorized shares from 350 million to 1 billion common shares and approved an amendment to the Company’s 2006 Incentive Stock Plan to increase the total number of shares available to be issued from 16.0 million to 50.0 million shares of common stock.

1900 NW Corporate Blvd., Suite 210 East Boca Raton, Florida 33431 Tel. 561-886-4200 Fax. 561-886-3330 e-mail:info@sherbcpa.com
SHERB & CO., LLP	Offices in New York and Florida

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Celsius Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Celsius Holdings, Inc. and Subsidiaries as of December 31, 2008 and 2007, respectively, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2008 and 2007, respectively. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to  have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the  effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2008 and 2007, respectively, and the results of their operations and cash flows for the years ended December 31, 2008, and 2007, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations, and has an accumulated deficit and net cash used in operations of $4,840,152 for the year ended December 31, 2008. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                               /s/ Sherb & Co., LLP
Certified Public Accountants
Boca Raton, Florida
February 23, 2009

Celsius Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$1,040,633	$257,482
Accounts receivable, net	192,779	276,877
Inventories, net	505,009	578,774
Other current assets	12,155	44,960
Total current assets	1,750,576	1,158,093

Property, fixtures and equipment, net	183,353	64,697
Note receivable	250,000	1,250,000
Other long-term assets	18,840	60,340
Total Assets	$2,202,769	$2,533,130

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$612,044	$594,828
Loans payable	95,000	710,307
Deposit from customer	-	400,000
Short term portion of other liabilities	26,493	7,184
Convertible note payable, net of debt discount	-	199,692
Due to related parties, short-term portion	120,000	896,721
Total current liabilities	853,537	2,808,732

Convertible note payable, net of debt discount	562,570	1,314,914
Due to related parties, long-term portion	700,413	-
Other liabilities	75,022	14,236
Total Liabilities	2,191,542	4,137,882

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 50,000,000 shares authorized,
4,000 shares and 0 shares issued and outstanding, respectively	4,000,000	-
Common stock, $0.001 par value: 350,000,000 shares
authorized, 149 million and 106 million shares
issued and outstanding, respectively	148,789	105,611
Additional paid-in capital	7,244,806	4,410,405
Accumulated deficit	(11,382,368)	(6,120,768)
Total Stockholders’ Equity (Deficit)	11,227	(1,604,752)
Total Liabilities and Stockholders’ Equity (Deficit)	$2,202,769	$2,533,130

See Notes to Consolidated Financial Statements

Celsius Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the years ended December 31,
	2008	2007
Revenue	$2,589,887	$1,644,780

Cost of revenue	1,833,184	1,033,971

Gross profit	756,703	610,809

Operating expenses:
Selling and marketing expenses	3,936,552	2,100,687
General and administrative expenses	1,740,143	1,554,510
Termination of contract expense	-	500,000

Total operating expenses	5,676,695	4,155,197

Operating loss	(4,919,992)	(3,544,388)

Other expenses:
Interest income	70,441	7,837
Interest expense, related party	(773)	(75,647)
Interest expense, other, net	(411,276)	(113,643)

Total other expenses	(341,608)	(181,453)

Net loss	$(5,261,600)	$(3,725,841)

Loss per share, basic and diluted	$(0.04)	$(0.04)

Weighted average shares outstanding -
basic and diluted	128,703,645	100,688,634

See Notes to Consolidated Financial Statements

Celsius Holdings, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
for the Years Ended December 31, 2008 and 2007
					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Deficit

Balance at December 31, 2006	-	$-	69,575,000	$69,575	$705,425	$(2,394,927)	$(1,619,927)

Effect of recapitalization due to merger			24,000,000	24,000	329,117		353,117
Issuance of common stock in exchange of note			500,000	500	249,500		250,000
Issuance of common stock for cash			5,013,800	5,014	1,777,720		1,782,734
Exercise of warrants			3,557,812	3,558	496,442		500,000
Shares issued as compensation for services			1,572,246	1,572	196,928		198,500
Shares issued for termination of contract			1,391,500	1,392	273,154		274,546
Beneficial conversion feature of debt instrument					243,838		243,838
Stock option expense					138,281		138,281
Net loss						(3,725,841)	(3,725,841)
Balance at December 31, 2007	-	-	105,610,358	105,611	4,410,405	(6,120,768)	(1,604,752)

Issuance of preferred stock for cash	3,500	3,500,000					3,500,000
Issuance of stock in exchange of note	500	500,000	29,030,661	29,030	1,550,533		2,079,563
Issuance of common stock for cash			13,198,529	13,198	785,802		799,000
Exercise of stock options			16,671	17	295		312
Shares issued as compensation			933,135	933	130,517		131,450
Beneficial conversion feature of debt instrument					170,460		170,460
Stock option expense					196,794		196,794
Net loss						(5,261,600)	(5,261,600)
Balance at December 31, 2008	4,000	$4,000,000	148,789,354	$148,789	$7,244,806	$(11,382,368)	$11,227

See Notes to Consolidated Financial Statements

Celsius Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
	For the Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(5,261,600)	$(3,725,841)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	31,605	11,658
Loss on disposal of assets	804	-
Adjustment to allowance for doubtful accounts	53,101	-
Adjustment to reserve for inventory obsolescence	190,601	16,444
Impairment of intangible assets	41,500	26,000
Termination of contract	-	500,000
Issuance of stock options	196,794	138,281
Amortization of debt discount	211,245	7,732
Issuance of shares as compensation	131,450	198,500
Changes in operating assets and liabilities:
Accounts receivable	30,997	(148,558)
Inventories	(116,836)	(30,119)
Prepaid expenses and other assets	32,805	(8,906)
Accounts payable and accrued expenses	17,382	64,123
Deposit from customer	(400,000)	400,000
Net cash used in operating activities	(4,840,152)	(2,550,686)

Cash flows from investing activities:
Purchases of intangible assets	-	(41,500)
Purchases of property, fixtures and equipment	(151,065)	(46,164)
Net cash used in investing activities	(151,065)	(87,664)

Cash flows from financing activities:
Proceeds from sale of common stock	799,312	1,782,734
Proceeds from sale of preferred stock	3,500,000	-
Proceeds from issuance of convertible notes	990,900	500,000
Proceeds from exercise of warrants	-	500,000
Proceeds from recapitalization due to merger	-	353,117
Repayment of note to stockholders	-	(621,715)
Proceeds from note receivable	1,000,000	-
Proceeds from loans payable	743,552	483,891
Repayment of loans payable	(1,183,087)	(24,325)
Repayment of note to related parties	(76,309)	(106,449)
Net cash provided by financing activities	5,774,368	2,867,253
Increase in cash	783,151	228,903

Cash, beginning of year	257,482	28,579
Cash, end of year	$1,040,633	$257,482
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$190,826	$107,364
Cash paid during the year for taxes	$-	$-

See Notes to Consolidated Financial Statements

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND DESCRIPTION OF BUSINESS

Business —Celsius Holdings, Inc. (f/k/a Vector Ventures Corp., the “Company”) was incorporated under the laws of the State of Nevada on April 26, 2005.  The Company was formed to engage in the acquisition, exploration and development of natural resource properties. On December 26, 2006 the Company amended its Articles of Incorporation to change its name from Vector Ventures Corp. as well as increase the authorized shares to 350,000,000, $0.001 par value common shares and 50,000,000, $0.001 par value preferred shares.

Prior to January 26, 2007, the Company was in the exploration stage with its activities limited to capital formation, organization, development of its business plan and acquisition of mining claims.  On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation (“Elite”), and Steve Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of its common stock to the stockholders of Elite, including 1,337,246 shares of common stock issued as compensation, as full consideration for the shares of Elite;

•	warrants to Investa Capital Partners Inc. to purchase 3,557,812 shares of common stock of the Company for $500,000. The warrants were exercised in February 2007;

•	1,391,500 shares of its common stock as partial consideration for termination of a consulting agreement and assignment of certain trademark rights to the name “Celsius”;

•	options to purchase 10,647,025 shares of common stock of the Company in substitution for the options currently outstanding in Elite;

•
1,300,000 shares of its common stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company.

Celsius Holdings, Inc’s majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of common stock of the Company held by him shortly after the close of the Merger Agreement.

For financial accounting purposes, the Merger was treated as a recapitalization of Celsius Holdings, Inc with the former stockholders of the Celsius Holdings, Inc retaining approximately 24.6% of the outstanding stock. This transaction has been accounted for as a reverse acquisition and accordingly the transaction has been treated as a recapitalization of Elite FX, Inc., with Elite FX, Inc. as the accounting acquirer. The historical financial statements are a continuation of the financial statements of the accounting acquirer, and any difference of the capital structure of the merged entity as compared to the accounting acquirer’s historical capital structure is due to the recapitalization of the acquired entity.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2.    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern — The accompanying consolidated financial statements are presented on a going concern basis. The Company has suffered losses from operations and has an accumulated deficit and net cash used in operations of $4,840,152 for the year ended December 31, 2008. This raises substantial doubt about its ability to continue as a going concern. Management is currently seeking new capital or debt financing to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that the Company will be able to raise any additional funds. If not successful in obtaining financing, the Company will have to substantially diminish or cease its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Consolidation Policy — The accompanying consolidated financial statements include the accounts of Celsius Holdings, Inc. and subsidiaries. All material inter-company balances and transactions have been eliminated in consolidation.

Significant Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentrations of Risk — Substantially all of the Company’s revenue derives from the sale of the Celsius beverage.

The Company uses single supplier relationships for its raw materials purchases and filling capacity, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high-quality financial institutions. At times, balances in the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation limit.

Cash and Cash Equivalents — The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. At December 31, 2008, the Company did not have any investments with maturities greater than three months.

Accounts Receivable — Accounts receivable are reported at net realizable value. The Company establishes an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2008 and December 31 2007, there was an allowance for doubtful accounts of $53,101 and $0, respectively.

Inventories — Inventories include only the purchase cost and are stated at the lower of cost or market. Cost is determined using the FIFO method. Inventories consist of raw materials and finished products. The Company writes down inventory during the period in which such materials and products are no longer usable or marketable. At December 31, 2008 and December 31, 2007, there was a reserve for obsolescence of $207,045 and $16,444, respectively.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Property, Fixtures, and Equipment — Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful life of the asset generally ranging from three to seven years.

Impairment of Long-Lived Assets — Asset impairments are recorded when the carrying values of assets are not recoverable.

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or at least annually. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of assets exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

Intangible Assets — Intangible assets consist of the web domain name Celsius.com and other trademarks and trade names, and are subject to annual impairment tests. This analysis will be performed in accordance with Statement of Financial Standards (‘‘SFAS’’) No. 142, Goodwill and Other Intangible Assets. Based upon impairment analyses performed in accordance with SFAS No. 142 in fiscal years 2008 and 2007, impairment was recorded of $41,500 and $26,000, respectively. The impairment recorded was for expenses for trademarks, domain names and international registration of trademarks.

Revenue Recognition — Revenue is recognized when the products are delivered, invoiced at a fixed price and the collectability is reasonably assured. Any discounts, sales incentives or similar arrangements with the customer are estimated at time of sale and deducted from revenue.

Advertising Costs — Advertising costs are expensed as incurred. The Company uses mainly radio, local sampling events and printed advertising. The Company incurred advertising expense of $1.6 million and $535,000, during the fiscal years 2008 and 2007, respectively.

Research and Development — Research and development costs are charged to operations as incurred and consists primarily of consulting fees, raw material usage and test productions of beverages. The Company incurred expenses of $261,000 and $214,000, during the fiscal years 2008 and 2007, respectively.

Fair Value of Financial Instruments — The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value. The carrying value of debt approximates the estimated fair value due to floating interest rates on the debt.

Income Taxes — Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in the tax law or rates. A valuation allowance is recorded when it is deemed more likely than not that a deferred tax asset will be not realized.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Earnings per Share — Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon conversion of preferred shares, exercise of stock options and warrants (calculated using the reverse treasury stock method). Common share equivalents outstanding were 86,130,991 and 8,534,864, as of December 31, 2008 and 2007, respectively.

Reclassifications — Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on the reported net loss.

Share-Based Payments — In December 2004, the FASB issued SFAS No. 123(R) "Share-Based Payment," (“SFAS 123(R)”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No.107 "SAB 107'. SAB 107 expresses views of the staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and provides the staffs views regarding the valuation of share-based payment arrangements for public companies. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Standards No. 157, "Fair Value Measurements" (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 did not have a material impact on the Company's consolidated financial position or results of operations.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of SFAS 159 did not have on the Company’s consolidated financial position and results of operations.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, pre-acquisition contingencies, transaction costs, in-process research and development, and restructuring costs. In addition, under SFAS 141R, changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company does not anticipate that the adoption of SFAS 141R will have a material impact on its results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No 51 (“SFAS 160”). SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 31, 2008. These standards will change our accounting treatment for business combinations on a prospective basis.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”, and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for SFAS No. 142’s entity-specific factors. This standard is effective for fiscal years beginning after December 15, 2008, and is applicable to the Company’s fiscal year beginning January 1, 2008. The Company does not anticipate that the adoption of this FSP will have a material impact on its results of operations or financial condition.

In March 2008 and May 2008, respectively, the FASB issued the following statements of financial accounting standards, none of which is anticipated to have a material impact on the Company’s results of operations or financial position:

•	SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133;”
•	SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles;” and
•	SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.”

3.    INVENTORIES

Inventories consist of the following at:

	December 31,	December 31,
	2008	2007
Finished goods	$581,970	$407,972
Raw Materials	130,084	187,246
Less: inventory valuation allowance	(207,045)	(16,444)
Inventories, net	$505,009	$578,774

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.    OTHER CURRENT ASSETS

Other current assets at December 31, 2008 and December 31, 2007 consist of deposits on purchases, prepaid insurance, other accounts receivable and accrued interest receivable.

5.     PROPERTY, FIXTURES, AND EQUIPMENT

Property, fixtures and equipment consist of the following at:

	December 31, 2008	December 31, 2007
Furniture, fixtures and equipment	$228,332	$78,425
Less: accumulated depreciation	(44,979)	(13,728)
Total	$183,353	$64,697

Depreciation expense amounted to $31,605 and $11,658 during the fiscal years 2008 and 2007, respectively.

6.    OTHER LONG-TERM ASSETS

Other long-term assets consist of the following at:

	December 31, 2008	December 31, 2007
Long term deposit on office lease	$18,840	$18,840
Intangible assets	41,500	41,500
Less: Impairment of intangible assets	(41,500)	-
Total	$18,840	$60,340

7.     NOTE RECEIVABLE

Note receivable from Golden Gate Investors, Inc. (“GGI”) was as of December 31, 2008 and December 31, 2007, $250,000 and $1,250,000, respectively. The note is due on February 1, 2012, under certain circumstances GGI is obligated to monthly prepay $250,000 on the note. During 2008, GGI made four monthly prepayments. As of December 31, 2008 GGI is not obligated to prepay the note. The prerequisites to obligate GGI to prepay the note are outside of the Company’s control and may exist at a future date.  The note accrues 8% interest per annum. The Company has an outstanding debenture to the same company in the amount of $701,000. Also see Note 14  -  Long term debenture

8.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at:
	December 31, 2008	December 31, 2007
Accounts payable	$411,185	$466,047
Accrued expenses	200,859	128,781
Total	$612,044	$594,828

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.    DUE TO RELATED PARTIES

Due to related parties consists of the following as of:

	December 31,	December 31,
	2008	2007
The Company received advances from one of its shareholders at various instances during 2004 and 2005, $76,000 and $424,000, respectively. In July, 2008, the debt was refinanced, has no collateral and accrues interest at the prime rate. Monthly amortization of $5,000 is due and a balloon payment of approximately $606,000 is due in January 2010.	$643,916	$669,111

The Company’s CEO loaned the Company $50,000 in February 2006. Moreover, the Company accrued salary for the CEO from March of 2006 through May 2007 for a total of $171,000. In August 2008, the total debt was refinanced, has no collateral and accrues interest at 3%; monthly payments of $5,000 are due with a balloon payment of $64,000 in January 2011.	176,497	227,610
	$820,413	$896,721
Less: Short-term portion	$(120,000)	$(896,721)
Long-term portion	$700,413	$-

Also, see Note 16 – Related party transactions.

10.  LOANS PAYABLE

Loans payable consist of the following as of:

		December 31,	December 31,
		2008	2007
a.	The Company renewed its financing agreement for inventory on February 28, 2008. The line of credit was for $500,000 and carried an interest charge of 1.5 percent of the outstanding balance and a monitoring fee of 0.5 percent of the previous month’s average outstanding balance. The line of credit had as collateral all of the Company’s assets. The Company terminated the credit agreement and paid balance owed in December 2008.	$-	$222,092

b.	The Company renewed its factoring agreement for the Company’s accounts receivable during the first quarter of 2008. The maximum finance amount under the agreement was $500,000. Each factoring of accounts receivable has a fixed fee of one and a half percent of the invoice amount, a minimum fee per month and an interest charge of prime rate plus three percent on the outstanding balance under the credit agreement. The line of credit had as collateral all of the Company’s assets. The Company terminated the factoring agreement and paid balance owed in November 2008.	-	102,540

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

		December 31,	December 31,
		2008	2007
c.	In April 2, 2007 the Company received a $250,000 loan from Brennecke Partners LLC. In January, 2008 the Company restructured the then outstanding balance of the note and issued 1 million shares for an equivalent value of $121,555, and a new non-interest bearing note for $105,000. The Company paid the balance owed in December, 2008.	-	225,675

d.	The Company terminated a consulting agreement and received in assignment the rights to the trademark “Celsius” from one of its former directors. Payment was issued in the form of an interest-free note payable for $250,000 and 1,391,500 shares of common stock. The note called for monthly amortization of $15,000 beginning March 30, 2007 with final payment of the remaining outstanding balance on November 30, 2007.	95,000	160,000
		$95,000	$710,307

11.  DEPOSIT FROM CUSTOMER

During 2007, the Company received $400,000 from an international customer as deposit on future orders. The deposit was used in its entirety to pay for product shipped in April and June of 2008. The current balance as of December 31, 2008 and December 31, 2007 was $0 and $400,000, respectively.

12.  CONVERTIBLE AND OTHER NOTE PAYABLE

On December 18, 2007 the Company issued a $250,000 convertible note to CD Financial LLC (“CD”). The loan incurs eight percent interest per annum, and the note was due on April 16, 2008. The note can be converted to Company common stock after February 16, 2008 at a rate equal to seventy five percent of the average of the previous five days volume weighted average price for trading of the common stock, nevertheless, in no case can the note be converted to more than 25 million shares of common stock. At the time of recording the note a beneficial conversion feature for the conversion option was recorded in the amount $57,219, of which $6,199 was amortized in 2007, and $51,020 in 2008. Total outstanding as of December 31, 2007 was $199,692, which is net of debt discount of $51,020. On April 4, 2008 the Company received an additional $500,000 from CD on the same terms as the first note, also extending the due date of the first note. At the time of recording the second note a beneficial conversion feature for the conversion option was recorded as a debt discount in the amount $154,835. On June 10, 2008, the total amount of $750,000 was converted to 11,184,016 shares of Common Stock. The Company amortized $106,948 of the debt discount as interest expense; the remaining balance of the debt discount at time of conversion reduced the amount credited to equity.

On June 5, 2008, the Company issued a third convertible note for $250,000 to CD. On July 15, 2008 the Company issued a fourth convertible note for $250,000 to CD.  The notes carry 8 percent interest. At the time of recording the first note a beneficial conversion feature for the conversion option was recorded in the amount $15,625, of which $6,621 was amortized in June of 2008. On August 8, 2008, the convertible notes in the aggregate amount of $500,000 were cancelled and exchanged as partial consideration for preferred stock issued to CDS Ventures of South Florida, LLC, an affiliate of CD.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In December 2008, the Company entered into a $1 million revolving line of credit with CD and it carries interest of Libor plus three percentage points. In connection with this line of credit, the Company entered into a loan and security agreement under which it has pledged all of its assets as security for the line of credit. At December 31, 2008, there was no outstanding balance for the line of credit.

In November and December 2008, the Company received loans from CD in the amount of $450,000 and $200,000, respectively. These loans incurred 10 percent interest per annum and were paid off in December 2008.

13.  OTHER LIABILITY

During 2006 and 2008, the Company acquired a copier and 8 delivery vans, all of them financed. The outstanding balance on the aggregate loans as of December 31, 2008 and December 31, 2007 was $101,515 and $21,420, respectively, of which $26,493 and $7,184, is due during the next 12 months, respectively. The loans carry interest ranging from 5.4% to 9.1%. The total monthly principal payment is $2,099. The assets that were purchased are collateral for the loans.

14.  LONG TERM DEBENTURE

On December 19, 2007, the Company entered into a $6 million security purchase agreement (the “Security Agreement”) with Golden Gate Investors, Inc (“GGI”), a California corporation. Under the Security Agreement, the Company issued as a first tranche a $1.5 million convertible debenture maturing on December 19, 2011. The debenture accrues seven and 3/4 percent interest per annum.  As consideration the Company received $250,000 in cash and a note receivable for $1,250,000. The note receivable accrues eight percent interest per annum and is due on February 1, 2012. The note has a pre-payment obligation of $250,000 per month when certain criteria are fulfilled. The Company is not obligated to convert the debenture to shares, partially or in full, unless GGI prepays the respective portion of its obligation under the note. The Security Agreement contains three more identical tranches for a total agreement of $6 million. Each new tranche can be started at any time by GGI during the debenture period which is defined as between December 19, 2007 until the balance of the existing debentures is $250,000 or less. Either party can, with a penalty payment of $45,000 for the Company, and $100,000 for GGI, cancel any or all of the three pending tranches.

The debenture is convertible to common shares at a conversion rate of eighty percent of the average of the three lowest volume weighted average prices for the previous 20 trading days. The Company is not obligated to convert the amount requested to be converted into Company common stock, if the conversion price is less than $0.20 per share. GGI’s ownership in the company cannot exceed 4.99% of the outstanding common stock. Under certain circumstances the Company may be forced to pre-pay the debenture with a fifty percent penalty of the pre-paid amount.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company recorded a debt discount of $186,619 with a credit to additional paid in capital for the intrinsic value of the beneficial conversion feature of the conversion option at the time of issuance. The debt discount is being amortized over the term of the debenture. The Company recorded $46,656 and $1,533 as interest expense amortizing the debt discount during 2008 and 2007, respectively. The Company considered SFAS 133 and EITF 00-19 and concluded that the conversion option should not be bifurcated from the host contract according to SFAS 133 paragraph 11 a, and concluded that according to EITF 00-19 the conversion option is recorded as equity and not a liability.

During 2008, the Company received $1,000,000 in payment on the note receivable. In June to December, 2008, the Company converted $774,000 of the debenture to approximately 16.9 million shares of Common Stock and the Company paid $25,000 of the debenture in cash.

The outstanding liability, net of debt discount, as of December 31, 2008 and December 31, 2007 was $562,570 and $1,314,914, respectively.

15.  PREFERRED STOCK

On August 8, 2008, the Company entered into a securities purchase agreement (“SPA1”) with CDS Ventures of South Florida, LLC (“CDS”), an affiliate of CD Financial, LLC (“CD”). Pursuant to the SPA, the Company issued 2,000 Series A preferred shares (“Preferred A Shares”), as well as a warrant to purchase an additional 1,000 Preferred A Shares, for a cash payment of $1.5 million and the cancellation of two notes in aggregate amount of $500,000 issued to CD. The Preferred A Shares can be converted into Company common stock at any time; until December 31, 2010, (as amended on December 12, 2008), the conversion price is $0.08, after which the conversion price is the greater of $0.08 or 90% of the volume weighted average price of the Common Stock for the prior 10 trading days. Pursuant to the SPA1, the Company entered into a registration rights agreement under which the company agreed to file a registration statement for the common stock issuable upon conversion of Preferred Shares. The Preferred A Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred A Shares. The Preferred A Shares mature on February 1, 2013 and is redeemable only in Company Common Stock.

On December 12, 2008, the Company entered into a securities purchase agreement (“SPA2”) with CDS. Pursuant to the SPA2 the Company issued 2,000 Series B preferred shares (“Preferred B Shares”), as well as a warrant to purchase additional 2,000 Preferred B Shares, for a cash payment of $2.0 million. The Preferred B Shares can be converted into Company common stock at any time, until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. Pursuant to the SPA2, the Company entered into a registration rights agreement under which the company agreed to file a registration statement for the common stock issuable upon conversion of Preferred B Shares. The Preferred B Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred B Shares. The Preferred B Shares mature on December 31, 2013 and is redeemable only in Company Common Stock.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Certain covenants of both Series A and B preferred shares restrict the Company to enter into additional debt or to permit liens to be filed against the Company’s assets, without approval from the holder of the preferred shares. There is a mandatory redemption in cash, if the Company breaches certain covenants of the agreements. The holders have liquidation preference in case of company liquidation. The Company has the right to redeem the preferred shares early in cash at 104% of the liquidation preference value for Series A, any date after July 1, 2010 and for Series B, any date after January 1, 2011.

16.  RELATED PARTY TRANSACTIONS

The CEO has guaranteed the Company’s obligations under the factoring agreement with Bibby Financial Services, Inc. (“Bibby”), the outstanding balance to Bibby as of December 31, 2008 and December 31, 2007 was $0 and $102,540, respectively. The CEO has also guaranteed the financing for the Company’s offices and purchases of vehicles. The CEO has not received any compensation for the guarantees.

The COO of the Company lent the Company $50,000 in February 2008, the loan was repaid in March 2008. The COO also purchased in February 2008, 781,250 shares in a private placement for a total consideration of $75,000.

The CFO of the Company lent the Company $25,000 in February 2008, the loan was repaid in February 2008. The CFO also purchased in February 2008, 245,098 shares in a private placement for a total consideration of $25,000.

The Vice President of Strategic Accounts and Business Development purchased in February 2008, 245,098 shares in a private placement for a total consideration of $25,000.

Also, see Note 9 – Due to related parties.

17.  STOCKHOLDERS’ DEFICIT

Issuance of common stock pursuant to conversion of note

During 2007, the Company issued 500,000 shares as conversion of a note for $250,000, or an average price of $0.50 per share.

In January 2008, the Company restructured the then outstanding balance of a note and issued 1 million unregistered shares for an equivalent value of $121,555, and a new non-interest bearing note for $105,000. The note calls for 7 monthly principal payments beginning March 1, 2008. The Company paid off the outstanding balance as of December 31, 2008.

In June 2008, the Company issued 11,184,016 unregistered shares as conversion of notes for $750,000 that were originally issued in December 2007 and April 2008.

In June through September, 2008, the Company issued 9,107,042 as a partial conversion of a debenture for $575,000 originally issued in December 2007. In October through December, 2008, the Company issued 7,739,603 shares as a partial conversion of the same debenture for $199,000.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Issuance of common stock pursuant to services performed and termination of contract

During 2007 the Company issued 1,572,246 shares as compensation to employees, consultants and service providers. The total consideration recorded was $198,500 or an average of $0.13 per share.

In January, 2007, the Company issued 1,391,500 shares to a director as part of the consideration for termination of a consulting contract. The total consideration recorded was $274,546, or an average of $0.20 per share.

In March 2008, the Company issued a total of 750,000 unregistered shares as compensation to an international distributor at a fair value of $120,000.

In September through December, 2008, the Company issued a total of 183,135 unregistered shares as compensation to a consultant and a distributor at a fair value of $11,450.

Issuance of common stock pursuant to exercise of warrant and stock options

In February 2007, an investor exercised its warrant to purchase 3,557,812 shares for a total consideration of $500,000, or an average of $0.14 per share.

On February 15, 2008 the Company issued 16,671 shares of unregistered common stock in accordance to its 2006 Stock Incentive Plan to an employee exercising vested options.

Issuance of common stock pursuant to private placements

On June 22, 2007, the Company entered into a $16 million common stock purchase agreement (the “Purchase Agreement”) with Fusion Capital Fund II, LLC (“Fusion”), an Illinois limited liability company. Under the Purchase Agreement, the Company received $500,000 from Fusion Capital on the signing of the agreement and received additional $500,000 on July 20, 2007 when a registration statement related to the transaction was filed with the SEC. Concurrently with entering into the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Agreement”) with Fusion. Under the Registration Agreement, we filed a registration statement with the SEC covering the shares that have been issued or may be issued to Fusion under the common stock purchase agreement. The SEC declared effective the registration statement on October 12, 2007 and the Company has the right over a 25-month period to sell our shares of common stock to Fusion from time to time in amounts between $100,000 and $1 million, depending on certain conditions as set forth in the agreement, up to an additional $15 million.

In consideration for entering into the $16 million Purchase Agreement, which provides for up to $15 million of future funding as well as the $1 million of funding prior to the registration statement being declared effective by the SEC, we agreed to issue to Fusion 3,168,305 shares of our common stock. The purchase price of the shares related to the $15 million of future funding will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion. Fusion shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.45. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The Company has sold to Fusion 795,495 shares for a total consideration of $400,000, before expenses related to the share issuances.

During 2007, the Company issued 5,013,800 shares to investors for a total consideration of approximately $1,783,000.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In February 2008 the Company issued a total of 3,198,529 unregistered shares of common stock in private placements for an aggregate consideration of $298,900, net of commissions.

In March 2008 the Company issued a total of ten million unregistered shares of common stock in a private placement, for an aggregate consideration of $500,100. In addition, the investor received a warrant to purchase seven million unregistered shares of common stock during a 3-year period, at an exercise price of $0.13 per share. Of the total consideration, $100,000 was paid in March and $400,100 was paid on April 7, 2008.

Issuance of preferred stock pursuant to private placement

In August 2008, the Company issued 2,000 unregistered Preferred A Shares, as well as a warrant to purchase additional 1,000 Preferred A Shares, for a cash payment of $1.5 million and the cancellation of two notes in aggregate amount of $500,000.

In December 2008, the Company issued 2,000 unregistered Preferred B Shares, as well as a warrant to purchase additional 2,000 Preferred B Shares, for a cash payment of $2.0 million.

Also, see Note - 15 Preferred stock.

18.  INCOME TAXES

For the years ended December 31, 2008 and 2007, the Company’s net tax provision was zero.

The difference between the effective income tax rate and the United States federal income tax rate is summarized as follows:

	2008	2007
Statutory federal rate	(34.0%)	(34.0%)
State income tax	(3.6%)	(3.6%)
Effect of permanent differences	3.0%	1.6%
Change in valuation allowance	34.6%	36.0%
	0.0%	0.0%

The deferred tax asset consisted of the following at December 31:

	2008	2007
Net operating losses	$3,803,000	$2,156,000
Other deferred tax assets	206,000	79,000
Valuation allowance	(4,009,000)	(2,235,000)
Total	$0	$0

In assessing the ability to realize a portion of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making the assessment. The valuation allowance for deferred tax assets as of December 31, 2008 and December 31, 2007 was $4.0 million and $2.2 million, respectively. The increase in valuation allowance was $1.8 million and $1.3 million in 2008 and 2007, respectively. The increase in valuation allowance was primarily attributable to the increase in net operating losses. The Company has recorded a valuation allowance at December 31, 2008 of $4.0 million or 100% of the assets.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Net operating loss carry forwards expire:

2024	$95,699
2025	787,446
2026	1,392,190
2027	3,303,187
2028	4,528,859
Total	$10,107,381

The Company’s net operating loss carry forwards may be limited due to ownership changes pursuant to Internal Revenue Code section 382.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” ((“FIN48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. Fin 48 is effective for fiscal years beginning after December 15, 2006. Management has evaluated all of its tax positions and determined that FIN 48 did not have a material impact on the Company’s financial position or results of operations during its year ended December 31, 2008.

19.  STOCK-BASED COMPENSATION

The Company adopted an Incentive Stock Plan on January 18, 2007. This plan is intended to provide incentives which will attract and retain highly competent persons at all levels as employees of the Company, as well as independent contractors providing consulting or advisory services to the Company, by providing them opportunities to acquire the Company's common stock or to receive monetary payments based on the value of such shares pursuant to Awards issued. While the plan terminates 10 years after the adoption date, issued options have their own schedule of termination. Until 2017, options to acquire up to 16.0 million shares of common stock may be granted at no less than fair market value on the date of grant. Upon exercise, shares of new common stock are issued by the Company.

The Company has issued approximately 13.4 million options to purchase shares at an average price of $0.07 with a fair value of $527,000. For the year ended December 31, 2008 and December 31, 2007, the Company recognized $196,794 and $138,000, respectively, of non-cash compensation expense (included in General and Administrative expense in the accompanying Consolidated Statement of Operations). As of December 31, 2008 and December 31, 2007, the Company had approximately $192,000 and $488,000, respectively, of unrecognized pre-tax non-cash compensation expense which the Company expects to recognize, based on a weighted-average period of 0.9 years. The Company used the Black-Scholes option-pricing model and straight-line amortization of compensation expense over the two to three year requisite service or vesting period of the grant. There are options to purchase approximately 5.1 million shares that have vested, and 16,671 shares were exercised as of December 31, 2008. The following is a summary of the assumptions used:

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Risk-free interest rate	1.7% - 4.9%
Expected dividend yield	—
Expected term	3 – 5 years
Expected annual volatility	73% - 82%

Elite FX granted on January 19, 2007, prior to the merger with Celsius Holdings, Inc, equivalent to 1,337,246 shares of common stock in the Company, to its Chief Financial Officer as starting bonus for accepting employment with the Company. The Company valued the grant of stock based on fair value of the shares, which was estimated as the value of shares in the most recent transaction of the Company’s shares. The Company recognized the expense upon issuance of the grant.

 In March, 2008, the Company issued a total of 750,000 shares as compensation to an international distributor at a fair value of $120,000. The same agreement can give the distributor 750,000 additional shares if certain sales targets are met, or if the stock price of the Company is 45 cents or greater for a period of 5 trading days, whichever occurs first.

During 2008 the Company issued a total of 183,135 shares as compensation to a consultant and a distributor at a fair value of $11,450. The consultant will receive additional shares with fair value of $2,000 monthly as long as the consultancy agreement continues. The distributor can receive additional shares depending on its purchases until end of March 2009.

The following table summarizes information about options for purchase of shares; granted, exercised and forfeited during the two-year period ending December 31, 2008:

	Shares	Weighted Average		Weighted Average Remaining Contractual
	(in	Exercise	Fair	Term
Options	thousands)	Price	Value	(in years)
at December 31, 2006	—	$—	$—
Granted	11,872	0.09	0.05
Exercised	—	—	—
Forfeiture	(201)	0.02	0.01
At December 31, 2007	11,671	$0.02	$0.05	6.7
Granted	2,970	0.11	0.07
Exercised	(17)	0.02	0.01
Forfeiture	(1,177)	0.45	0.26
At December 31, 2008	13,447	$0.07	$0.04	5.9
Exercisable at December 31, 2008	5,088	$0.07	$0.04	5.1
Available for future grant	2,475

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes information about options outstanding at December 31, 2008:

Range of Exercise Price	Number Outstanding at December 31, 2008 (000s)	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008 (000s)	Weighted Average Exercise Price	Weighted Average Remaining Life in Years
$0.02	10,162	5.4	$0.02	3,488	$0.02	5.4
$0.08 - $0.11	2,835	5.9	$0.11	1,450	$0.11	4.3
$0.23 - $0.60	50	8.8	$0.42	17	$0.42	8.8
$0.84 - $1.10	400	8.5	$0.91	133	$0.91	8.5
	13,447	5.6	$0.07	5,088	$0.07	5.1

The following table summarizes information about non-vested options outstanding at December 31, 2008:

	Number of	Weighted average Grant
Total Non-vested options	shares (000s)	Date Fair Value
At December 31, 2006	-	-
Granted	11,872	$0.05
Vested	(134)	0.01
Forfeited	(201)	0.01
At December 31, 2007	11,537	$0.06
Granted	2,970	$0.07
Vested	(5,171)	0.05
Forfeited	(977)	0.27
At December 31, 2008	8,359	$0.04

20.  STOCK OPTIONS AND WARRANTS

Under the terms of the Merger Agreement with Vector Ventures, Corp., see further Note 1 to the Consolidated Financial Statements, the Company issued warrants to Investa Capital Partners Inc. representing 3,557,812 shares of Common Stock of the Company, which were exercised on February 9, 2007 for an aggregate consideration of $500,000 in cash.

An investment banking firm received, as placement agent for the Fusion Capital financing, a warrant to purchase 75,000 shares at a price of $1.31 per share. If unexercised, the warrant expires on June 22, 2012.

In March, 2008 the Company issued a total of 10,000,000 unregistered shares of common stock in a private placement, for an aggregate consideration of $500,100. In addition, the investor received a warrant to purchase seven million unregistered shares of common stock at an exercise price of $0.13 per share. If unexercised, the warrant expires on March 28, 2011.

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On August 8, 2008, the Company entered into a securities purchase agreement with CDS, as further described in Note 15 to the Consolidated Financial Statements. In connection with the security purchase, CDS received a warrant to purchase an additional 1,000 Preferred A Shares, at a price of $1,000 per share. If unexercised, the warrant expires on July 10, 2010. The Preferred A Shares can be converted into our common stock at any time; until the December 31, 2010, (as amended on December 12, 2008), the conversion price is $0.08, after which the conversion price is the greater of $0.08 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. The Preferred A Shares accrue ten percent annual cumulative dividend, payable in additional Preferred A Shares.

On December 12, 2008, the Company entered into another securities purchase agreement with CDS, as further described in Note 15 to the Consolidated Financial Statements. In connection with the security purchase, CDS received a warrant to purchase an additional 2,000 Preferred B Shares, at a price of $1,000 per share. If unexercised, the warrant expires on December 31, 2009.  The Preferred B Shares can be converted into our common stock at any time.  Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the common stock for the prior 10 trading days. The Preferred B Shares accrue a ten percent annual cumulative dividend, payable in additional Preferred B Shares.

	Year Ended December 31, 2008		Year Ended December 31, 2007
	Thousands of	Weighted Average	Thousands of	Weighted Average
	Warrants	Exercise Price	Warrants	Exercise Price
Balance at the beginning of year	75	$1.31	—	$—
Granted	59,500	$0.07	3,633	$0.16
Exercised	—	—	3,558	$0.14
Expired	—	—	—	—
Balance at the end of year	59,575	$0.07	75	$1.31

Warrants exercisable at end of year	59,575	$0.07	75	$1.31

Weighted average fair value of the warrants granted during the year		$0.03		$1.85

The weighted average remaining contractual life and weighted average exercise price of warrants outstanding and exercisable at December 31, 2008, for selected exercise price ranges, is as follows:

Range of Exercise Price	Number Outstanding at December 31, 2008 (000s)	Weighted Average Remaining Life	Weighted Average Exercise Price
$0.05	40,000	1.0	$0.05
$0.08	12,500	1.5	$0.08
$0.13	7,000	2.2	$0.13
$1.31	75	3.6	$1.31
	59,575	1.3	$0.07

CELSIUS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21.  OPERATING LEASES

The Company entered into a new office lease effective October 2008. The monthly rent amounts to $6,717 per month and the lease terminates in September 2009. Future annual minimum payments required under operating lease obligations at December 31, 2008 are as follows:

Future Minimum Lease Payments

2009	$60,453
2010 and thereafter	0
Total	$60,453

22.  COMMITMENTS AND CONTINGENCIES

The Company has entered into distribution agreements with liquidated damages in case the Company cancels the distribution agreements without cause. Cause has been defined in various ways. It is the management belief that no such agreement has created any liability as of today’s date.

There is one agreement that also has liquidated damages, but instead of a monetary damage, the potential liability is to have to issue shares to the distributor at a purchase price of $0.06. The quantity of shares depends on this distributor’s purchases from the Company as compared to the Company’s total revenue.

23.  BUSINESS AND CREDIT CONCENTRATION

Substantially all of the Company’s revenue derives from the sale of the Celsius beverage.

The Company uses single supplier relationships for its raw materials purchases and filling capacity, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected. No vendor accounted for more than 10% of total payments.

During 2008, the Company sold in one order to one international customer 15.9% of the Company’s total revenue for the year. There is no assurance that this customer will order again.

24.  NON-CASH INVESTING AND FINANCING ACTIVITIES

For the years ended December 31,	2008	2007
Issuance of shares for note payable	$2,079,563	$250,000
Debt discount for beneficial conversion feature	$170,460	$243,838
Issuance of debenture for note receivable	$-	$1,250,000
Issuance of shares for termination of contract	$-	$274,546
Issuance of notes payable for termination of contract	$-	$250,000

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Celsius Holdings, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

• except the common stock offered by this prospectus;

• in any jurisdiction in which the offer or solicitation is not authorized;

• in any jurisdiction where the dealer or other  salesperson is not qualified to make the offer or solicitation;

• to any person to whom it is unlawful to make the offer or solicitation; or

• to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

• there have been no changes in the affairs of Celsius Holdings, Inc. after the date of this prospectus; or

• the information contained in this prospectus is correct after the date of this prospectus.

Until _______ ___, 2009, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.
PROSPECTUS 167,150,000 Shares of Common Stock CELSIUS HOLDINGS, INC. ___________, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$665
Printing Expenses	5,000
Accounting fees and expenses	5,000
Legal fees and expense	10,000
Miscellaneous	4,335
Total	$25,000

All amounts are estimates. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our bylaws provide for the indemnification of our directors, officers, employees and other persons against claims and liability by reason of serving as a director, officer or employee.

Indemnification Under Nevada Law

Nevada law generally permits us to indemnify our directors, officers, employees and agents. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers, employees and agents as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Articles of Incorporation and Other Arrangements of the Registrant

Our articles of incorporation provide for the indemnification of every person that is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise.  The articles of incorporation provide that such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., Elite and Stephen C. Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite pursuant to which Elite was merged into Celsius, Inc. and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of its Common Stock to the stockholders of Elite as full consideration for the shares of Elite;

•
1,391,500 shares of its Common Stock and a promissory note in the amount of $250,000.00 to Specialty Nutrition Group, Inc. (“SNG”) as consideration for termination of a consulting agreement and assignment of certain trademark rights to the name “Celsius”. The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight (8) months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007.

These shares of our Common Stock and the note qualified for exemption under Section 4(2) of since the issuance shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for these transactions.

In addition, under the terms of the Merger Agreement, the Company issued:

•	warrants to Investa Capital Partners Inc. representing 3,557,812 shares of Common Stock of the Company which were exercised by on February 9, 2007 for an aggregate consideration of $500,000 in cash.

•
1,300,000 shares of its Common Stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company

On November 8, 2006, the Company issued a promissory note in the principal amount of US$250,000 to Barca Business Services (“Barca”).  Prior to the execution of the Note, there was no relationship between the Company and Barca. The Note bore interest at an annual rate of eight percent (8%) per annum and was due and payable in full one year from the date of issuance. The note was converted into 500,000 shares of its Common Stock as part of a private placement conducted concurrent with the close of the Merger Agreement.

On February 23, 2007 the Company issued 3,557,812 shares of Common Stock to Investa Capital Partners Inc. for an aggregate consideration of $500,000 in cash representing their exercise of the warrant issued under the terms of the Merger Agreement.

On May 15, and June 2, 2007, the Company issued 30,000 and 50,000 shares of Common Stock, respectively to RedChip Companies as consideration for investor relations services. The shares were valued at $70,500 based on the then current market price.

On June 15, 2007, the Company issued 25,000 shares of Common Stock to Fusion Capital, LLC as non-allocable expense reimbursement to cover such items as travel expenses and other expenses in connection with their due diligence of a finance transaction with the Company.

On June 22 and July 16, 2007 the Company issued a total of 3,168,305 for a total consideration of $1.0 million as part of the Purchase Agreement with Fusion Capital, LLC.

In September and October, 2007 the Company issued a total of 250,000 unregistered shares for a total consideration of $100,000 as part of a private placement.

On October 1, 2007, the Company issued 30,000 unregistered shares as consideration for a trademark agreement. The shares were valued at $16,500 based on the then current market price.

On October 25, 2007, the Company issued 100,000 unregistered shares as consideration for a licensing agreement. The shares were valued at $53,000 based on the then current market price.

On January 22, 2008 the Company issued 1,000,000 unregistered common stock and a note for $105,000 to Brennecke Partners, LLC in exchange for the note issued on April 7, 2007 and accrued interest having an aggregate value of $225,155.

On February 15, 2008 the Company issued 16,671 unregistered shares of common stock in accordance to its 2006 Stock Incentive Plan to an employee exercising vested options.

In February, 2008 the Company issued a total of 3,198,529 unregistered shares of common stock in private placements for an aggregate consideration of $298,900, net of commissions.

In March, 2008 the Company issued a total of 750,000 unregistered shares of common stock as compensation to an international distributor for an aggregate consideration of $120,000.

In March, 2008 the Company issued a total of 10,000,000 unregistered shares of common stock in a private placement, for an aggregate consideration of $500,100. In addition, the investor received a warrant to purchase seven million unregistered shares of common stock during a 3-year period, at an exercise price of $0.13 per share.

In June 2008 the Company issued 11.2 million unregistered shares as conversion for $750,000 convertible notes that were originally issued in December 2007 and April 2008.

In August 2008 the Company issued 2,000 unregistered preferred Series A shares for a consideration of $2.0 million, of which $500,000 was paid through cancellation of two previously issued notes of $250,000 each and a cash payment of $1.5 million.

In June through December 2008, the Company issued 16.8 million shares of common stock as partial conversion of a convertible debenture issued in December 2007.

In September through December 2008 the Company issued 158,135 unregistered shares to a consultant with a fair value of $10,000 for services.

In September 2008 the Company issued 25,000 unregistered shares with a fair value of $1,450 to a distributor.

In December 2008, the Company issued 2,000 unregistered preferred Series B shares for a consideration of $2 million.

In January through September 2009 the Company issued 203,506 unregistered shares to a consultant with a fair value of $20,000 for services.

In March 2009 the Company issued 75,000 unregistered shares with a fair value of $10,125 to a distributor.

In April and May, 2009,, the Company issued 2,000 unregistered preferred Series B shares for a consideration of $2 million in aggregate.

In May 2009, the Company issued 1.4 million shares of common stock as partial conversion of a convertible debenture issued in December 2007.

The Company believes that all of the foregoing sales qualified for exemption under Section 4(2) of the Securities Act since the issuance of the notes and shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act for these transactions.

We did not employ an underwriter in connection with the issuance of the securities described above. We believe that the issuance of the foregoing securities was exempt from registration under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the “Index to Financial Statements” set forth elsewhere herein.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Amendment to our Registration Statement on Form S-1 to be signed on our behalf by the undersigned, on October 9, 2009.

CELSIUS HOLDINGS, INC.

Date: October 9, 2009	By:	/s/ Stephen C. Haley
Name Stephen C. Haley
Title Principal Executive Officer, Chief Executive Officer and President

By:	/s/ Jan Norelid
Name Jan Norelid
Title Principal Financial and Accounting Officer, Chief Financial Officer, Secretary and Treasurer

In accordance with the Securities Act, this S-1 has been signed below by the following persons on their own behalf in the capacities and on the dates stated.

Signatures	Title(s)	Date

/s/ Stephen C. Haley	Chairman of the Board, Principal	October 9, 2009
Stephen C. Haley	Executive Officer, Chief Executive Officer and President

/s/ Jan Norelid	Director, Principal Financial and	October 9, 2009
Jan Norelid	Accounting Officer, Chief Financial Officer, Secretary and Treasurer

/s/ James Cast	Director	October 9, 2009
James Cast

/s/ William H. Milmoe	Director	October 9, 2009
William H. Milmoe

/s/ Geary W. Cotton	Director	October 9, 2009
Geary W. Cotton

INDEX TO EXHIBITS

Exhibit No.	Description	Location
2.1	Agreement and Plan of Reorganization dated January 26, 2007	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
2.2	Articles of Merger	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on November 21, 2005
3.2	Bylaws	Incorporated by reference to Exhibit B to the Company’s Information on Form DEF-14C as filed with the SEC on December 5, 2006
3.3	Articles of Amendment	Incorporated by reference to Exhibit A to the Company’s Information on Form DEF-14C as filed with the SEC on December 5, 2006
4.1	Warrant Agreement with Joseph & Gionis LLC	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 7, 2008
4.2	Amended Stock Option Plan Adopted	Incorporated by reference to Exhibit 4.5 to the Company’s Proxy Statement filed as Appedix A on DEF 14A filed with the SEC on May 20, 2009
4.3	Certificate of Amendment to Certificate of designation	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on December 17, 2008
4.4	Certificate of designation	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on December 17, 2008
5.1	Opinion of counsel	Filed herewith
10.1	Stock Grant Agreement Gregory Horn	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
10.2	Promissory Note to Special Nutrition Group, Inc.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
10.3	Employment Agreement with Stephen Haley, as amended	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on July 16, 2007
10.4	Employment Agreement with Jan Norelid, as amended	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on July 16, 2007
10.5	Employment Agreement with Richard McGee, as amended	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K as filed with the SEC on July 16, 2007
10.6	Employment Agreement with Janice Haley	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
10.7	Stock Grant Agreement Addendum 1 with Jan Norelid	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on May 15, 2007
10.8	Common Stock Purchase Agreement with Fusion Capital Fund II, LLC	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 25, 2007
10.9	Registration Rights Agreement with Fusion Capital Fund II, LLC	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on June 25, 2007

10.10	Promissory note issued to CD Financial, LLC dated December 18, 2007 , as amended	Incorporated by reference to Exhibit 10.12 to the Company’s filing of Form 10-KSB as filed with the SEC on March 3, 2008
10.11	Secured promissory note issued by Golden Gate Investors, Inc. dated December 19, 2007	Incorporated by reference to Exhibit 10.2 to the Company’s filing of Form 8-K/A as filed with the SEC on January 9, 2008

10.12	Secured purchase agreement between Celsius Holdings, Inc. and Golden Gate Investors, Inc. dated December 19, 2007	Incorporated by reference to Exhibit 10.3 to the Company’s filing of Form 8-K/A as filed with the SEC on January 9, 2008
10.13	7 ¾% Convertible Debenture issued by Celsius Holdings, Inc. dated December 19, 2007	Incorporated by reference to Exhibit 10.4 to the Company’s filing of Form 8-K/A as filed with the SEC on January 9, 2008
10.14	Securities purchase agreement between Celsius Holdings, Inc. and CDS Ventures of South Florida, LLC. dated August 8, 2008	Incorporated by reference to Exhibit 10.1 to the Company’s filing of Form 8-K as filed with the SEC on August 12, 2008
10.15	Registration rights agreement between Celsius Holdings, Inc. and CDS Ventures of South Florida, LLC. dated August 8, 2008	Incorporated by reference to Exhibit 10.2 to the Company’s filing of Form 8-K as filed with the SEC on August 12, 2008
10.16	Loan and Security Agreement between Celsius, Inc and CD Financial, LLC.	Incorporated by reference to Exhibit 10.2 to the Company’s filing of Form 8-K as filed with the SEC on December 10, 2008
10.17	Securities purchase agreement between Celsius Holdings, Inc. and CDS Ventures of South Florida, LLC. dated December 12, 2008	Incorporated by reference to Exhibit 10.1 to the Company’s filing of Form 8-K as filed with the SEC on December 17, 2008
10.18	Registration rights agreement between Celsius Holdings, Inc. and CDS Ventures of South Florida, LLC. dated December 12, 2008	Incorporated by reference to Exhibit 10.2 to the Company’s filing of Form 8-K as filed with the SEC on December 17, 2008
10.19	Employment Agreement with Jeffrey Perlman	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on January 7, 2009
10.20	Unsecured note issued to CD Financial, LLC dated August 12, 2009, refinanced and replaced by 10.25	Incorporated by reference to Exhibit 10.1 to the Company’s filing of Form 8-K as filed with the SEC on August 13, 2009
10.21	Convertible note issued to CDS Ventures of South Florida, LLC dated September 8, 2009	Incorporated by reference to Exhibit 10.1 to the Company’s filing of Form 8-K as filed with the SEC on September 10, 2009
10.22	Loan and Security Agreement between Celsius, Inc and CD Financial, LLC dated September 8, 2009.	Incorporated by reference to Exhibit 10.2 to the Company’s filing of Form 8-K as filed with the SEC on September 10, 2009
10.23	Registration rights agreement between Celsius Holdings, Inc. and CDS Ventures of South Florida, LLC. dated September 8, 2009	Incorporated by reference to Exhibit 10.3 to the Company’s filing of Form 8-K as filed with the SEC on September 10, 2009
10.24	Unsecured note issued to CD Financial, LLC dated September 29, 2009	Filed herewith
14.1	Code of Ethical Conduct	Incorporated by reference to Exhibit 14.1 to the Company’s Original filing of Form SB-2 as filed with the SEC on July 20, 2007
23.1	Consent of Sherb & Co.	Filed herewith
23.2	Consent of Counsel	Incorporated by reference to Exhibit 5.1 filed herewith
24.1	Power of Attorney	Filed herewith
99.1	Results from Clinical Studies	Incorporated by reference to Exhibit 99.1 to the Company’s Original filing of Form SB-2 as filed with the SEC on July 20, 2007
99.2	Abstract from Clinical Study released in June 2008	Incorporated by reference to Exhibit 99.2 to the Company’s Original filing of Form S-1 as filed with the SEC on August 29, 2008